UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

☑	Filed by the Registrant	☐	Filed by a party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

STARBUCKS CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):
☑	No fee required
☐	Fees paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1)

Starbucks 2024 Notice of Annual Meeting of Shareholders and Proxy Statement

© 2024 STARBUCKS CORPORATION

Starbucks Corporation January 25, 2024	2401 Utah Avenue South Seattle, Washington 98134	WHEN Wednesday, March 13, 2024, at 10:00 a.m. (Pacific Time) WHERE virtually at www.cesonlineservices.com /sbux24_vm RECORD DATE January 5, 2024
Notice of Annual Meeting of Shareholders

Voting

YOUR VOTE IS VERY
IMPORTANT.

Please carefully review the proxy materials and follow the instructions below to cast your vote on the WHITE proxy card as promptly as possible, even if you plan to attend the Annual Meeting.

BY INTERNET:

Locate the control number included in your WHITE proxy card or WHITE voting instruction form or notice, and access the voting website indicated.

Your WHITE proxy card or WHITE voting instruction form may also indicate a QR code, which may be used to access the voting website with your mobile phone.

BY TOLL-FREE TELEPHONE:

Depending on how you hold your shares, you may be able to also vote by telephone. Locate the control number included in your WHITE proxy card or WHITE voting instruction form and call the toll-free number indicated.

BY MAIL:

If you received your proxy materials by mail you may mark, sign, date, and promptly return the enclosed WHITE proxy card or WHITE voting instruction form in the postage-paid envelope provided.

Items of business
PROPOSAL		Board Voting Recommendation	Page Reference (For More Detail)
MANAGEMENT PROPOSALS
1.	To elect 11 directors	FOR only each of our board’s 11 director nominees	18
2.	To approve, on a nonbinding, advisory basis, the compensation paid to our named executive officers (“say-on-pay”)	FOR	49
3.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2024	FOR	94
SHAREHOLDER PROPOSALS
4.	To consider and act upon a proposal requesting a report on plant-based milk pricing, if properly presented at the meeting	AGAINST	96
5.	To consider and act upon a proposal requesting a report on direct and systemic discrimination, if properly presented at the meeting	AGAINST	98
6.	To consider and act upon a proposal requesting a report on human rights policies, if properly presented at the meeting	AGAINST	100

Shareholders will also transact such other business as may properly come before the annual meeting of shareholders to be held on March 13, 2024 (the “Annual Meeting”) at 10:00 a.m. (Pacific Time) or any adjournment or postponement thereof. Shareholders of record of Starbucks Corporation as of the close of business on January 5, 2024 (the “record date”) are entitled to vote at the Annual Meeting, or at adjournments or postponements of the Annual Meeting.

ATTENDING THE ANNUAL MEETING

There will not be a physical location for the Annual Meeting. Instead, shareholders may participate via a live webcast of the Annual Meeting.

Attendance at the meeting

You must register in advance in order to attend the Annual Meeting (please see the instructions below). We encourage you to access the Annual Meeting before it begins at 10:00 a.m. (Pacific Time) on March 13, 2024. Online check-in will start at approximately 9:30 a.m. (Pacific Time).

You do not need to attend the Annual Meeting to vote if you submit your proxy in advance.

i	STARBUCKS 2024 PROXY

PROXY MATERIALS

We will send this notice, the accompanying proxy statement, the form of WHITE proxy card and our Fiscal Year 2023 Annual Report, or the Notice of Internet Availability of Proxy Materials, beginning on or about January 25, 2024 to shareholders of record as of the close of business on the record date.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS

ASKING QUESTIONS

Shareholders who have completed the registration process for the Annual Meeting may submit a question in advance of the Annual Meeting. You may submit a question during the Annual Meeting by entering it in the “Ask a Question” box located on the virtual meeting website and clicking the “Send” button.

The proxy statement and Fiscal Year 2023 Annual Report to shareholders are available at www.eproxyaccess.com/sbux2024 free of charge.

Please carefully review the proxy materials and follow the instructions below to promptly cast your vote on the WHITE proxy card using one of the options below. Even if you plan to attend the Annual Meeting, please cast your vote on the WHITE proxy card as soon as possible.

Shareholders as of the record date must register in advance to participate in the Annual Meeting by visiting the website www.cesonlineservices.com/sbux24_vm. Please have your WHITE proxy card or WHITE voting instruction form, notice, or other communication containing your control number available and follow the instructions to complete your registration request. After registering, shareholders will receive a confirmation email with a link and instructions for accessing the virtual Annual Meeting. Requests to register to participate in the Annual Meeting must be received by no later than 10:00 a.m., Pacific Time on March 11, 2024. Participation in the meeting is limited due to the capacity of the host platform and access to the meeting will be accepted on a first-come, first-served basis once electronic entry begins. Electronic entry to the meeting will begin at 9:30 a.m. Pacific Time. If you encounter any technical difficulties accessing the meeting, please refer to the meeting reminder email, which will include technical support contact information, including a telephone number and email address. Technical support will be available beginning at 9:30 a.m. Pacific Time on March 13, 2024 and will remain available until the meeting has ended.

Please note that The Strategic Organizing Center (“SOC”), which is affiliated with Service Employees International Union and certain other persons and entities identified in SOC’s proxy solicitation materials filed with the Securities and Exchange Commission (collectively, the “SOC Group”), has provided notice of its intent to nominate three nominees for election as directors at the Annual Meeting in opposition to the nominees recommended by our board. Pursuant to Securities and Exchange Commission rules, Starbucks is required to show the SOC Group nominees on our WHITE proxy card; however, our board urges you not to vote for any of the SOC Group nominees and instead use the WHITE proxy card to vote “FOR” only each of the 11 Starbucks nominees. Additionally, you may receive solicitation materials from the SOC Group, including proxy statements and blue proxy cards. Starbucks is not responsible for the accuracy or completeness of any information provided by or relating to the SOC Group or its nominees contained in solicitation materials filed or disseminated by or on behalf of the SOC Group or any other statements the SOC Group may make.

Our board does NOT endorse any of the SOC Group’s nominees and unanimously recommends that you use the WHITE proxy card to vote “FOR” only each of our board’s 11 director nominees and in accordance with our board’s recommendation on each other proposal properly presented at the Annual Meeting. Our board strongly urges you to disregard any materials sent to you by the SOC Group, including any blue proxy card, and NOT to vote using any blue proxy card that may be sent to you by the SOC Group. If you have already voted using a blue proxy card you have every right to change your vote and we strongly urge you to revoke that proxy any time before it is exercised at the Annual Meeting by (i) following the instructions on your WHITE proxy card or WHITE voting instruction form to vote by Internet or telephone; (ii) marking, dating, signing, and returning your WHITE proxy card in the postage-paid envelope provided; or (iii) voting at the Annual Meeting. Only your latest dated, validly executed proxy that you submit will be counted, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

We encourage you to vote and submit your WHITE proxy card as promptly as possible, even if you plan to attend the virtual meeting.

executive vice president, general counsel Bradley E. Lerman Starbucks Corporation 2401 Utah Avenue South Seattle, Washington 98134 January 25, 2024

YOUR VOTE IS VERY IMPORTANT!

If you have any questions about the Annual Meeting or how to vote your shares, please contact the firm assisting us with the solicitation of proxies:

INNISFREE M&A INCORPORATED:

+1 (888) 750-5884 (toll-free from the U.S. and Canada) or

+1 (412) 232-3651 from other countries

ii	STARBUCKS 2024 PROXY	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

iii	STARBUCKS 2024 PROXY	TABLE OF CONTENTS

FISCAL YEAR 2023 BUSINESS HIGHLIGHTS

In this Proxy Statement for the Annual Meeting, Starbucks Corporation (together with its subsidiaries) is referred to as “Starbucks,” the “Company,” “we,” “us” or, “our.”

Starbucks is the premier roaster, marketer, and retailer of specialty coffee globally, with a presence in 86 markets worldwide. Since 1971 we have been committed to ethically sourcing and roasting high-quality arabica coffee. Through more than 38,000 specialty retail stores and a growing presence in consumer-packaged goods, we strive to bring the unique Starbucks Experience to life for every customer in every cup.

In fiscal year 2023, Starbucks delivered strong performance across its global and growing portfolio. Brand strength and product innovation continue to resonate as demonstrated by our increasing loyal customer base. Starbucks also built on the execution of its long-term growth strategy with the announcement of the Triple Shot Reinvention with Two Pumps Plan on November 2, 2023, illustrated below.

Long-term growth strategies
TRIPLE SHOT REINVENTION			WITH TWO PUMPS

1 Elevate the brand	2 Strengthen and scale digital	3 Become truly global	1 Unlock efficiency	2 Reinvigorate partner culture

• Run great stores through better operations • Build more purpose - defined stores and accelerate renovations • Continue our proven track record of product innovation	• Accelerate digital feature releases • Expand customer reach, helped by new Reward partnerships • Capitalize on Deep Brew and tech architecture shifts in collaboration with tech pioneers	• Expand to 35,000 stores outside North America by 2030 • Extend Starbucks digital integration across the globe • Drive nearly 1/3 of future earnings growth	• Unlock $3B in efficiencies with $2B outside of the stores in cost of goods sold • Target investments across our partner & customer experience • Progressively expand margin	• Further cement our Mission, Promises and Values in our culture • Continue to enhance the partner employment proposition

1	STARBUCKS 2024 PROXY	FISCAL YEAR 2023 BUSINESS HIGHLIGHTS

Business highlights

Business Momentum	Reinvention Investments Elevating the Partner Experience	Company Portfolio

•   Global comparable store sales increased 8%, driven by a 4% increase in average ticket and a 3% increase in comparable transactions

•   Operating margin expanded meaningfully in the back half of the year, driven by increased efficiency through our Reinvention Plan execution

•   Delivered record global revenue, driven by strength in our U.S. business, with our U.S. business generating the six highest sales weeks in our history, and growth in our International segment

•   Channel Development continued to amplify our brand with Starbucks remaining a market leader in both the total U.S. At-Home Coffee and Ready-To-Drink categories

•   Investments of more than $1 billion throughout fiscal year 2023 to uplift the partner and store experience, with more than 20% of the profits from fiscal year 2023 reinvested in the partner experience through wages, training, and new equipment

•   Portable Cold Foamers rolled out to all U.S. Company-operated stores, enhancing productivity and lessening the strain on partners while continuing to meet high cold beverage demand

•   In support of the continued growth in cold beverages, we delivered over 550 new nugget ice machines, with further installations prioritized for our most ice-constrained stores beginning in fiscal year 2024

•   Clover Vertica, our on-demand, single-cup brewer, is now installed in over 600 of our stores across the U.S.

•   Continued rollout of Siren System Cold & Food stations, prioritizing new stores and renovation locations

•   Global store count of more than 38,000 stores, as our International segment surpassed 20,000 stores, with over 6,800 in China

•   Reached 75.0 million Starbucks® Rewards members around the world; in the U.S. and China there were 32.6 million and 21.0 million members, respectively

•   Starbucks® Rewards members in International licensed markets now contribute to 30% of total sales, driven by growth from Starbucks Digital Solutions

•   Opened our China Coffee Innovation Park, holding the distinction of being designed to be our most energy efficient and sustainable coffee manufacturing and distribution center in the world

•   Opened the Starbucks Innovation and Tech Center in Shenzhen to accelerate the digitization of Starbucks retail operations and omni-channel business in China

•   Celebrated our 25th anniversary in the United Kingdom, Thailand, and the Philippines and our 10th anniversary in Vietnam

Shareholder returns

Starbucks returned $3.4 billion of capital to shareholders in fiscal year 2023 through dividends and share repurchases. We expect to continue our dividend approach and remain committed to targeting an approximate 50% dividend payout ratio, displaying our confidence in our long-term growth, and attracting a broad investor base, which benefits all stakeholders. We are proud to have recently commemorated our 13th consecutive annual dividend increase, with a compound annual growth rate of 20% over such period.

2	STARBUCKS 2024 PROXY	FISCAL YEAR 2023 BUSINESS HIGHLIGHTS

Fiscal year 2023 results

Fiscal year 2023 performance reflected double-digit earnings growth, which was a direct result of our balanced revenue growth and margin expansion as our focused and disciplined execution of our Reinvention Plan delivered tangible financial results.

Total Consolidated Revenues +12% year-over-year $36B U.S. 90-day active Starbucks® Rewards members grew 14% year-over-year to 32.6M	Operating Margin +200 basis points year-over-year 16.3%	Total Consolidated EPS +27% year-over-year $3.58
	Non-GAAP Operating Margin +100 basis points year-over-year 16.1%*	Total Consolidated non-GAAP EPS +20% year-over-year $3.54*
Expanded global retail store base 7% to 38,038 Stores

*   Appendix A includes a reconciliation of non-GAAP operating margin and non-GAAP earnings per share (“EPS”) to the most directly comparable measure reported under accounting principles generally accepted in the United States (“GAAP”) as well as information regarding how these measures are calculated. Year-over-year growth is based on a 52-week basis.

This proxy statement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this proxy statement other than statements of historical fact, including statements relating to trends in or expectations relating to the expected effects of our initiatives, strategies, and plans, as well as trends in or expectations regarding our financial results, costs and expenses, dividend issuances and share repurchases, and long-term growth model and drivers, and regarding our business strategy and plans such as our Triple Shot Reinvention with Two Pumps Plan, and our objectives for future operations, are forward-looking statements. Words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or “seeks” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could,” “may,” “aims,” “intends,” or “projects” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the Securities and Exchange Commission (the “SEC”), including the Risk Factors section of our Annual Report on Form 10-K for the fiscal year ended October 1, 2023. New risks periodically emerge. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this proxy statement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results. We assume no obligation to update any of these forward-looking statements after the date of this proxy statement, except as may be required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Information referenced in this proxy statement

The content of the websites referred to in this proxy statement are not incorporated by reference into this proxy statement.

3	STARBUCKS 2024 PROXY	FISCAL YEAR 2023 BUSINESS HIGHLIGHTS

Proxy summary

This summary highlights information contained in the proxy
statement. This summary does not contain all the information that you should consider, and you should read the entire
proxy statement before voting. We encourage you to
participate in having your views reflected on the matters
described in this proxy statement by voting on the WHITE
proxy card or WHITE voting instruction form as promptly as
possible, even if you plan to attend the Annual Meeting.

Starbucks is the premier roaster, marketer, and retailer of

specialty coffee globally, with a presence in 86 markets

worldwide. Since 1971 we have been committed to ethically

sourcing and roasting high-quality arabica coffee. Through
over 35,000 specialty retail stores and a growing presence
in consumer packaged goods, we strive to bring the unique
Starbucks Experience to life for every customer in every cup.

       Our strong performance in fiscal year

       2023, despite unprecedented global

       economic uncertainties, underscores

       the relevance of the Starbucks brand

       and deep relationships with our

       partners and customers globally.

4	STARBUCKS 2024 PROXY

BOARD HIGHLIGHTS

Starbucks director nominees

The following tables provide summary information about our director nominees. All director nominees are independent except for Laxman Narasimhan, our ceo. Mellody Hobson is the independent chair of the board. Our board unanimously recommends that you use the WHITE proxy card to vote “FOR” only each of our board’s 11 director nominees. Additional information regarding our director nominees, including experience, qualifications, skills, and other attributes, begins on page 20.

				Committee Memberships

Name	Principal Occupation	Age	Director Since	Audit and Compliance Committee	Compensation and Management Development Committee	Nominating and Corporate Governance Committee	Environmental, Partner, and Community Impact Committee
Ritch Allison	Former Chief Executive Officer and Director, Domino’s Pizza, Inc.	56	2019
Andy Campion	Managing Director of Nike Strategic Business Ventures, Nike Inc.	52	2019
Beth Ford	President and Chief Executive Officer, Land O’Lakes, Inc.	59	2023
Mellody Hobson	Co-Chief Executive Officer, President, and Director, Ariel Investments, LLC	54	2005
Jørgen Vig Knudstorp	Special Partner to the LEGO Brand Owner Family, KIRKBI Group	55	2017
Neal Mohan*	Chief Executive Officer, YouTube	50	2024
Satya Nadella	Chairman and Chief Executive Officer, Microsoft Corporation	56	2017
Laxman Narasimhan	chief executive officer, Starbucks Corporation	56	2023
Daniel Servitje*	Chief Executive Officer, President, and Chairman, Grupo Bimbo SAB de CV	64	2024
Mike Sievert*	Chief Executive Officer, President, and Director, T-Mobile US, Inc.	54	2024
Wei Zhang	Former Senior Advisor and President, Alibaba Pictures Group	53	2023

Member	Committee Chair	Audit Committee Financial Expert

*	Neal Mohan, Daniel Servitje, and Mike Sievert were appointed to the board on January 9, 2024. Neal Mohan and Mike Sievert have not, to date, been appointed to any committees of board.

5	STARBUCKS 2024 PROXY	PROXY SUMMARY

Please note that the SOC Group has provided notice of its intent to nominate three nominees – Maria Echaveste, Hon. Joshua Gotbaum, and Wilma B. Liebman – for election as directors at the Annual Meeting in opposition to the nominees recommended by our board (collectively, the “SOC Group Nominees”). You may receive solicitation materials from the SOC Group, including proxy statements and blue proxy cards. Starbucks is not responsible for the accuracy or completeness of any information provided by or relating to the SOC Group or its nominees contained in solicitation materials filed or disseminated by or on behalf of the SOC Group or any other statements the SOC Group may make.

Our board unanimously recommends that you use the WHITE proxy card to vote “FOR” only each of our board’s 11 director nominees and in accordance with our board’s recommendation on each other proposal properly presented at the Annual Meeting. Our board urges you to disregard any materials, including any blue proxy card, that may be sent to you by the SOC Group. If you have already voted using a blue proxy card, you can revoke that proxy any time before it is exercised at the Annual Meeting by (i) following the instructions on your WHITE proxy card or WHITE voting instruction form to vote by Internet or telephone; (ii) marking, dating, signing, and returning your WHITE proxy card or WHITE voting instruction form in the postage-paid envelope provided; or (iii) voting at the Annual Meeting. Only your latest dated, validly executed proxy that you submit will be counted.

Starbucks director nominees snapshot

6	STARBUCKS 2024 PROXY	PROXY SUMMARY

Experience/Qualifications/Skills/Attributes

Code	Experience	Count
BRD	Brand Marketing Experience	9
CSR	Corporate Social Responsibility Experience	7
ENV	Environmental/Climate Change Experience	6
FIN	Financial/Capital Allocation Experience	7
DIV	Gender, Ethnic or National Diversity	8
GOV	Governmental & Public Policy Experience	3
HCM	Human Capital Management Experience	8
IND	Industry Experience	7
INT	International Operations & Distribution Experience	9
PUB	Public Company Board Experience	11
SNR	Senior Leadership Experience	11
TEC	Technology Experience	6

Ongoing commitment to board and committee refreshment

In response to shareholder engagement and to ensure that the board evolves and maintains a fresh perspective on Starbucks changing business and strategic needs and following multiple conversations and meetings with certain of our directors with several highly qualified candidates, we increased the size of the board on January 9, 2024 to 11 directors (from eight directors as of the 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”)). Six new directors, or 54.5% of the board, have joined the board in the past year. On November 20, 2023, we also announced our intention to establish the Environmental, Partner, and Community Impact Committee (the “Impact Committee”) of the board, which has since been formed. The Impact Committee is chaired by Beth Ford and is comprised entirely of independent directors and we view this committee to be part of the continued evolution of our governance approach.

7	STARBUCKS 2024 PROXY	PROXY SUMMARY

As discussed below under “Background of the Solicitation,” based upon Starbucks criteria for nomination of directors to the board and the unanimous recommendation of the Nominating and Corporate Governance Committee (the “Nominating/Governance Committee”), the board unanimously determined to nominate the individuals identified in the above table under “Starbucks Director Nominees” for election at the Annual Meeting in light of their experience, qualifications, skills, and other attributes, and the board unanimously determined not to nominate any of the SOC Group Nominees. Starbucks believes that its board reflects an appropriate balance of experience, continuity, and fresh perspectives as well as a diversity of perspectives and backgrounds. Assuming the election of all Starbucks nominees, the average tenure for all directors will be 4.1 years as of the Annual Meeting, and 63.6% of these directors will have gender, national, or ethnic diversity.

*	The Impact Committee is not included as it was formed after fiscal year 2023.

SHAREHOLDER ENGAGEMENT

Starbucks believes that strong corporate governance includes year-round engagement with our shareholders. We have a long-standing, robust shareholder outreach program in which we solicit feedback on our corporate governance, executive compensation program, and disclosure practices, as well as environmental and community impact programs and goals. Members of management and the independent members of our board participate in shareholder engagement. Shareholder feedback from these engagements is shared with our board on an ongoing basis throughout the year. We also review our practices against guidelines published by shareholders and proxy advisory firms. In addition, we engaged with each of the shareholders who submitted the proposals that are included in this proxy statement.

Every year, our shareholder outreach effort is generally conducted by a cross-functional team including Investor Relations, Law & Corporate Affairs, Inclusion and Diversity, Public Affairs, Global Coffee, Sustainability and Social Impact, and Partner Resources. Additionally, our ceo and cfo are engaged in meaningful dialogue with our shareholders through our quarterly earnings calls and investor-related outreach events.

8	STARBUCKS 2024 PROXY	PROXY SUMMARY

GLOBAL ENVIRONMENTAL AND SOCIAL IMPACT

When Starbucks opened in 1971, our vision for success included becoming a different kind of company. As that journey continues, we pay homage to Starbucks past while evolving toward a new future. With every cup, with every conversation, with every community, we nurture the limitless possibilities of human connection. This is our new mission – underpinned by six promises to our stakeholders:

Our partner promise: Bridge to a better future	Our customer promise: Uplift the everyday	Our farmer promise: Ensure the future of coffee for all	Our community promise: Contribute positively	Our environmental promise: Give more than we take	Our shareholder promise: Generate long-term returns

Starbucks strives to lead by example. Consistent with our strong record of pursuing sustainability goals and programs tailored to our business and reporting on our sustainability progress with intention, transparency, and accountability, Starbucks plans to publish our Fiscal Year 2023 Impact Report (previously called the Global Environmental and Social Impact Report) in the second quarter of fiscal year 2024.

9	STARBUCKS 2024 PROXY	PROXY SUMMARY

BACKGROUND OF THE SOLICITATION

The summary below details the significant communications and interactions between representatives of Starbucks and representatives of the SOC Group in connection with the SOC Group’s nomination of three individuals for election to the Starbucks board at the Annual Meeting. This summary does not purport to catalogue every conversation of or among members of the board, Starbucks management, Starbucks advisors, and representatives of the SOC Group and their advisors relating to the SOC Group’s solicitation.

Starbucks overall business strategy is designed to position Starbucks for sustainable, profitable growth to the benefit of its shareholders and other stakeholders including its partners and customers. The board continuously evaluates, with the Starbucks senior management team, Starbucks overall business strategy, key market opportunities, customer trends, competitive developments, partner relations, and future growth opportunities. The board applies a holistic approach in evaluating Starbucks business strategy with the goal of providing a balanced and comprehensive perspective for the benefit of Starbucks shareholders, partners, customers, and other stakeholders. This evaluation is also informed by, and reflects feedback from, our partners as well as our year-round shareholder outreach program, in which Starbucks solicits feedback from shareholders on a variety of topics, including the Company’s corporate governance, executive compensation program, disclosure practices, environmental and social impact programs, and stakeholder promises.

Our partners are—and always have been—core to Starbucks overall business strategy, which is why our company, under the direction of the board, has made, and continues to make, significant investments in our partners.

These investments have led to a more consistent partner experience in Starbucks-operated stores across the U.S. Coupled with higher wages and the expansion of hours, these investments have not only resulted in lower turnover and more meaningful improvement in our customer connection scores year-over-year, but have also nearly doubled hourly total cash compensation for partners since fiscal year 2020.

In September 2022, we launched our Reinvention Plan to reset our business for even greater long-term success. The focus of our Reinvention Plan is to elevate the experiences in our stores for our partners and, through our partners, for our customers.

We’re proud of the work we’re doing as part of the Reinvention Plan. To date:

•

We are making approximately $1 billion in investments to improve the U.S. retail partner experience by providing partners with wage increases, additional training, and new benefits. We are also making substantial investments in equipment and technology to improve the in-store experience of our partners.

•

We offer competitive pay – Starbucks provides U.S. hourly retail partners an average wage of $17.50 per hour and our barista wage range is between $15 and $24 per hour for a total compensation, with benefits, of approximately $27 per hour. Starbucks moved the wage floor for all U.S. retail hourly partners to $15 per hour in 2022, and has continued to add incremental increases, while recognizing and rewarding tenure.

•

We offer multiple training opportunities, including the Coffee Master Program, doubled training hours for new baristas and shift supervisors, and added quarterly foundational training for all partners.

•

According to the results of a recent Benefit Index analysis conducted by Aon, Starbucks continues to deliver more valuable benefits for retail hourly partners than any of the more than 50 other U.S. companies included in the study, inclusive of Fortune 200 and Fortune 500 companies.

•	Equity ownership in Starbucks through annual grants via Bean Stock (our broad-based equity program for partners) have awarded more than $2 billion in additional pre-tax earnings to partners.

•

We are broadening health insurance options, providing free college tuition through the Starbucks College Achievement Plan (“SCAP”) with Arizona State University, offering financial well-being benefits, and providing mental health services at no cost. Nearly 25,000 partners are currently enrolled in the SCAP program, and 12,000 have graduated.

•

On November 2, 2023, Starbucks built on the execution of its long-term growth strategy with the announcement of the Triple Shot Reinvention with Two Pumps Plan, which is a comprehensive strategy designed to deliver value to our shareholders, partners, customers, and other stakeholders, with a focus on reinvigorating partner culture.

In August 2021, Starbucks was informed by partners at locations in the Buffalo, New York market that they were seeking to be represented by a union. As reflected in the FOA/CB Assessment (defined and described below), “what Starbucks initially assumed was isolated activity in a particularly troubled market turned out to be the start of a well-coordinated organizing campaign.” This effort has been coordinated by Workers United, an affiliate of the Service Employees International Union (“SEIU”). By October 2023, approximately 500 total petitions for union representation had been filed with the National Labor Relations Board (“NLRB”) in relation to Starbucks stores located in the United States.

Starbucks has engaged in negotiations with labor organizations certified to represent partners in North American Starbucks-operated stores, including Workers United, the International Brotherhood of Teamsters, and the United Steelworkers. Starbucks has consistently proposed that contract bargaining sessions comply with all labor laws and be conducted in person, as in-person bargaining has long been recognized by the NLRB as the most effective and efficient means to reach agreement. Workers United has not agreed to attend many of the proposed bargaining sessions, insisting that virtual participation be a pre-condition to bargain.

10	STARBUCKS 2024 PROXY	PROXY SUMMARY

On September 1, 2022, Starbucks announced that Laxman Narasimhan would become Starbucks next ceo following a six-month immersion program pursuant to which, among other things, he visited stores, trained and worked as a barista, visited manufacturing plants and coffee farms, and engaged with partners.

On September 13, 2022, at Starbucks 2022 Investor Day, Starbucks provided an in-depth review of its recently announced Reinvention Plan, which contemplated targeted investments in partners, customers, and stores to enhance store sales and store count growth and expand margins. As a core part of this plan, Starbucks also introduced various initiatives to improve the partner experience, including expanded tipping, new well-being benefits, investments in store managers, such as new leadership trainings, and investments in equipment and technology designed to improve the partner experience.

On March 20, 2023, Starbucks announced, effective on such date, that Mr. Narasimhan had assumed the role of ceo.

On March 23, 2023, as part of the board’s ongoing refreshment process, each of Isabel Ge Mahe, Clara Shih, and Joshua Cooper Ramo were not renominated for election at the 2023 Annual Meeting. At the 2023 Annual Meeting on March 23, 2023, Beth Ford and Mr. Narasimhan were each elected to the board.

At the 2023 Annual Meeting, proponents of a shareholder proposal (the “assessment proposal”) requested that the board commission and oversee an independent, third-party assessment of Starbucks adherence to its stated commitment to workers’ freedom of association and collective bargaining rights (such requested assessment, the “FOA/CB Assessment”). The board recommended against the assessment proposal, citing Starbucks historic investments and commitment to partners and ongoing efforts to improve partner relations and Starbucks then-current intention to undertake such a review and report as part of its Human Rights Impact Assessment. The assessment proposal passed at the 2023 Annual Meeting. The board appreciated, took seriously, and promptly undertook to follow through on the assessment proposal. As contemplated by the assessment proposal, the board engaged an independent, third-party assessor to conduct the FOA/CB Assessment. The Nominating/Governance Committee, the board, the ceo and management team, and our legal, labor relations, and communications teams, each fully cooperated with and supported the efforts of the third-party assessor, including by providing significant access to public and non-public documents and personnel.

Also at the 2023 Annual Meeting, shareholders considered a shareholder proposal supported by SOC requesting that the board amend its Corporate Governance Principles and Practices for the Board of Directors (the “Governance Principles”) to revise its ceo succession planning policy (the “SOC succession planning proposal”). Following engagement with SOC, and substantial incorporation of its proposed changes to the Governance Principles, the board recommended against the SOC succession planning proposal. The SOC succession planning proposal was not approved by shareholders at the 2023 Annual Meeting.

As stated in our 2023 proxy statement:

In furtherance of ongoing board refreshment, the Nominating and Corporate Governance Committee is currently engaged in an ongoing recruitment process, with Beth Ford, the chief executive officer of Land O Lakes, being nominated to stand for election as a director at the 2023 annual meeting of shareholders. The board is committed to ensuring that it remains composed of directors who are equipped to oversee the success of the business, striving to maintain an appropriate balance of diversity, skills, and tenure in its composition, and intends to increase its gender diversity over the next few years.

The board has also sought to increase its size consistent with the size of boards at similarly significant, international, and complex public companies. In furtherance of these efforts, following the 2023 Annual Meeting and prior to any outreach from SOC or its representatives regarding the SOC Group’s nomination of three director candidates, the board, working with its consultants, identified and reviewed more than 200 potential candidates for nomination to the board. Following a selection and screening process overseen by Jørgen Vig Knudstorp, chair of the Nominating/Governance Committee, certain members of the board met with more than 20 of the potential directors so identified, including Neal Mohan, Daniel Servitje, and Mike Sievert. Following Starbucks receipt of the SOC nomination on November 21, 2023, and in light of the organizational and logistical details related to appointing new directors, the Nominating/Governance Committee and board postponed definitive action on board appointments and nominations for election to the board at the Annual Meeting while evaluating the SOC Group Nominees’ candidacy and addressing such organizational and logistical details.

On September 13, 2023, Starbucks announced that Howard Schultz was resigning from the board, effective as of such date, and that Wei Zhang, an independent director, had been appointed to the board, effective as of October 1, 2023, which is the date on which Ms. Zhang joined the board.

On September 27, 2023, representatives of SOC submitted to Starbucks a shareholder proposal for consideration at the Annual Meeting. This proposal requested that Starbucks amend its bylaws to eliminate indemnification of Starbucks directors and officers if such persons were named in an action undertaken by the NLRB or by any other actor pursuant to or entailing alleged violations of the National Labor Relations Act, except as otherwise ordered by a court, mandated by certain provisions of Washington state law, or required by the Starbucks articles of incorporation (the “SOC 2024 bylaw proposal”).

Following receipt of the SOC 2024 bylaw proposal, Starbucks submitted a “no-action” letter to the SEC seeking to exclude the SOC 2024 bylaw proposal from the 2024 proxy statement on the grounds that the requested bylaw amendment was vague and indefinite and would cause Starbucks to violate Washington law.

11	STARBUCKS 2024 PROXY	PROXY SUMMARY

On November 2, 2023, Starbucks built on the execution of its long-term growth strategy with the announcement of the Triple Shot Reinvention with Two Pumps Plan. This new plan is a comprehensive strategy designed to elevate the Starbucks brand, strengthen and scale digital across all channels, further store expansion globally, identify opportunities within and outside the store for efficiencies, and reinvigorate partner culture.

On November 6, 2023, the Nominating/Governance Committee met and discussed forming a fourth committee of the board to assist the board in fulfilling its oversight responsibilities with respect to evolving regulations and accountability standards as they apply to Starbucks partners and stakeholders, as well as Starbucks progress towards its environmental, partner, and community impact commitments.

On November 8, 2023, representatives of Schulte, Roth & Zabel LLP (“SRZ”), legal counsel to SOC, provided a letter to Joshua C. Gaul, Starbucks assistant corporate secretary, informing Starbucks of SOC’s request for the forms of a written questionnaire and a written representation and agreement to be completed by an individual eligible for nomination for election to the board in accordance with Starbucks bylaws. Mr. Gaul confirmed to SRZ his receipt of this request later that day.

On November 10, 2023, SOC issued a public letter addressed to Mellody Hobson, the independent chair of the board, urging Starbucks to participate in deliberations of, and abide by decisions of, the newly created California Fast Food Council that would determine standards for pay, hours, and other conditions of employment in the fast-food industry.

On November 13, 2023, Mr. Gaul, on behalf of Starbucks, delivered to SRZ, on behalf of SOC, a copy of Starbucks form of a written questionnaire and form of written representation and agreement.

On November 16, 2023, representatives of SOC sent a letter to Mr. Gaul, informing Starbucks of SOC’s determination to withdraw the SOC 2024 bylaw proposal from consideration at the Annual Meeting.

On November 20, 2023, the board announced its intention to establish the new Impact Committee, which is responsible for providing leadership with respect to Starbucks mission to “nurture the limitless possibilities of human connection” and how that mission is actualized through Starbucks stakeholder promises, including by monitoring the Starbucks environmental, partner, community, customer, and farmer promises, and by overseeing policies and practices related to such promises. The Impact Committee was formally established on December 13, 2023 and is chaired by Ms. Ford and composed entirely of independent directors.

On November 21, 2023, representatives of the SOC Group delivered a letter to Mr. Gaul, informing Starbucks for the first time that the SOC Group intended to nominate the SOC Group Nominees for election to the board at the Annual Meeting in opposition to the nominees recommended by the board. Later, on November 21, 2023, the SOC Group issued a press release announcing the delivery of its nomination notice and describing it as emerging in the context of the ongoing campaign to unionize Starbucks store partners. Later that day, Starbucks issued a press release with respect to the nomination notice.

In the days that followed, members of the board and Starbucks senior management discussed the SOC Group’s nomination notice and the biographical information contained therein.

On November 27, 2023, SRZ, on behalf of the SOC Group, sent to Mr. Gaul and representatives of Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”), Starbucks outside legal counsel, a demand letter requesting that the SOC Group be provided, pursuant to Washington law, certain information regarding Starbucks shareholder base, together with a proposed form of confidentiality agreement covering the information requested by the demand letter.

On November 30, 2023, Paul, Weiss provided SRZ with a revised draft of the confidentiality agreement and informed SRZ that Starbucks intended to comply with the requests made by the SOC Group in its demand letter subject to finalization of the confidentiality agreement and reimbursement of Starbucks related expenses. From this time through December 7, 2023, representatives of Paul, Weiss and SRZ finalized the terms of the confidentiality agreement. Following execution of the confidentiality agreement and the reimbursement for its related expenses, Starbucks provided the pertinent information to the SOC Group.

On December 8, 2023, Starbucks communicated to Workers United its sincere desire to start the process of constructive and good faith bargaining at the earliest possible time in an effort to reach contracts for stores that have elected to organize. Workers United and Starbucks have agreed to begin efforts consistent with this goal.

On December 13, 2023, in response to the assessment proposal adopted at the 2023 Annual Meeting and related engagement with Starbucks shareholders, the board released a non-privileged and non-confidential version of the FOA/CB Assessment.

On December 13, 2023, the board and the Nominating/Governance Committee held a joint meeting during which they discussed, among other things, the potential nomination of Neal Mohan, Daniel Servitje, and Mike Sievert to the board, the SOC Group’s nomination and the biographical information contained therein, and the board determined that the board would request to meet with the SOC Group Nominees.

Later, on December 13, 2023, Paul, Weiss conveyed to SRZ the board’s request to schedule virtual meetings with the SOC Group Nominees. In the days that followed, Starbucks and Paul, Weiss collaborated with the SOC Group and SRZ to schedule these meetings. Given the holiday season and to facilitate the travel plans of certain of the SOC Group Nominees, the meeting with Mr. Gotbaum was scheduled on a different date than the meetings with Ms. Echaveste and Ms. Liebman.

12	STARBUCKS 2024 PROXY	PROXY SUMMARY

On December 26, 2023, Jørgen Vig Knudstorp, chair of the Nominating/Governance Committee, met with Mr. Gotbaum.

On January 5, 2024, Mellody Hobson, independent chair of the board, Beth Ford, chair of the Impact Committee, and Mr. Knudstorp, chair of the Nominating/Governance Committee, met with each of Ms. Echaveste and Ms. Liebman. Also on January 5, 2024, SRZ, on behalf of the SOC Group, sent to Mr. Gaul and representatives of Paul, Weiss certain updates with respect to information about the SOC Group Nominees contained in SOC’s notice of nomination previously delivered on November 21, 2023.

On January 9, 2024, the board and the Nominating/Governance Committee held a joint meeting to consider and discuss the experience, qualifications, skills, and other attributes of six director candidates. The candidates considered were Neal Mohan, Daniel Servitje and Mike Sievert and the SOC Group Nominees. In evaluating the candidates, the Nominating/Governance Committee considered applicable biographical, professional, and other information and each of such candidates conversations with members of the board. Following extensive discussion, the Nominating/Governance Committee determined that each of Neal Mohan, Daniel Servitje, and Mike Sievert had the experience, skills, qualifications, and other attributes required to add significant and meaningful value and insight in addressing the key considerations faced by the board. See “Proposal 1: Election of Directors” starting on page 18 of this Proxy Statement for further description of the board’s nominees, including the biographies for each of Mr. Mohan, Mr. Servitje and Mr. Sievert.

Further, the Nominating/Governance Committee determined that none of the SOC Group Nominees possessed the mix of necessary experience, skills, qualifications, and other attributes that would allow them to add meaningful value in addressing many of the key considerations faced by the board.

Following its consideration of the candidates, at the joint meeting on January 9, 2024, the Nominating/Governance Committee recommended to the board that: (a) Maria Echaveste, Hon. Joshua Gotbaum, and Wilma B. Liebman not be included in the board’s slate of director nominees for the Annual Meeting, (b) the board appoint Neal Mohan, Daniel Servitje and Mike Sievert to the board effective immediately, and (c) the board nominate Ritch Allison, Andy Campion, Beth Ford, Mellody Hobson, Jørgen Vig Knudstorp, Neal Mohan, Satya Nadella, Laxman Narasimhan, Daniel Servitje, Mike Sievert, and Wei Zhang to serve until the 2025 Annual Meeting of Shareholders, or until their respective successors have been elected and qualified. The board approved, at the joint meeting, the recommendation of the Nominating/Governance Committee described above.

On January 9, 2024, Starbucks announced that Neal Mohan, Daniel Servitje and Mike Sievert had each joined the board as new members. The appointment of Neal Mohan, Daniel Servitje and Mike Sievert brings the board to 11 directors, ten of whom are independent. Six new directors, or 54.5% of the board, have joined the board within the past year. Starbucks filed a Current Report on Form 8-K attaching the press release regarding this announcement later that day.

On January 10, 2024, Paul, Weiss contacted SRZ to inform them that the board had determined that none of the SOC Group Nominees would be included in the board’s slate of director nominees for the Annual Meeting. Thereafter, and prior to the filing of the preliminary Proxy Statement, Mr. Knudstorp also contacted each of the SOC Group Nominees to inform them of the board’s determination.

On January 11, 2024, Starbucks filed its preliminary Proxy Statement with the SEC.

On January 12, 2024, SOC filed its preliminary Proxy Statement with the SEC.

On January 18 and January 24, 2024, SRZ, on behalf of the SOC Group, sent to Paul, Weiss a request for certain updated information regarding Starbucks shareholder base pursuant to the previously provided demand letter.

On January 19, 2024, SOC filed an amendment to its preliminary Proxy Statement with the SEC.

On January 25, 2024, Starbucks filed its definitive Proxy Statement with the SEC.

13	STARBUCKS 2024 PROXY	PROXY SUMMARY

INFORMATION ABOUT VOTING

We are making this proxy statement available to you on January 25, 2024, in connection with the solicitation of proxies by the board for the Starbucks Corporation 2024 Annual Meeting of Shareholders. Please cast your vote as soon as possible using the WHITE proxy card and do NOT sign, return, or vote on any blue proxy card that may be sent to you by the SOC Group. If you have any questions about voting on the WHITE proxy card, please contact Innisfree M&A Incorporated, our solicitation firm, at +1 (888) 750-5884 (toll-free from the U.S. and Canada) or +1 (412) 232-3651 from other countries.

Please cast your vote on the WHITE proxy card or WHITE voting instruction form as soon as possible using one of the options below:

By Internet:

Locate the control number included in your WHITE proxy card or WHITE voting instruction form or notice and access the voting website indicated. Your WHITE proxy card or WHITE voting instruction form may also indicate a QR code, which may be used to access the voting website with your mobile phone.

By toll-free telephone:

Depending on how you hold your shares, you may be able to also vote by telephone. Locate the control number included in your WHITE proxy card or WHITE voting instruction form and call the toll-free number indicated.

By mail:

If you received your proxy materials by mail you may mark, sign, date, and promptly return the enclosed WHITE proxy card or WHITE voting instruction form in the postage-paid envelope provided.

Attendance and voting at the annual meeting

The Annual Meeting will be a virtual meeting of the shareholders conducted via live webcast. All shareholders of record as of the close of business on January 5, 2024 (the “record date”) are invited to participate in the Annual Meeting. We have structured our virtual Annual Meeting to provide shareholders substantially the same rights as if the Annual Meeting were held in person, including the ability to vote shares electronically during the Annual Meeting and ask questions in accordance with the rules of conduct for the meeting. Starbucks is committed to providing an accessible experience. If you have a disability accommodation request, please email us at investorrelations@starbucks.com by February 20, 2024.

To attend the Annual Meeting, you must be a shareholder on the record date and have previously registered to attend the Annual Meeting.

Shareholders as of the record date must register in advance to participate in the Annual Meeting by visiting the website www.cesonlineservices.com/sbux24_vm. Please have your WHITE proxy card or WHITE voting instruction form, notice, or other communication containing your control number available and follow the instructions to complete your registration request. After registering, shareholders will receive a confirmation email with a link and instructions for accessing the virtual Annual Meeting. Requests to register to participate in the Annual Meeting must be received by no later than 10:00 a.m. Pacific Time, on March 11, 2024. Participation in the meeting is limited due to the capacity of the host platform and access to the meeting will be accepted on a first-come, first-served basis once electronic entry begins. Electronic entry to the meeting will begin at 9:30 a.m. Pacific Time. If you encounter any technical difficulties accessing the meeting, please refer to the meeting reminder email, which will include technical support contact information, including a telephone number and email address. Technical support will be available beginning at 9:30 a.m. Pacific Time on March 13, 2024 and will remain available until the meeting has ended.

Registered shareholders (that is, who hold shares issued in their own name and appear on Starbucks share register) who wish to vote at the Annual Meeting may complete and submit the online ballot (available at the Annual Meeting) before the polls close. If you have previously voted by proxy, you do not need to vote by ballot unless you wish to change your vote.

Beneficial owners who wish to vote by ballot at the Annual Meeting must obtain a legal proxy, in PDF or image (gif, jpg, or png) file format, from the organization that holds their shares. The legal proxy authorizes the beneficial owner to vote the shares at the Annual Meeting and must be provided with the online ballot (available at the Annual Meeting) before the polls close. Beneficial owners with multiple legal proxies should combine them into one file for uploading purposes during the meeting.

14	STARBUCKS 2024 PROXY	PROXY SUMMARY

Contested election

The SOC Group has notified us in accordance with the advance notice provisions of our bylaws that it intends to nominate three nominees – Maria Echaveste, Hon. Joshua Gotbaum, and Wilma B. Liebman – for election to the board at the Annual Meeting in opposition to the nominees recommended by the board. On this basis, under our bylaws the board has affirmatively determined that there is a bona fide election contest with respect to the Annual Meeting, and therefore, there is a contested election at the Annual Meeting. Due to such contested election, all director nominees will be elected by a plurality of votes cast and the 11 director nominees who receive the greatest number of votes will be elected to our board at the Annual Meeting. Any shares not voted “FOR” a particular director nominee as a result of a “WITHHOLD” vote or a broker non-vote (as described below under “Voting Information”) will not be counted in that director nominee’s favor and will not otherwise affect the outcome of the election (except to the extent they otherwise reduce the number of shares voted “FOR” such director nominee).

All director nominees recommended by the board have given their consent to be named as nominees for election and have indicated their intention to serve if they are elected. Our board does not anticipate that any of our director nominees will be unable to serve as a director. If, at the time of the Annual Meeting, any nominee is unable to serve or for good cause is unable to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the board, unless the board chooses to reduce its size.

We encourage you to vote by proxy using your WHITE proxy card or WHITE voting instruction form as promptly as possible, even if you plan to attend our Annual Meeting. If you have any questions about voting by proxy using your WHITE proxy card or WHITE voting instruction form, please contact Innisfree M&A Incorporated, our solicitation firm, at +1 (888) 750-5884 (toll-free from the U.S. and Canada) or +1 (412) 232-3651 from other countries. Our board unanimously recommends that you use the WHITE proxy card or WHITE voting instruction form to vote “FOR” only each of our board’s 11 director nominees.

Our board does NOT endorse any of the SOC Group Nominees and unanimously recommends that you disregard any materials, including any blue proxy card, that may be sent to you by the SOC Group. Importantly, voting on a blue proxy card to “withhold” with respect to any of the SOC Group Nominees is NOT the same as voting “FOR” our board’s director nominees. This is because a vote on a blue proxy card to “withhold” with respect to any of the SOC Group Nominees will revoke any WHITE proxy card or WHITE voting instruction form you may have previously submitted. To support our board’s director nominees, you should use the WHITE proxy card or WHITE voting instruction form to vote “FOR” only each of our board’s 11 director nominees.

Voting information

Record Date. The record date for the Annual Meeting is the close of business on January 5, 2024. On the record date, there were 1,132,219,700 shares of our common stock outstanding and there were no outstanding shares of any other class of stock.

Quorum Requirement. The presence, in person or by proxy, of holders of a majority of the outstanding shares of our capital stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions are counted for the purposes of determining quorum at the Annual Meeting. “Broker non-votes” (shares held by a broker or nominee that does not have discretionary authority to vote on a particular matter and has not received voting instructions from its client on that matter) will not be counted for the purpose of determining whether a quorum is present and will not be considered votes cast on the proposals to be considered at the Annual Meeting.

Deadline for Voting. Please carefully note any voting deadline indicated on your WHITE proxy card or WHITE voting instruction form, as voting deadlines may vary depending on how you hold your shares. If you have timely pre-registered, you may attend the virtual meeting and vote your shares by ballot at the Annual Meeting before the closing of the polls (see “Attendance and Voting at the Annual Meeting” above).

Voting Your Proxy. Shareholders are entitled to cast one vote per share on all matters. The board urges you to use the WHITE proxy card or WHITE voting instruction form, as applicable, to vote “FOR” only each of our board’s 11 director nominees and otherwise in accordance with the board’s recommendations. If you are a registered holder and properly sign and return your WHITE proxy card or complete your proxy via Internet or telephone, your shares will be voted as you direct. If you are a beneficial holder and properly mark, sign, and return your WHITE voting instruction form or complete your proxy via Internet or telephone, your shares will be voted as you direct your bank or broker.

15	STARBUCKS 2024 PROXY	PROXY SUMMARY

You may mark “FOR” with respect to up to only 11 nominees in total. If you vote for more than 11 nominees in total your vote regarding the election of directors will be invalidated and your vote on that matter will not be counted. You are permitted to vote for fewer than 11 nominees. If you timely and validly sign and return a WHITE proxy card or WHITE voting instruction form but do not specify how you want your shares voted with respect to Proposal 1 or any of the other proposals (and the proxy is not revoked), your shares will be voted in line with the “Board Recommendation” as shown in the table below with respect to the proposal(s) for which you have not voted.

Proposal No.	Vote	Board Recommendation	Broker Non-vote	Vote Required for Approval	Advisory Proposal?	Effect of Abstentions and Broker Non-votes

1	Election of 11 director nominees	“FOR” only each of the 11 persons nominated by the board	If you hold your shares in street name, your broker may not vote your shares without your instruction.	Plurality of votes cast	No	No effect

2	Approval, on a nonbinding, advisory basis, of the compensation paid to our named executive officers	“FOR”	If you hold your shares in street name, your broker may not vote your shares without your instruction.	Majority of votes cast	Yes	No effect

3	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 29, 2024	“FOR”	If you hold your shares in street name, your broker may not vote your shares without your instruction if your broker provides you with proxy materials from the SOC Group.	Majority of votes cast	Yes	No effect

4	Shareholder proposal requesting a report on plant-based milk pricing	“AGAINST”	If you hold your shares in street name, your broker may not vote your shares without your instruction.	Majority of votes cast	Yes	No effect

5	Shareholder proposal requesting a report on direct and systemic discrimination	“AGAINST”	If you hold your shares in street name, your broker may not vote your shares without your instruction.	Majority of votes cast	Yes	No effect

6	Shareholder proposal requesting a report on human rights policies	“AGAINST”	If you hold your shares in street name, your broker may not vote your shares without your instruction.	Majority of votes cast	Yes	No effect

Proxies Submitted with More than 11 Director Nominees Chosen. If you are a registered holder and you vote “FOR” more than 11 nominees on your WHITE proxy card, your vote regarding the election of directors will be invalid and will not be counted. If you are a beneficial holder (that is, your shares are held in the name of a broker, bank, or other holder of record) and you vote “FOR” more than 11 nominees on your WHITE voting instruction form, your votes on the election of directors will be invalid and will not be counted. In addition, depending on the bank or broker through which you hold your shares, your vote regarding all the other proposals may also be invalid and may not be counted. Please carefully review the instructions provided by your bank or broker.

Proxies Submitted with Fewer than 11 Director Nominees Chosen. If you are a registered holder and you vote “FOR” fewer than 11 nominees on your WHITE proxy card, your shares will only be voted “FOR” any nominee(s) you have marked. If you are a beneficial holder and you vote “FOR” fewer than 11 nominees on your WHITE voting instruction form, your shares will only be voted “FOR” any nominee(s) you have marked. Please carefully review the instructions provided by your bank or broker.

Revoking Your Proxy. If you are a registered shareholder, you may revoke or change your proxy at any time before it is exercised at the Annual Meeting by: (i) executing and delivering a later-dated proxy card to our corporate secretary before the Annual Meeting; (ii) delivering written notice of revocation of the proxy to our corporate secretary before the Annual Meeting; or (iii) attending and voting at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not revoke your proxy. If you voted by telephone or the Internet and wish to change your vote, you may call the toll-free number

16	STARBUCKS 2024 PROXY	PROXY SUMMARY

or access the voting website indicated on your WHITE proxy card, or sign, date, and return the WHITE proxy card in the postage-paid-envelope provided, and vote again in the way you desire. If you are a beneficial holder, you should follow the voting instructions you receive from the holder of record to revoke your proxy or change your vote.

If you have already voted using a blue proxy card, you can revoke that proxy any time before it is exercised at the Annual Meeting by (i) following the instructions on your WHITE proxy card or WHITE voting instruction form to vote by Internet or telephone; (ii) marking, dating, signing, and returning your WHITE proxy card or WHITE voting instruction form in the postage-paid envelope provided; or (iii) voting at the Annual Meeting. Only your latest dated, executed proxy that you submit will be counted.

Broker Voting. If you hold your shares in the name of your broker, bank, or other holder of record, your shares are held in “street name.” Applicable SEC and stock exchange regulations severely limit the matters your broker may vote on without having been instructed to do so by you, including as they relate to the election of directors, ratification of accountants (in a contested election), compensation matters, and shareholder proposals. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 29, 2024 (Proposal 3) is normally considered “routine” under applicable stock exchange rules and would normally be the only proposal on this year’s annual meeting agenda with respect to which your broker could vote your shares absent your instructions. However, to the extent your broker provides you with the SOC Group’s proxy materials, it will not have discretion to vote on “routine matters,” including Proposal 3. In such circumstances, if you do not instruct your broker on how to vote your shares regarding the election of directors (Proposal 1), the advisory vote on compensation matters (Proposal 2), the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 29, 2024 (Proposal 3), or the shareholder proposals (Proposals 4 through 6), then your shares may not be voted on these matters. We urge you to instruct your broker about how you wish your shares to be voted using the WHITE voting instruction form.

Results of Voting. Given that we expect the Annual Meeting to be contested, we will publicly disclose preliminary results of voting at the Annual Meeting based on the preliminary report of the independent inspector of elections on a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting, and final results as certified by the independent inspector of elections as soon as practicable thereafter.

17	STARBUCKS 2024 PROXY	PROXY SUMMARY

Proposal 1 Election of directors

Our board regularly reviews and assesses its composition to determine whether its members have the right mix of experience, qualifications, skills, and other attributes and is committed to ensuring that it remains composed of directors who are equipped to oversee the success of the business. The Nominating/Governance Committee believes that board refreshment is critical as Starbucks evolves its mission statement,

promises, and values and amplifies its execution against its long-term growth strategy, Triple Shot Reinvention with Two Pumps Plan.

WHAT AM I VOTING ON? The election of 11 director nominees.	BOARD RECOMMENDATION
The Starbucks board of directors recommends that shareholders vote FOR the election of each of the following persons nominated by the board:
	• Ritch Allison • Andy Campion • Beth Ford • Mellody Hobson • Jørgen Vig Knudstorp • Neal Mohan	• Satya Nadella • Laxman Narasimhan • Daniel Servitje • Mike Sievert • Wei Zhang

Our board currently has 11 members, each of whom were elected at the 2023 Annual Meeting, except Wei Zhang, who was appointed to the board effective October 1, 2023, and Neal Mohan, Daniel Servitje, and Mike Sievert, each of whom was appointed to the board effective January 9, 2024 based on the recommendations of the Nominating/Governance Committee after consideration by the Nominating/Governance Committee and the board of a number of potential candidates, including the SOC Group Nominees, as further discussed in “Background of the Solicitation” on page 10. All 11 current directors have been nominated for election at the Annual Meeting, to serve until the 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”) or until their respective successors have been elected and qualified. Shareholders cannot vote “FOR” more than 11 director nominees for election to the board at the Annual Meeting.

18	STARBUCKS 2024 PROXY

As discussed under “Our Director Nomination Process,” the Nominating/Governance Committee and our full board regularly reviews and assesses its composition to determine whether its members have the right mix of experience, qualifications, skills, and other attributes. The Nominating/Governance Committee believes that board refreshment is critical as Starbucks evolves its mission statement, promises, and values and amplifies its execution against its long-term growth strategy, Triple Shot Reinvention with Two Pumps Plan. In furtherance of ongoing board refreshment, the Nominating/Governance Committee engages in discussions with qualified candidates to serve on the board. The board is committed to ensuring that it remains composed of directors who are equipped to oversee the success of the business, striving to maintain an appropriate balance of diversity, skills, and tenure in its composition. Additionally, the board has added Laxman Narasimhan, Beth Ford, and Wei Zhang as directors in fiscal year 2023, and added Neal Mohan, Daniel Servitje, and Mike Sievert as directors in fiscal year 2024, and intends to increase its gender diversity over the next few years.

As described under “Background of the Solicitation” above, based upon Starbucks criteria for nominations of directors to the board and the unanimous recommendation of the Nominating/Governance Committee, the board unanimously determined to nominate Ritch Allison, Andy Campion, Beth Ford, Mellody Hobson, Jørgen Vig Knudstorp, Neal Mohan, Satya Nadella, Laxman Narasimhan, Daniel Servitje, Mike Sievert, and Wei Zhang to serve until the 2025 Annual Meeting or until their respective successors have been elected and qualified. See the section of this proxy statement titled, “Election of Directors - Starbucks Board of Directors” on page 20 for more information about the experience, qualifications, skills, and other attributes that caused the board to determine that its nominees should serve as directors.

As described previously, the SOC Group has notified Starbucks of its intent to nominate three nominees — Maria Echaveste, Hon. Joshua Gotbaum, and Wilma B. Liebman — for election as directors at the Annual Meeting in opposition to the nominees recommended by our board. On this basis, under our bylaws the board has affirmatively determined that there is a bona fide election contest with respect to the Annual Meeting and, therefore, there is a contested election at the Annual Meeting. Due to such contested election, all director nominees will be elected by a plurality of votes cast and the 11 nominees who receive the greatest number of votes will be elected to our board at the Annual Metting. Any shares not voted “FOR” a particular director nominee as a result of a “WITHHOLD” vote or a broker non-vote (as described under “Information about Voting — Voting Information”) will not be counted in that director nominee’s favor and will not otherwise affect the outcome of the election (except to the extent they otherwise reduce the number of shares voted “FOR” such director nominee).

The board does NOT endorse the SOC Group’s nominees and unanimously recommends that you use the WHITE proxy card to vote “FOR” only each of the nominees proposed by the board (Ritch Allison, Andy Campion, Beth Ford, Mellody Hobson, Jørgen Vig Knudstorp, Neal Mohan, Satya Nadella, Laxman Narasimhan, Daniel Servitje, Mike Sievert, and Wei Zhang). The board strongly urges you to disregard any materials sent to you by the SOC Group, including any blue proxy card, and NOT to vote using any blue proxy card that may be sent to you by the SOC Group. If you have already voted using a blue proxy card sent to you by the SOC Group, you have every right to change your vote and we strongly urge you to revoke that proxy by voting in favor of the board’s nominees by using the WHITE proxy card to vote by Internet, telephone, or by marking, dating, signing, and returning the enclosed WHITE proxy card in the postage-paid envelope provided. Only the latest dated, validly executed proxy that you submit will be counted, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, at +1 (888) 750-5884 (toll-free from the U.S. and Canada) or +1 (412) 232-3651 from other countries.

In the event that the SOC Group withdraws its nominees, abandons its solicitation, or fails to comply with the universal proxy rules after a shareholder has already granted proxy authority, shareholders can still use a WHITE proxy card to submit a later-dated vote by Internet, telephone, or mail. In the event that the SOC Group withdraws its nominees, abandons its solicitation, or fails to comply with the universal proxy rules, any votes cast in favor of the SOC Group’s candidate will be disregarded and not be counted, whether such vote is provided on Starbucks WHITE proxy card or the SOC Group’s blue proxy card.

Although Starbucks is required to include all nominees for election on its universal proxy card, for additional information regarding the SOC Group Nominees and any other related information, please refer to the SOC Group’s proxy statement, which is accessible without cost at www.sec.gov. You may receive solicitation materials from the SOC Group, including proxy statements and blue proxy cards. Starbucks is not responsible for the accuracy or completeness of any information provided by or relating to the SOC Group or its nominees contained in solicitation materials filed or disseminated by or on behalf of the SOC Group or any other statements the SOC Group may make.

All director nominees have given their consent to be named as nominees for election and have indicated their intention to serve if they are elected. Our board does not anticipate that any of our director nominees will be unable to serve as a director. If, at the time of the Annual Meeting, any nominee is unable to serve or for good cause will not serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the board, unless the board chooses to reduce its own size.

19	STARBUCKS 2024 PROXY	PROPOSAL 1: ELECTION OF DIRECTORS

STARBUCKS BOARD OF DIRECTORS

We believe that our directors should have a number of qualifications, including demonstrated integrity, a record of personal accomplishments, a commitment to participation in board activities, and other attributes discussed below under the header “Our Director Nomination Process” on page 42. We also endeavor to have a board that represents a range of qualifications, skills, and depth of experience in areas that are relevant to and contribute to the board’s oversight of the Company’s global activities. Some of these critical qualifications and skills are summarized below:

Experience/Qualifications/Skills/Attributes

Skills and Experience

BRD	Brand Marketing Experience: We seek directors with brand marketing experience because of the importance of image and reputation in the specialty coffee business, and our objective of maintaining Starbucks standing as a brand.		•	•	•	•	•		•	•	•	•

CSR	Corporate Social Responsibility Experience: We believe that directors who have experience in advocating for gender and racial equality, human rights, and effective corporate citizenship ensure that Starbucks continues to advance social justice, diversity, and inclusivity.			•	•	•		•	•	•		•

ENV	Environmental/Climate Change Experience: We value directors with experience in environmental and climate change topics who strengthen the board’s oversight and ensure that we pursue a sustainable and responsible business model as part of our efforts to advance our strategic business imperatives and create long-term value for shareholders.	•	•	•		•		•		•

FIN	Financial/Capital Allocation Experience: As a large public company, Starbucks is committed to strong financial discipline, effective allocation of capital, an appropriate capital structure, risk management, legal, and regulatory compliance, and accurate disclosure practices. We believe that directors who have senior financial leadership experience at large global organizations and financial institutions, and directors who are experienced allocators of capital are instrumental to Starbucks success.	•	•		•	•	•			•	•

DIV	Gender, Ethnic, or National Diversity: We value representation of gender, ethnic, geographic, cultural, and other perspectives that expand the board’s understanding of the needs and viewpoints of our customers, partners, governments, and other stakeholders worldwide.			•	•	•	•	•	•	•		•

GOV	Governmental & Public Policy Experience: We seek directors with domestic and international experience in corporate responsibility, sustainability, and public policy to help us address significant public policy issues, adapt to different business and regulatory environments, and facilitate our work with various governmental entities and non-governmental organizations all over the world. This experience is particularly relevant during times of increased volatility in global politics and economics.			•	•				•

HCM	Human Capital Management Experience: At Starbucks, our people are one of our most valuable assets. We value directors with experience managing and developing values and culture in a large global workforce so that we can continue to execute on our mission to focus on the limitless possibilities of human connection.	•	•	•			•		•	•	•	•

IND	Industry Experience: As the premier roaster, marketer, and retailer of specialty coffee in the world, we seek directors who have knowledge of and experience in the consumer products, retail, and food and beverage industries, which is useful in understanding our product development, retail, and licensing operations.	•	•	•		•			•	•		•

INT	International Operations & Distribution Experience: Starbucks has a strong global presence with over 38,000 stores in 86 markets around the globe. Accordingly, we value international operations and distribution experience, especially as we continue to expand globally and develop new channels of distribution.	•	•	•		•	•	•	•	•		•

PUB	Public Company Board Experience: Directors who have served on other public company boards can offer advice and perspective with respect to board dynamics and operations, relations between the board and Starbucks management, corporate governance, executive compensation, risk management, oversight, and relations with shareholders.	•	•	•	•	•	•	•	•	•	•	•

SNR	Senior Leadership Experience: We believe it is important for our directors to have served in senior leadership roles at other organizations because that experience demonstrates strong abilities to motivate and manage others, to identify and develop leadership qualities in others, and to manage organizations. Starbucks global scale and complexity requires aligning multiple areas of operations, including marketing, merchandising, supply chain, human resources, real estate, and technology. Directors with senior leadership experience are uniquely positioned to contribute practical insight into business strategy and operations and to support the achievement of strategic priorities and objectives.	•	•	•	•	•	•	•	•	•	•	•

TEC	Technology Experience: Our business has become increasingly complex as we have enhanced our offerings, expanded our global footprint, and increased our online customer ordering capabilities. This increased complexity requires a sophisticated level of technology resources and infrastructure as well as technological expertise. And, as a consumer retail company, we seek directors who have digital and social media experience, which can provide insight and perspective with respect to our various business functions.		•	•			•	•			•	•

20	STARBUCKS 2024 PROXY	PROPOSAL 1: ELECTION OF DIRECTORS

Board diversity matrix as of January 5, 2024

The table below summarizes certain self-identified demographic attributes of our current directors, to the extent disclosed to us by such directors.

African American or Black				●
Alaskan Native or American Indian
Asian						●	●	●			●
Hispanic or Latinx									●
Native Hawaiian or Pacific Islander
White	●	●	●		●					●
Two or More Races or Ethnicities

LGBTQ+			●
Male	●	●			●	●	●	●	●	●
Female			●	●							●
Non-Binary

Total Number of Directors: 11

21	STARBUCKS 2024 PROXY	PROPOSAL 1: ELECTION OF DIRECTORS

Board Recommendation The Board recommends you vote FOR only each of the 11 Starbucks nominees

Nominees

Set forth below is certain information furnished to us by the director nominees. There are no family relationships among any of our current directors or executive officers.

Ritch Allison former Chief Executive Officer, Domino’s Pizza, Inc.	AGE 56	DIRECTOR SINCE 2019
FAVORITE DRINK Flat White

INDEPENDENT

PROFESSIONAL BACKGROUND

RICHARD E. ALLISON, JR. served as Chief Executive Officer of Domino’s Pizza, Inc., the largest pizza company in the world based on global retail sales, from 2018 until April 2022, then served as a senior advisor until his retirement in July 2022. He joined Domino’s in 2011 as Executive Vice President of International and then served as President, Domino’s International from 2014 to 2018. During the period that Mr. Allison led the international division and served as Chief Executive Officer, Domino’s expanded by more than 20 countries and grew by more than 8,000 stores. Prior to joining Domino’s, Mr. Allison worked at Bain & Company, Inc. (“Bain”) for more than 13 years, serving as a Partner from 2004 to 2010, and as co-leader of Bain’s restaurant practice.

COMMITTEES ● Compensation Committee (chair) ● Nominating/Governance Committee
SKILLS
OTHER PUBLIC BOARDS WITHIN THE PAST FIVE YEARS ● Kenvue,Inc. (since 2023) ● Domino’s Pizza, Inc. (2018-2022)

RELEVANT SKILLS AND EXPERIENCE

Throughout Mr. Allison’s extensive experience in the restaurant industry, he has cultivated a deep understanding of large- and small-scale operations, strategic planning initiatives, market development objectives, packaging and recycling initiatives, and other critical elements of steering a global restaurant chain. The growth of Domino’s global brand under Mr. Allison’s direction highlights his strong leadership capabilities and dedication to excellence—qualities that he brings to his role as director.
OTHER AFFILIATIONS ● None

22	STARBUCKS 2024 PROXY	PROPOSAL 1: ELECTION OF DIRECTORS

Andy Campion Managing Director of Nike Strategic Business Ventures, Nike, Inc.	AGE 52	DIRECTOR SINCE 2019
FAVORITE DRINK Brown Sugar Oatmilk Latte

INDEPENDENT

COMMITTEES ● Audit Committee (chair) ● Compensation Committee

SKILLS

OTHER PUBLIC BOARDS WITHIN THE PAST FIVE YEARS ● None

       OTHER AFFILIATIONS

        ●  Boardof Directors of the Los Angeles

            2028Olympic and Paralympic

            Games

        ●  Boardof Advisors of the UCLA

            AndersonGraduate School of

            Managementand Director of the UCLA

            SportsLeadership & Management

            Program

PROFESSIONAL BACKGROUND

ANDREW CAMPION currently serves as Managing Director of Nike Strategic Business Ventures for Nike, Inc. (“NIKE”), launching and leading new businesses in the broader ecosystem of sport that will generate incremental revenue and enterprise value while expanding on NIKE’s brand leadership. Mr. Campion recently announced that he plans to retire from NIKE in April 2024. Previously, Mr. Campion served as NIKE’s Chief Operating Officer from 2020 to 2023 and Chief Financial Officer from 2015 to 2020. From 2014 to 2015, he served as Senior Vice President, Strategy, Finance, and Investor Relations for NIKE, which he assumed in addition to his prior role as Chief Financial Officer of the NIKE Brand, to which he was appointed in 2010. Mr. Campion joined NIKE in 2007, leading Global Strategic Planning, Global Financial Planning, and Market Intelligence. The UCLA Anderson School of Management recently announced that Mr. Campion will be the program director of its newly created UCLA Sports Leadership and Management Program. From 1996 to 2007, Mr. Campion held leadership roles in strategic planning, mergers and acquisitions, financial planning and analysis, operations planning, investor relations, and tax at The Walt Disney Company, a multinational mass media and entertainment corporation.

RELEVANT SKILLS AND EXPERIENCE

As the former chief operating officer and former chief financial officer of a large multinational company, Mr. Campion has a broad range of leadership experience in the public company sector, including overseeing global brand and business growth strategies, operational excellence, environmental sustainability efforts, talent and team development, and enterprise financial management. His background in finance and law enables him to provide unique macro- and micro-level insights into business decisions and their potential impact on the Company’s strategic objectives. Mr. Campion also has a deep knowledge of investor relations.

Beth Ford President and Chief Executive Officer, Land O’Lakes, Inc.	AGE 59	DIRECTOR SINCE 2023
FAVORITE DRINK Vanilla Red Eye with Whole Milk

INDEPENDENT

COMMITTEES ● Impact Committee (chair), Compensation Committee

SKILLS

OTHER PUBLIC BOARDS WITHIN THE PAST FIVE YEARS ● PACCAR, Inc. (2015-2022) ● BlackRock, Inc. (2021-2022) ● Clearwater Paper (2013-2018)

OTHER AFFILIATIONS ● The American Connection Project ● Board of Directors, Business Roundtable ● Board of Advisors, Columbia University Business School – Deming Center

PROFESSIONAL BACKGROUND

BETH FORD serves as President and Chief Executive Officer of Land O’Lakes, Inc. (“Land O’ Lakes”), a Fortune 200 food production and agribusiness company that is also a century-old farmer-owned cooperative. Land O’ Lakes operates Land O’Lakes Dairy Foods, Purina Animal Nutrition, WinField United, and Truterra, and operates in more than 60 countries. Ms. Ford joined Land O’ Lakes in 2011 and held a variety of roles across all businesses before becoming chief executive officer in 2018. Ms. Ford’s 36-year career spans six industries at seven companies. She was inducted into the Supply Chain Hall of Fame in 2022 by the Council of Supply Chain Management Professionals.

RELEVANT SKILLS AND EXPERIENCE

Ms. Ford has extensive leadership experience in food and agribusiness, as well as over 35 years in supply chain operations across multiple industries. As the chief executive officer of a farmer-owned cooperative, she knows the challenges that small and large farmers face, including those related to climate change. Ms. Ford also brings experience in operating multiple consumer-facing brands and managing a complex, multinational enterprise. Through her prior service on other publicly traded companies’ boards of directors, Ms. Ford is able to leverage her valuable insights and provide particular insight into corporate governance and sustainability considerations. As a member of the board of directors of the Business Roundtable, she has well-developed acumen in a wide variety of public policy issues linked to business and the economy.

23	STARBUCKS 2024 PROXY	PROPOSAL 1: ELECTION OF DIRECTORS

Mellody Hobson Co-Chief Executive Officer, President and Director, Ariel Investments, LLC	AGE 54	DIRECTOR SINCE 2005	CHAIR SINCE 2021
FAVORITE DRINK Pike Place® Roast, black*

INDEPENDENT

COMMITTEES ● None

SKILLS

OTHER PUBLIC BOARDS WITHIN THE PAST FIVE YEARS ● JPMorgan Chase & Co. (since 2018) ● The Estée Lauder Companies Inc. (2005-2018)

OTHER AFFILIATIONS

●   Co-Chair of the Lucas Museum of Narrative Arts

●   Chairman of After School Matters, which provides Chicago teens with high quality out-of-school time programs

●   Board of Governors’ Executive Committee of the Investment Company Institute

PROFESSIONAL BACKGROUND

MELLODY HOBSON has served as chair of the board of Starbucks since 2021 and served as vice chair of Starbucks for almost three years before assuming that role. Ms. Hobson has served as Co-CEO, President, and Director of Ariel Investments, LLC (“Ariel Investments”), an investment management firm, since 2019. She previously served as President of Ariel Investments from 2000 to 2019. In addition, she serves as President and Chairman of the Board of Trustees of the Ariel Investment Trust, a registered investment company advised by Ariel Investments. She previously served as Senior Vice President and Director of Marketing at Ariel Capital Management, Inc. from 1994 to 2000, and as Vice President of Marketing at Ariel Capital Management, Inc. from 1991 to 1994.

RELEVANT SKILLS AND EXPERIENCE

As an executive and a director of a large investment company, Ms. Hobson has significant leadership, operational, investment, and financial expertise. She brings a strong investor perspective to the boardroom and infuses discussions with insights from a shareholder, capital markets, and capital allocation lens. Earlier in her career, Ms. Hobson was an on-air CBS news contributor and analyst on finance and the economy, which provided insight into media, communications, and public relations considerations. Ms. Hobson also brings valuable knowledge of corporate governance and similar issues from her service on other publicly traded companies’ boards of directors as well as her work with the Investment Company Institute’s Board of Governors’ and her prior service on the SEC Investment Advisory Committee. In addition, Ms. Hobson has brand marketing experience through her past service on the Boards of Directors of The Estée Lauder Companies Inc. and DreamWorks Animation SKG.

*	Pike Place is a registered trademark of The Pike Place Market PDA, used under license.

Jørgen Vig Knudstorp Special Partner to the LEGO Brand Owner Family, KIRKBI Group	AGE 55	DIRECTOR SINCE 2017
FAVORITE DRINK
Caramel Macchiato

INDEPENDENT

COMMITTEES ● Audit Committee ● Impact Committee ● Nominating/Governance Committee (chair)

SKILLS

OTHER PUBLIC BOARDS WITHIN THE PAST FIVE YEARS ● None

OTHER AFFILIATIONS ● Board of Directors, The Lego Group (since 2017)

 PROFESSIONAL BACKGROUND

JØRGEN VIG KNUDSTORP has, since September 2023, served as, Special Partner to the LEGO Brand Owner Family of KIRKBI Group, the holding company for Lego Brand and LEGO Group, a privately held, family-owned leading toy manufacturer, with responsibility for brand and business development. From 2017 to 2023, Mr. Knudstorp served as Executive Chairman of the LEGO Brand Group, owner of the LEGO brand. From 2004 to 2016, he served as President and Chief Executive Officer of the LEGO Group. He previously held various leadership positions at the LEGO Group from 2001 to 2004, including Senior Vice President, Corporate Affairs Vice President, Strategic Development Senior Director, Global Strategic Development & Alliance Management; and Director, Strategic Development. Prior to joining the LEGO Group, Mr. Knudstorp served as a Management Consultant at McKinsey & Company, a management consulting firm, from 1998 to 2001.

 RELEVANT SKILLS AND EXPERIENCE

Mr. Knudstorp brings to the board his top executive leadership experience at one of the world’s most renowned toy manufacturers, which has a highly recognizable brand and a record of innovation. His extensive global leadership experience provides the board with unique insights and knowledge of brand and digital marketing, strategy, consumer products, development and nurturing of human capital and organizational culture and values, environmental impact, finance, capital allocation, international operations and distribution, and formation and management of strategic alliances, and Mr. Knudstorp brings experience in building an authentic brand across sustainability considerations in addition to product and employee experiences.

24	STARBUCKS 2024 PROXY	PROPOSAL 1: ELECTION OF DIRECTORS

Neal Mohan Chief Executive Officer, YouTube	AGE 50	DIRECTOR SINCE 2024
FAVORITE DRINK Caffé Mocha with Light Whip

INDEPENDENT

COMMITTEES ● None*

SKILLS

OTHER PUBLIC BOARDS WITHIN THE PAST FIVE YEARS ● 23AndMe Holding Co. (since 2021) ● Stitch Fix, Inc. (2020-2023)

OTHER AFFILIATIONS ● Member, Council on Foreign Relations ● Board of Trustees, The Paley Center for Media ● Member, Stanford University Graduate School of Business Advisory Council

PROFESSIONAL BACKGROUND

NEAL MOHAN has served since 2023 as the Chief Executive Officer of YouTube, which is used by over two billion people across the globe to watch and share video, access information, build community, and shape culture. Mr. Mohan’s prior roles at YouTube from 2015 to 2023 included Chief Product Officer, where he was responsible for YouTube products, user experience, and trust and safety on all platforms and devices globally. Prior to joining YouTube, Mr. Mohan served as Senior Vice President of Display and Video Ads at Google, where he was responsible for advertising offerings. Before joining Google, Mr. Mohan was Senior Vice President of Strategy and Product Development at DoubleClick Inc. (“DoubleClick”), where he rapidly grew the business and helped pioneer the digital marketing industry. He played a critical role in the sale of DoubleClick to Google and subsequently led post-sale integration efforts.

RELEVANT SKILLS AND EXPERIENCE

Mr. Mohan’s experience has given him valuable insights on the opportunities and challenges confronting consumerfacing companies as they seek to innovate for long-term growth and navigate evolving consumer preferences. Likewise, Mr. Mohan’s extensive background in marketing enables him to provide strategic guidance to maintain and bolster Starbucks standing as one of the most recognized and respected brands in the world.

*	Neal Mohan was appointed by the board on January 9, 2024 and has not, to date, been appointed to any committees of the board.

Satya Nadella Chairman and Chief Executive Officer, Microsoft Corporation	AGE 56	DIRECTOR SINCE 2017
FAVORITE DRINK
Double Espresso Shot

INDEPENDENT

COM MITTEES ● Nominating/Governance Committee

SKILLS

OTHER PUBLIC BOARDS WITHIN THE PAST FIVE YEARS ● Microsoft Corporation (since 2014)

OTHER AFFILIATIONS ● Board of Trustees, University of Chicago ● Board of Trustees of Fred Hutchinson Cancer Research Center (previously)

PROFESSIONAL BACKGROUND

SATYA NADELLA has served as Chief Executive Officer of Microsoft Corporation, a global technology provider, since 2014 and as Chairman of Microsoft’s board of directors since 2021. He joined Microsoft in 1992 and held various leadership positions, including serving as Executive Vice President of the Cloud and Enterprise group. In this role, he led the transformation to the cloud infrastructure and services business. Previously, Mr. Nadella led research and development for the Online Services Division and was Vice President of the Microsoft Business Division. Before joining Microsoft, Mr. Nadella was a member of the technology staff at Sun Microsystems.

RELEVANT SKILLS AND EXPERIENCE

Mr. Nadella has global business leadership experience, extensive experience in the technology industry, and an understanding of how technology will be used and experienced around the world, as well as deep expertise in allocating capital and optimizing productivity. He also provides the board with invaluable insights as Starbucks continues to explore innovative ways to use technology to elevate our brand and grow the business. Mr. Nadella’s experience in leading a multinational, complex enterprise, aligning teams, motivating employees, addressing corporate and environmental responsibility, developing human capital and talent, fostering a robust culture, and managing strategic and operational issues have enabled him to make important contributions to board discussions and oversight. Mr. Nadella also brings insight and knowledge in international operations and distribution gained from his service as an executive at one of the world’s largest public technology companies.

25	STARBUCKS 2024 PROXY	PROPOSAL 1: ELECTION OF DIRECTORS

Laxman Narasimhan chief executive officer, Starbucks Corporation	AGE 56	DIRECTOR SINCE 2023
FAVORITE DRINK
Doppio Macchiato with Steamed Skim Milk

INDEPENDENT

COMMITTEES ● None

SKILLS

OTHER PUBLIC BOARDS WITHIN THE PAST FIVE YEARS ● Verizon Communications, Inc. (since 2021) ● Reckitt Benckiser Group Plc (2019-2022)

OTHER AFFILIATIONS ● Board of Trustees, Brookings Institution ● Council on Foreign Relations

PROFESSIONAL BACKGROUND

LAXMAN NARASIMHAN joined Starbucks as chief executive officer-elect in October 2022, and assumed the role of chief executive officer in March 2023. Prior to joining Starbucks, Mr. Narasimhan served as Chief Executive Officer of Reckitt Benckiser Group Plc (“Reckitt”), a FTSE 12 listed British multinational consumer health, hygiene, and nutrition company, for three years. Prior to joining Reckitt, Mr. Narasimhan held various roles at PepsiCo, Inc. (“PepsiCo”) from 2012 to 2019, including Group Chief Commercial Officer; Chief Executive Officer Latin America, Europe, and Sub-Saharan Africa; Chief Executive Officer Latin America; and Chief Financial Officer of PepsiCo Americas Foods. Prior to joining PepsiCo, Mr. Narasimhan spent 19 years at McKinsey & Company, where he focused on its consumer, retail, and technology practices in the U.S., Asia, and India.

RELEVANT SKILLS AND EXPERIENCE

Mr. Narasimhan brings to the board extensive experience in beverage, food, retail, and consumer businesses. Through his previous ceo roles, he has substantial experience operating multinational, consumer-facing businesses. In addition, as a trustee of the Brookings Institution and a member of the Council on Foreign Relations, Mr. Narasimhan has a unique understanding of numerous public policy matters. As a member of the Verizon board of directors and its Corporate Governance and Policy Committee, he has experience with myriad issues—including those related to sustainability—facing public companies.

Daniel Servitje Chief Executive Officer, President, and Chairman, Grupo Bimbo SAB de CV	AGE 64	DIRECTOR SINCE 2024
FAVORITE DRINK
Cappuccino

INDEPENDENT

COMMITTEES ● Impact Committee

SKILLS

OTHER PUBLIC BOARDS WITHIN THE PAST FIVE YEARS ● Grupo Bimbo SAB de CV (since 1994) ● Coca-Cola FEMSA SAB de CV (1998-2022)

OTHER AFFILIATIONS ● Chairman, Corporación Aura Solar ● Director, Mexican Institute for Competitiveness ● Director, Latin America Conservation Council ● Director, The Global Consumer Goods Forum

PROFESSIONAL BACKGROUND

DANIEL JAVIER SERVITJE MONTULL is the President and Chief Executive Officer of Grupo Bimbo SAB de CV, a multinational food company listed on the Mexican Stock Exchange since 1980, which currently has a presence on four continents, employs 148,000 associates, had LTM revenues of $22.3 billion, and holds more than 100 brands and 13,000 different products. Mr. Servitje joined Grupo Bimbo in 1976 and has served as Chief Executive Officer since 1997, and as Chairman of the Board since 2013.

RELEVANT SKILLS AND EXPERIENCE

Mr. Servitje brings extensive executive leadership experience after serving as the head of a multinational food giant for decades. He is uniquely positioned to advise on the challenges and opportunities facing companies—such as Starbucks—seeking to provide an unparalleled experience and build a superior brand reputation through an international consumer-facing food business. This experience enables Mr. Servitje to offer nuanced and actionable guidance on matters affecting various facets of Starbucks business. During his time in senior leadership at Grupo Bimbo, Mr. Servitje has presided over and helped to drive Grupo Bimbo’s progress on environmental and social responsibility matters and brings extensive experience to support Starbucks in its commitment to be an ESG leader.

26	STARBUCKS 2024 PROXY	PROPOSAL 1: ELECTION OF DIRECTORS

Mike Sievert Chief Executive Officer, President, and Director, T-Mobile US, Inc.	AGE 54	DIRECTOR SINCE 2024
FAVORITE DRINK
Dark Roast (preferably Sumatra), black

INDEPENDENT

COMMITTEES ● None*

SKILLS

OTHER PUBLIC BOARDS WITHIN THE PAST FIVE YEARS ● T-Mobile US, Inc. (since 2018) ● Shaw Communications, Inc. (2018-2023)

OTHER AFFILIATIONS ● President and Director, T-Mobile USA Foundation (previously)

PROFESSIONAL BACKGROUND

MICHAEL SIEVERT has served as the President and Chief Executive Officer of T-Mobile US, Inc. since April 2020. Mr. Sievert’s prior roles at T-Mobile included President and Chief Operating Officer from June 2018 to April 2020, Chief Operating Officer from 2015 to 2018, and Executive Vice President and Chief Marketing Officer from 2012 to 2015. Prior to his time with T-Mobile, Mr. Sievert was Chief Executive Officer at Discovery Bay Games, Inc. in 2012 and Chief Commercial Officer of Clearwire Corporation from 2009 to 2011. Mr. Sievert co-founded and was the Chief Executive Officer of Switch box Labs, Inc., which was acquired by Lenovo Group Limited in 2009. Prior to founding Switch box Labs, he held various marketing and branding roles for Microsoft Corporation; AT&T, Inc.; E*Trade Financial; International Business Machines Corporation; and The Procter & Gamble Company.

RELEVANT SKILLS AND EXPERIENCE

Mr. Sievert’s extensive executive leadership experience for both public and private companies enables him to evaluate and make informed decisions on strategic initiatives across the spectrum. On matters of marketing and branding in particular, his decades-long tenure with a host of the world’s most prominent companies allows him to provide insightful guidance that will help Starbucks maintain and bolster its status as one of the world’s most well-known and well-respected brands. Finally, as a long-time executive at one of the foremost Seattle-area companies, Mr. Sievert brings an understanding of how Starbucks Seattle roots have shaped its past and will continue to shape its future.

*	Mike Sievert was appointed by the board on January 9, 2024 and has not, to date, been appointed to any committees of the board.

Wei Zhang former Senior Advisor and President, Alibaba Pictures Group	AGE 53	DIRECTOR SINCE 2023
FAVORITE DRINK
Hazelnut Caffe Latte

INDEPENDENT

COMMITTEES ● None

SKILLS

OTHER PUBLIC BOARDS WITHIN THE PAST FIVE YEARS ● Ralph Lauren Corporation (since 2022)

OTHER AFFILIATIONS

●  Board of Directors, Amblin Partners (previously)

●  Board of Directors, Alibaba Pictures
Group (previously)

●  Board of Directors, Meituan Company (previously)

●  Board of Directors, Los Angeles Sports and Entertainment Commissions (previously)

●  Board of Directors, Jack Ma Foundation (previously)

PROFESSIONAL BACKGROUND

WEI ZHANG served as Senior Advisor and President of Alibaba Pictures Group, leading global operations since its formation, from 2014 until her retirement in 2021. She joined Alibaba Group in 2008 as Senior Vice President of Corporate Development and spent the next six years in strategic investment and M&A, corporate strategy, and corporate social responsibility roles. Prior to joining Alibaba, Ms. Zhang was Chief Operating Officer of Star China from 2005 to 2008, overseeing day to day operations of News Corp’s China subsidiary. She was Managing Director of CNBC China from 2002 to 2005 and held positions at Bain and General Electric before that.

RELEVANT SKILLS AND EXPERIENCE

Ms. Zhang is a highly accomplished senior executive with broad global experience, particularly in the China market. Ms. Zhang brings valuable knowledge of e-commerce and digitization, and media and entertainment to the board, along with a deep understanding of international markets and industry dynamics. She has spearheaded successful digital transformation initiatives, using innovative strategies and cutting-edge technologies to optimize online platforms, which both enhance customer experiences and drive substantial growth in the e-commerce market. Ms. Zhang’s background in media and entertainment provides the board with a unique perspective on effectively positioning brands by leveraging media platforms, content creation, and strategic partnerships. These innovative methods have consistently driven consumer engagement and increased brand visibility. By leveraging her diverse global experience, profound expertise in e-commerce and digitization, and exceptional media and entertainment acumen, Ms. Zhang is an extremely valuable asset to our board.

27	STARBUCKS 2024 PROXY	PROPOSAL 1: ELECTION OF DIRECTORS

 Corporate

 governance

BOARD STRUCTURE

Board leadership

The board of directors is responsible for ensuring that Starbucks business and affairs are managed to meet our stated goals and objectives and that the long-term interests of Starbucks shareholders and stakeholders are served. Our Governance Principles require that the Nominating/Governance Committee recommend to the board, on a biennial basis (or upon a vacancy), a director, to serve as the chair of the board. The board believes that a two-year term for the chair provides valuable continuity.

Our ceo is the principal executive officer of Starbucks and has general charge and supervision of the business and Starbucks strategic direction. Our independent chair of the board facilitates the board’s oversight of management and Starbucks long-term strategy and business initiatives and serves as a liaison between management and independent directors.

The duties of our independent chair of the board include the following:

•	Preside over and manage board meetings;

•	Support a strong board culture by fostering an environment of open dialogue; ensuring effective information flow and constructive feedback among the members of the board and senior management; facilitating communication among the chair, the board as a whole, board committees, and senior management; and encouraging director participation in discussions;

•	Approve the scheduling of board meetings, lead the preparation of the agenda for each meeting, and approve the agenda and materials for each meeting;
•	Serve as liaison between management and independent directors;

•	Represent the board at annual meetings of shareholders and be available, when appropriate, for consultations with shareholders;

•	Act as an advisor to the ceo on strategic aspects of the business; and

•	Perform such other duties as prescribed by the board.

28	STARBUCKS 2024 PROXY

Independent Chair of the Board	Mellody Hobson

Ms. Hobson, an independent, non-employee board member, has served as the chair of the board since March 2021. Our board believes that its leadership structure of separating the ceo and board chair roles and having an independent chair currently serves the best interest of our shareholders, partners, customers, and other stakeholders because it effectively allocates authority, responsibility, and oversight between management and the independent members of our board and supports the independence of our non-management directors.

ONGOING COMMITMENT TO BOARD AND COMMITTEE REFRESHMENT

Our board is comprised of a diverse, highly-engaged group of individuals with a wide range of relevant experience, qualifications, skills, tenure, and diversity, each of whom contributes to overall board and committee effectiveness.

The board is responsible for overseeing the exercise of corporate power and ensuring that Starbucks business and affairs are managed to meet Starbucks stated goals and objectives and that the long-term interests of Starbucks shareholders and stakeholders are served, which the board believes contributes to our long-term value and sustainability as a company. Our Nominating/Governance Committee is primarily responsible for maintaining a balanced and diverse board including the recommendation of directors for re-election and identifying new director candidates who will bring complementary skills and varied perspectives to our board. When identifying, evaluating, and recommending new director candidates, our Nominating/Governance Committee considers the qualifications and skills discussed on page 20.

As discussed above under “Background of the Solicitation,” based upon Starbucks criteria for nomination of directors to the board and the unanimous recommendation of the Nominating/Governance Committee, the board unanimously determined to nominate Ritch Allison, Andy Campion, Beth Ford, Mellody Hobson, Jørgen Vig Knudstorp, Neal Mohan, Satya Nadella, Laxman Narasimhan, Daniel Servitje, Mike Sievert, and Wei Zhang for election at the Annual Meeting in light of their experience, qualifications, skills, and other attributes, and not to nominate any of the SOC Group Nominees. Starbucks believes that it has an appropriate balance of new and continuing directors, and assuming the election of all Starbucks nominees, the average tenure for all directors will be 4.1 years as of the Annual Meeting, and 63.6% of these directors will have gender, national, or ethnic diversity.

In their approach to composition and refreshment, our Nominating/Governance Committee and board strive to achieve an appropriate balance of experience, continuity, and fresh perspectives as well as a diversity of perspectives and backgrounds. Our Nominating/Governance Committee and board believe this balance best serves our shareholders’ and other stakeholders’ interests and that the overlap of new and longer-tenured directors provides new directors with the opportunity to learn from the knowledge and experience of longer-tenured directors and allows for smooth role and responsibility transitions.

These changes, reflecting shareholder engagement and numerous discussions between members of our board and highly qualified candidates, demonstrate our board’s ongoing commitment to refreshment and help ensure that an appropriate mix of experience, qualifications, skills, and other attributes are represented on our board. The board is committed to ensuring that it remains composed of directors who are equipped to oversee the success of the business, striving to maintain an appropriate balance of diversity, skills, and tenure in its composition, and intends to increase its gender diversity over the next few years.

   Board meeting

   annual calendar:

29	STARBUCKS 2024 PROXY	CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

Our board conducts an annual review of the independence of our directors. The board has determined that every director nominee and every member of our board who served in fiscal year 2023, other than Laxman Narasimhan, our ceo, and Howard Schultz, our founder who no longer serves on our board, is “independent” as that term is defined under the rules of The Nasdaq Stock Market (“Nasdaq”). In assessing independence, our board determined that none of the members of our board, other than Mr. Narasimhan and Mr. Schultz, have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our independent directors for fiscal year 2023 consisted of: Ritch Allison, Andy Campion, Beth Ford, Mellody Hobson, Jørgen Vig Knudstorp, Isabel Ge Mahe, Satya Nadella, Joshua Cooper Ramo, Clara Shih, Javier Teruel, and Wei Zhang. Our board has also determined that Neal Mohan, Daniel Servitje, and Mike Sievert, who were appointed in fiscal year 2024 and are nominated for election at the Annual Meeting, are independent.

In determining that Mr. Nadella is independent, the board considered payments in the ordinary course of business in fiscal year 2023 between Starbucks and Microsoft Corporation, where Mr. Nadella serves as an executive officer. These payments were for amounts representing significantly less than 1% of Microsoft Corporation’s annual revenues and Mr. Nadella did not have any direct involvement in our business relationship with Microsoft Corporation and the board also determined that these transactions did not constitute a related party transaction under SEC rules as Mr. Nadella did not have a material interest in these transactions. The board determined that these transactions would not interfere with Mr. Nadella’s exercise of independent judgment in carrying out his responsibilities as a director.

In determining that Ms. Mahe was independent while she served on the board, the board considered payments in the ordinary course of business in fiscal year 2023 between Starbucks and Apple Inc., where Ms. Mahe serves as an executive. These payments were for amounts representing significantly less than 1% of Apple Inc.’s annual revenues and Ms. Mahe did not have any direct involvement in our business relationship with Apple Inc. and the board also determined that these transactions did not constitute a related party transaction under SEC rules as Ms. Mahe did not have a material interest in these transactions. The board determined that these transactions would not interfere with Ms. Mahe’s exercise of independent judgment in carrying out her responsibilities as a director.

In determining that Mr. Servitje is independent, the board considered payments in the ordinary course of business in fiscal year 2023 between Starbucks and Grupo Bimbo, S.A.B. de C.V. (“Grupo Bimbo”), where Mr. Servitje serves as an executive officer and director. These payments were for amounts representing significantly less than 1% of Grupo Bimbo’s annual revenues and Mr. Servitje did not have any direct involvement in our business relationship with Grubo Bimbo and the board also determined that these transactions did not constitute a related party transaction under SEC rules as Mr. Servitje did not have a material interest in these transactions. The board determined that these transactions would not interfere with Mr. Servitje’s exercise of independent judgment in carrying out his responsibilities as a director.

In determining that Ms. Shih was independent while she served on the board, the board considered payments in the ordinary course of business in fiscal year 2023 between Starbucks and Salesforce, Inc., where Ms. Shih serves as an executive. These payments were for amounts representing significantly less than 1% of Salesforce, Inc.’s annual revenues and Ms. Shih did not have any direct involvement in our business relationship with Salesforce, Inc. and the board also determined that these transactions did not constitute a related party transaction under SEC rules as Ms. Shih did not have a material interest in these transactions. The board determined that these transactions would not interfere with Ms. Shih’s exercise of independent judgment in carrying out her responsibilities as a director.

In determining that Mr. Sievert is independent, the board considered payments in the ordinary course of business in fiscal year 2023 between Starbucks and T-Mobile, US, Inc. (“T-Mobile”), where Mr. Sievert serves as an executive officer and director. These payments were for amounts representing significantly less than 1% of T-Mobile’s annual revenues and Mr. Sievert did not have any direct involvement in our business relationship with T-Mobile and the board also determined that these transactions did not constitute a related party transaction under SEC rules as Mr. Sievert did not have a material interest in these transactions. The board determined that these transactions would not interfere with Mr. Sievert’s exercise of independent judgment in carrying out his responsibilities as a director.

Our board’s director-succession planning efforts have resulted in significant board refreshment, as summarized below:

30	STARBUCKS 2024 PROXY	CORPORATE GOVERNANCE

ROLE OF OUR BOARD COMMITTEES

Our board of directors currently has four standing committees: the Audit and Compliance Committee (“Audit Committee”), the Compensation and Management Development Committee (“Compensation Committee”), the Impact Committee, and the Nominating/Governance Committee. The board of directors, based upon recommendations from the Nominating/Governance Committee, makes committee and committee chair assignments annually at its meeting immediately preceding the Company’s annual meeting of shareholders. The board adjusts committee assignments as deemed appropriate. The board has determined that all of the members of each committee are “independent directors” as defined by Nasdaq rules. In addition, the board has determined that directors who serve on our Audit Committee and Compensation Committee satisfy the additional independence and qualification criteria applicable to directors serving on such committees under Nasdaq listing requirements.

The current composition and primary responsibility of each standing committee are summarized on the following pages. Each standing committee also has risk oversight within its respective areas of accountability as discussed under the heading “Risk Oversight.”

All four committees operate pursuant to written charters, which are available on our website at www.starbucks.com/about-us/company-information/corporate-governance. Each committee annually reviews and reassesses the adequacy of its charter and recommends any proposed changes to the charter to the board for approval.

Audit and Compliance Committee	COMMITTEE MEMBERS: Andy Campion (chair) Jørgen Vig Knudstorp Beth Ford
	REPORT: Page 95	NUMBER OF MEETINGS IN FISCAL YEAR 2023: 8

THE PRIMARY RESPONSIBILITIES OF THE AUDIT COMMITTEE ARE TO:

•   oversee our accounting and financial reporting processes, including focused review of higher-risk areas

•   appoint the independent registered public accounting firm and oversee the relationship

•   review the annual audit and quarterly review processes with management and the independent registered public accounting firm

•   review the Company’s quarterly and annual financial statements with management and the independent registered public accounting firm

•   review management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s related attestation

•   oversee the Company’s internal audit function

•   discuss any material weakness or significant deficiency and any steps taken to resolve the issue

•   review any significant findings and recommendations from internal audit

•   review and approve or ratify all transactions with related persons and potential conflicts of interests that are required to be disclosed in the proxy statement

•   review periodically, discuss with management, and regularly report to the board major and emerging risk exposures, risk assessment, and risk management policies

•   oversee the Company’s program, policies and procedures related to cybersecurity

Ms. Mahe and Mr. Ramo both served on the Audit Committee during fiscal year 2023 but left the board in March 2023. Each of Mr. Campion, Ms. Ford, and Mr. Knudstorp: (i) meets the independence criteria prescribed by applicable law and SEC rules for audit committee membership, and (ii) meets Nasdaq’s financial knowledge and sophistication requirements. Each of Mr. Campion and Mr. Knudstorp has been determined by the board to be an “audit committee financial expert” under SEC rules. The Audit Committee Report describes in more detail the Audit Committee’s responsibilities with regard to our financial statements and its interactions with our independent auditor, Deloitte & Touche LLP.

31	STARBUCKS 2024 PROXY	CORPORATE GOVERNANCE

Compensation and Management Development Committee	COMMITTEE MEMBERS: Ritch Allison (chair) Andy Campion Beth Ford
	REPORT: Page 82	NUMBER OF MEETINGS IN FISCAL YEAR 2023: 5

THE PRIMARY RESPONSIBILITIES OF THE COMPENSATION COMMITTEE ARE TO:

•   oversee, review, and approve, as appropriate, the Company’s overall compensation policies, structure, and programs (including with respect to wages, salaries, bonuses, equity plans, partner benefit plans, and other benefits) for partners and officers

•   conduct an annual review of, and recommend to the independent directors of the board, the compensation package for the ceo

•   conduct an annual review and approve or recommend, as applicable, the compensation packages for Section 16 officers and other senior officers designated by the board

•   annually review and approve performance measures and targets for all executive officers participating in the annual incentive bonus plan and long-term incentive plans, and certify achievement of such measures and targets

•   approve, modify, and administer partner-based equity plans, the Executive Management Bonus Plan (the “Annual Incentive Bonus Plan”), and deferred compensation plans

•   annually establish the evaluation process for reviewing the ceo’s performance

•   periodically review and approve our management development and succession planning practices

•   review and approve the Company’s peer group companies and review market data

•   except where explicitly delegated to other committees of the board, review and assess the Company’s human capital management strategies, practices, policies, goals, programs, disclosures, and risks, including policies and strategies regarding recruiting, selection, talent development, progression, and retention, and diversity, equity, and inclusion

•   provide recommendations to the board on compensation-related proposals to be considered at the Company’s annual meeting of shareholders

•   determine management stock ownership guidelines and periodically review ownership levels for compliance

•   annually review a report regarding potential material risks, if any, created by the Company’s compensation policies and practices and inform the board of any necessary actions

The Compensation Committee may form and delegate any or all of its responsibilities to one or more subcommittees, as may be necessary or appropriate, and within certain limits. At least annually, the Compensation Committee reviews and approves our executive compensation strategy and principles to confirm that they are aligned with our business strategy and objectives, shareholder interests, desired behaviors, and corporate culture.

Each of Mr. Allison, Mr. Campion, and Ms. Ford meets the heightened independence criteria prescribed by the SEC and Nasdaq rules for compensation committee membership.

Ms. Shih served on the Compensation Committee during fiscal year 2023 but left the board in March 2023.

Compensation committee interlocks and insider participation

Mr. Allison, Mr. Campion, Ms. Ford, and Ms. Shih served on the Compensation Committee in fiscal year 2023. No member of the Compensation Committee was, at any time during fiscal year 2023 or at any other time, an officer or employee of Starbucks, and no member of this Committee had any relationship with Starbucks requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). No executive officer of Starbucks has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Compensation Committee during fiscal year 2023.

32	STARBUCKS 2024 PROXY	CORPORATE GOVERNANCE

Environmental, Partner, and Community Impact Committee	COMMITTEE MEMBERS: Beth Ford (chair) Jørgen Vig Knudstorp Daniel Servitje
NUMBER OF MEETINGS IN FISCAL YEAR 2023: N/A

THE PRIMARY RESPONSIBILITIES OF THE IMPACT COMMITTEE ARE TO:

•   monitor the Company’s environmental, partner, community, customer, and farmer promises and oversee policies and practices related to such promises

•   oversee policies and practices related to labor relations and partner health and safety

•   oversee non-executive partner training programs, including the Company’s education and opportunity benefits programs

•   oversee policies related to health regulations and guidelines and food safety standards and controls as well as programs and policies related to nutrition and health

•   oversee the Company’s program, policies, and procedures related to data privacy and identifying associated risks

•   annually review and assess the effectiveness of the Company’s environmental and social strategies, policies, practices, goals, programs, disclosure, and risks, including review of the Company’s annual Impact Report

The Company announced the board’s intention to create the Impact Committee on November 20, 2023, in order to assist the board in fulfilling its oversight responsibilities relating to evolving regulations and accountability standards as they apply to Starbucks stakeholders, as well as Starbucks progress towards its environmental, partner, and community impact commitments. The board formally established and approved the initial charter for the Impact Committee on December 13, 2023 and the members of the Impact Committee were appointed to such committee on January 9, 2023. The Impact Committee is expected to hold meetings at least four times a year commencing in fiscal year 2024.

Nominating and Corporate Governance Committee	COMMITTEE MEMBERS: Jørgen Vig Knudstorp (chair) Ritch Allison Satya Nadella
NUMBER OF MEETINGS IN FISCAL YEAR 2023: 8

THE PRIMARY RESPONSIBILITIES OF THE NOMINATING/GOVERNANCE COMMITTEE ARE TO:

•   make recommendations to the board regarding board leadership and membership and chairs of the board’s committees

•   make recommendations to the board about the Company’s corporate governance processes

•   assist in identifying and screening board candidates, administer the Policy on Director Nominations, and consider shareholder nominations to the board

•   annually assess the evaluation process for the effective performance of the governance responsibilities of the board and its committees and recommend any changes to that process to the board

•   annually review the board’s and its committee’s compensation for independent directors and make recommendations to the board regarding such compensation

•   annually review corporate political contributions and expenditures

•   provide recommendations to the board on shareholder proposals to be considered at the Company’s annual meeting of shareholders

Ms. Mahe served on the Nominating/Governance Committee during fiscal year 2023 but left the board in March 2023.

33	STARBUCKS 2024 PROXY	CORPORATE GOVERNANCE

BOARD OVERSIGHT

Strategy oversight

The board plays an important role in overseeing Starbucks long-term strategy, including evaluating key market opportunities, consumer trends, partner relations, and competitive developments. This also includes aspects of our sustainability initiatives and social impact agenda that relate to our strategy. The board’s oversight of risk is another integral component of the board’s oversight and engagement on strategic matters. Strategy-related matters are regularly discussed at board meetings and, when relevant, at committee meetings. We also dedicate at least one board meeting every year to an intensive review and discussion of Starbucks strategic plan. Matters of strategy also inform committee-level discussions of many issues, including business risk. Engagement of the board on these issues and other matters of strategic importance continues in between meetings, including through updates to the board on significant items and discussions by the ceo with the independent chair of the board on a periodic basis. Each director is expected to and does bring to bear his or her own talents, insights, and experiences to these strategy discussions.

Beyond The Boardroom

To increase each director’s engagement with and understanding of our strategy, each director participates in an extensive orientation program upon joining the board, including meeting with members of our executive leadership team and other key leaders of Starbucks to gain a deeper understanding of Starbucks business and operations, attending cultural immersion programs, and visiting our stores to engage with store partners and customers first-hand. Periodic briefing sessions are also provided to members of the board on subjects that would assist them in discharging their duties. Our directors also have the opportunity through our periodic investor day presentations to understand and assess how we are communicating our strategy to our shareholders and other important stakeholders.

Risk oversight

RISK OVERSIGHT BY THE BOARD

The board has ultimate responsibility for risk oversight. We believe that a fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for that company. The involvement of the board in reviewing Starbucks business strategy is an integral aspect of the board’s assessment of management’s tolerance for risk and its determination of what constitutes an appropriate level of risk for Starbucks.

While the full board has ultimate responsibility for risk oversight, the board has delegated oversight responsibility for certain risks to the Audit Committee, the Compensation Committee, the Impact Committee, and the Nominating/Governance Committee. This approach allows the board to draw upon the experience and judgment of specific directors comprising each committee who have experience overseeing and managing particular risks that Starbucks faces in various areas of its business. Starbucks ERM program is designed to identify, assess, and prioritize Starbucks critical risk exposures to its business operations across various time frames, from the short-term to the long-term, and throughout the world. Risks are evaluated based on their potential magnitude, likelihood, and immediacy and are monitored over time to ensure risk profile changes are evaluated in a timely manner for existing and emergent risks.

The committees of the board play a key role in the board’s risk oversight responsibility. Each of our board committees is authorized by its charter to consult at its discretion with any experts or advisors that committee members feel would be helpful. All committees receive regular reports from management responsible for monitoring and mitigating particular risk exposures as part of the ERM program, and the committee chairs provide regular reports to the full board on relevant areas of oversight.

The board believes that its leadership structure, coupled with the structure and work of the various committees described below, is appropriate and effective in facilitating board-level risk oversight.

34	STARBUCKS 2024 PROXY	CORPORATE GOVERNANCE

RISK OVERSIGHT BY THE COMMITTEES OF THE BOARD

Audit
Committee

Responsible for overseeing Starbucks ERM program, as well as financial, operational, legal, and regulatory risks; and overseeing Starbucks risk assessment and risk management policies, including with respect to cybersecurity risk exposures.

Receives regular reports from management including from our cfo, vp of Internal Audit, general counsel, and chief ethics and compliance officer on such risks at regularly scheduled meetings and as requested by the committee.

Compensation Committee

Responsible for overseeing risks related to Starbucks compensation policies and practices, including as they relate to the workforce generally, risks related to Starbucks human capital management function, and risks related to succession planning practices and strategies.

Reviews a summary and assessment of compensation risks annually.

Receives reports from management including from our chief partner officer on such risks at regularly scheduled meetings and as requested by the committee.

Impact Committee

Responsible for overseeing data privacy risks, environmental and social risks (including climate-related risks).

Responsible for overseeing risks related to the Company’s environmental, partner, community, customer, and farmer promises.

Will receive reports from management including from our chief partner officer, evp of Global Coffee, Social Impact & Sustainability, head of food safety, and privacy officer on such risks at regularly scheduled meetings and as requested by the committee.

Nominating / Governance Committee

Responsible for overseeing risks associated with shareholder concerns, board governance and composition, political contributions, and compliance matters relating to emerging political, environmental, and global citizenship trends.

Receives reports from management including from our general counsel on such risks at regularly scheduled meetings and as requested by the committee.

The role of management in risk oversight

RISK MANAGEMENT COMMITTEE

Starbucks maintains a Risk Management Committee, a management-level committee, which is co-managed by our cfo and general counsel and reports to senior leadership. The Risk Management Committee meets monthly to discuss various risk topics facing Starbucks including risks related to the ERM program. The Risk Management Committee identifies, assesses, and prioritizes Starbucks critical risk exposures to its business operations across various time frames, from the short-term to the long-term, throughout the world. Risks are evaluated based on their potential magnitude, likelihood, and immediacy and are monitored over time to ensure risk profile changes are evaluated in a timely manner for existing and emergent risks.

To effectively carry out its responsibilities, the Risk Management Committee leverages executive leadership team members’ various expertise and consults with outside experts. The Risk Management Committee also identifies and assesses the effectiveness of risk management and mitigation methods and periodically reports its findings to the Audit Committee. Annually, our cfo reviews the methodology and approach used to identify, assess, and manage risks. Our cfo also discusses the key risks identified in the ERM process with the Audit Committee and the full board, soliciting input from directors on the steps taken to mitigate risks and plans for additional mitigation in the year ahead.

In addition, each year, the Risk Management Committee provides a report to the full board that is focused on brand relevance and brand execution risks.

Senior management

Our senior management regularly attends meetings of the board and its committees and provides the board and its committees with reports regarding our operations, strategies, and objectives, and the risks inherent within them, as well as management action plans to monitor and address risk exposures. Board and committee meetings also provide a forum for directors to discuss issues with, request additional information from, and provide guidance to, senior management. In addition, our directors have direct access to senior management to discuss any matters of interest, including those related to risk.

Chief ethics and compliance officer

Our chief ethics and compliance officer leads a global team of professionals responsible for maintaining ethical and compliance excellence at Starbucks. This team works closely with our general counsel but our chief ethics and compliance officer reports directly to our Audit Committee and meets with the Audit Committee quarterly to discuss compliance and ethics-related trends, risks, and action plans. The chief ethics and compliance officer assesses legal and compliance risks, monitors those risks, and works cross-functionally to mitigate those risks across the enterprise. The chief ethics and compliance officer is also responsible for ensuring adherence to internal compliance requirements, overseeing the team that investigates alleged violations of our Standards of Business Conduct, and managing our anti-corruption and anti-bribery programs. Our chief ethics and compliance officer further works closely with our executives to ensure appropriate legal and compliance training to support and reinforce Starbucks ethical culture throughout the enterprise.

35	STARBUCKS 2024 PROXY	CORPORATE GOVERNANCE

Disclosure committee

The Disclosure Committee, which is comprised of a cross-functional team of partners, regularly reviews Starbucks financial and business disclosures, including quarterly and annual reports prior to filing with the SEC. There is substantial overlap in the membership of the Disclosure Committee and the Risk Management Committee (described above) to ensure that Starbucks required disclosures regarding its risks are accurate, complete, and timely. Starbucks internal legal and financial reporting teams seek input and advice from internal subject matter experts and external advisors in drafting specific disclosures, and such input and advice is communicated to the Disclosure Committee.

Oversight of data privacy and cybersecurity risk

We maintain comprehensive technologies and programs to ensure our systems are effective and prepared for data privacy and cybersecurity risks. Among other things:

•	we have implemented regular oversight over our programs for security monitoring for internal and external threats to ensure the confidentiality, availability, and integrity of our information assets;

•	we regularly evaluate our security program and continue to invest in our capabilities to keep our customers, partners, and information assets safe;

•	we have implemented controls aligned with industry guidelines and applicable statutes and regulations to identify threats, detect attacks, and protect our information assets;
•	we review privacy risks, including potential impacts to Starbucks customers, partners, and other relevant stakeholders;

•	our security monitoring capabilities are designed to alert us to suspicious activity; and

•	our incident response program includes periodic testing and is designed to restore business operations as quickly and in as orderly a manner as possible in the event of a breach.

Our chief information security officer is ultimately responsible for our cybersecurity program. Our chief information security officer meets at least twice annually with the Audit Committee to brief them on technology and information security matters. The Impact Committee will also regularly meet with our data privacy officer to ensure appropriate compliance practices are in place to changing global privacy laws and regulations. Our partners with relevant job functions participate in ongoing mandatory annual training and receive communications regarding the cybersecurity environment to increase their awareness.

At the board level, cybersecurity risk matters are overseen by the Audit Committee and data privacy risk matters are overseen by the Impact Committee. Both committees are made up entirely of independent directors, one of whom has significant work experience related to information security issues and oversight and serves on both committees. Management reports security incidents to the Audit Committee as they occur, if material, and also provides the Audit Committee with a summary report multiple times per year.

Starbucks carries insurance that provides protection against the potential losses arising from a cybersecurity incident. In the last three years, the expenses incurred from information security breach incidents were immaterial. This includes penalties and settlements, of which there were none.

Sustainability matters oversight

Our board is highly engaged in sustainability matters given that Starbucks global social impact, sustainability goals, and partners are intricately linked to our strategic direction. The board considers these matters at least annually in connection with the Starbucks strategic plan. In addition, except where explicitly delegated to other board committees or retained by the board, the Impact Committee is tasked with the responsibility for overseeing the effectiveness of sustainability strategies, policies, practices, goals, and programs, including review of Starbucks annual Impact Report. The Impact Committee is also tasked with, among other responsibilities, overseeing (i) policies and practices related to labor relations, (ii) policies and practices related to ensuring the health and safety of Starbucks partners, and (iii) non-executive partner training programs for job-related and non-job-related skills, including Starbucks education and opportunity partner benefits programs such as the Starbucks College Achievement Plan, Green Apron training program, Starbucks Coffee Academy, and Starbucks Global Academy. The Compensation Committee is responsible for overseeing the development and implementation of partner investment, management development, and succession planning practices aimed at fostering sufficient management depth at Starbucks to support its continued growth and the talent needed to execute long-term strategies, while the Audit Committee is tasked with overseeing Starbucks risk management strategy, including with respect to certain sustainability topics.

36	STARBUCKS 2024 PROXY	CORPORATE GOVERNANCE

BOARD The board is responsible for ensuring sustainability risks and opportunities are integrated into Starbucks long-term strategy.

Audit Committee

Oversees certain sustainability risks and key finance-related initiatives related to sustainability, as part of overall risk management, and also reviews key sustainability disclosures in SEC filings and the adequacy and effectiveness of applicable internal controls related to such measures.

Compensation Committee Oversees the development, implementation, and effectiveness of Starbucks practices, policies, and strategies relating to human capital management.

Impact Committee

Oversees, reviews, and assesses the effectiveness of Starbucks strategies, policies, practices, goals, programs, disclosures and risks (including climate-related risks) related to the environment, partners, communities, customers, farmers, and other stakeholders.

Nominating/

Governance

Committee

Oversees shareholder concerns, board governance and composition, political contributions and expenditures, and compliance matters relating to emerging political, environmental, and global citizenship trends.

Succession planning oversight

MANAGEMENT SUCCESSION PLANNING

In light of the critical importance of executive leadership to Starbucks success, we have an annual succession planning process. This process is enterprise-wide for managers up to and including our ceo.

Our board’s involvement in our annual succession planning process is outlined in our Governance Principles. The Governance Principles provide that our Compensation Committee has general oversight responsibility for management development and succession planning practices and strategy. Our Compensation Committee, pursuant to its charter, annually reviews and discusses with the independent directors of the board the performance of certain senior officers and senior managers of Starbucks and the succession plans for each such officer’s or manager’s position including recommendations and evaluations of potential successors to fill these positions. The Compensation Committee also conducts a periodic review of, and provides approval for, our management development and succession planning practices and strategies, including the review and oversight of risks and exposures associated with the succession planning practices and strategies.

CEO SUCCESSION PLANNING

A primary responsibility of the board is planning for ceo succession. The chair of our Nominating/Governance Committee, together with the chair of the board (or, if the chair of the board is not independent, the lead independent director), the chair of the Compensation Committee, and the ceo (collectively, the “succession planning team”) annually evaluate and update as appropriate the skills, experience, and attributes that the board believes are important to be an effective ceo in light of our business strategy. The succession planning team also annually reviews with the board, our ceo succession planning process, including the identification, development, and progress of internal candidates and how candidates have been assessed. Ceo succession planning should be an ongoing process, with the goal of providing sufficient lead time before an expected transition while also being prepared for and responsive to unexpected developments. Members of our board conducted proactive Spring 2023 outreach with shareholders as part of our Corporate Governance Cycle to discuss our ceo succession planning policies and we decided to partner with two executive search consulting firms going forward into fiscal year 2024. See the “Shareholder Engagement” section page 39 for more information about recent outreach during fiscal year 2023 to shareholders related to succession planning.

37	STARBUCKS 2024 PROXY	CORPORATE GOVERNANCE

BOARD PRACTICES AND POLICIES

Attendance at meetings

During fiscal year 2023, each incumbent director attended at least 75% of all meetings of the board and board committees on which they served (held during the period that such director served). In fiscal year 2023, our board held five meetings. Our Governance Principles require each board member to attend our annual meeting of shareholders except for absences due to causes beyond their reasonable control. All of the directors who then served on the board attended our 2023 Annual Meeting.

Executive sessions

Each regularly scheduled board meeting includes time for an executive session with only non-employee independent directors present. Following the executive sessions, when appropriate, the chair of the board (or a lead independent director if the chair is not then an independent director) will coordinate feedback from the executive session with the full board, applicable board committees, individual board members, or members of the Company’s senior management.

Service on other boards

Our Governance Principles establish the following standards for service by the Company’s directors on the boards and committees of other publicly traded companies.

Starbucks board members who are full-time employees of a publicly traded company may serve on no more than one publicly traded company’s board in addition to the Starbucks board and their own company board (when applicable).

Starbucks non-employee directors who are not full-time employees of a publicly traded company may serve on no more than three publicly traded companies’ boards in addition to the Company’s board.

Members of the Audit Committee may not serve on more than three public company audit committees (including the Company’s) unless such member is a retired certified public accountant, chief financial officer, controller, or has similar experience, in which case the limit will be four committees.

Starbucks board members wishing to join the board of another publicly traded company and Audit Committee members wishing to join another audit committee must first notify the chair of the Nominating/Governance Committee, the chair of the board, and the Company’s general counsel, who will review the proposed board membership to ensure compliance with applicable laws and policies and will refer any potential conflicts of interest to the chair of the Audit Committee for review.

Mandatory retirement and term limits

Mandatory retirement and board term limits are outlined in our Governance Principles.

A board member must retire immediately before the Company’s annual meeting of shareholders during the calendar year in which they attain age 75. No board member may be nominated to a new term if they would be age 75 or older at the end of the calendar year in which the election is held. On the recommendation of the Nominating/Governance Committee, the board may waive these requirements on an annual basis as to any board member if it deems such waiver to be in the best interests of the Company.

There are no term limits for service on the board. The Company and the board believe that the absence of term limits allows the Company to retain board members who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the board as a whole.

38	STARBUCKS 2024 PROXY	CORPORATE GOVERNANCE

SHAREHOLDER ENGAGEMENT

Starbucks believes that strong corporate governance includes year-round engagement with our shareholders. We have a long-standing, robust shareholder outreach program in which we solicit feedback on our corporate governance, executive compensation program, and disclosure practices, as well as environmental and social impact programs and goals. Members of management and the independent members of our board participate in shareholder engagement. Shareholder feedback from these engagements is shared with our board on an ongoing basis throughout the year. We also review our practices against guidelines published by shareholders and proxy advisory firms.

Every year, our outreach effort is generally conducted by a cross-functional team including Investor Relations, Law & Corporate Affairs, Inclusion and Diversity, Public Affairs, Global Coffee, Sustainability and Social Impact, and Partner Resources. Additionally, our ceo and cfo are engaged in meaningful dialogue with our shareholders through our quarterly earnings calls and investor-related outreach events.

Corporate governance cycle

Throughout the year, highlights of our shareholder engagement includes:

Fiscal year 2023 Outreach: shareholder proposals

Every year, Starbucks provides shareholders with the opportunity to submit shareholder proposals. At our 2023 Annual Meeting, approximately 52% of our shareholders who voted approved the assessment proposal (which requested that the board commission and oversee an independent, third-party assessment of Starbucks adherence to its stated commitment to workers’ freedom of association and collective bargaining rights). Following this vote, we conducted extensive engagement with our shareholders, which is detailed below, and our board commissioned the FOA/CB Assessment. On December 13, 2023, in response to the assessment proposal and related engagement with Starbucks shareholders, the board released a non-privileged and non-confidential version of the FOA/CB Assessment.

Additionally, approximately 21% of our shareholders who voted approved the SOC succession planning proposal (which requested a ceo succession planning policy amendment to our Governance Principles) representing a substantial minority of shareholders. Succession planning and resulting policy updates were also included as engagement topics during our Spring 2023 outreach, which is detailed below.

We Contacted Shareholders Representing 48.1% of our Total Shares Outstanding

Shareholders We Contacted

•  We reached out to 35 shareholders representing 48.1% of our total shares outstanding to invite them to participate in calls to discuss our response to the assessment proposal and the SOC succession planning proposal

•  30 shareholders representing 41.6% of our total shares outstanding accepted our invitation to engage directly

Starbucks Participants

•  Mellody Hobson, our independent chair of the board, and Ritch Allison, an independent director and chair of the Compensation Committee, participated in meetings with investors representing 26.8% of our total shares outstanding

39	STARBUCKS 2024 PROXY	CORPORATE GOVERNANCE

KEY THEMES FROM SHAREHOLDER ENGAGEMENT

The majority of the shareholders we engaged expressed appreciation for our commitment to and progress toward an independent, third-party assessment of the workers’ rights to freedom of association and collective bargaining in 2023 (the “assessor”). On December 13, 2023, in response to the assessment proposal and related engagement with Starbucks shareholders, the board released a non-privileged and non-confidential version of the FOA/CB Assessment.

What We Heard: Worker Rights Commitments	What We Did: Worker Rights Commitments

Topic/Feedback	Changes for Fiscal Year 2024 and Beyond

Independence of Third-Party Assessor Shareholders expressed an expectation that the chosen assessor be a legitimate, independent expert in the field, with credibility being of the utmost importance.

Our search for the assessor was focused on expertise, independence, and credibility. The board engaged Thomas M. Mackall, a highly qualified and deeply experienced, independent assessor to investigate past practices and deliver a comprehensive and impartial report. Mr. Mackall brings more than 30 years of experience in domestic and global labor relations, business and human rights, as well as international labor standards to this important task. He also serves a member of the Governing Body of the International Labor Organization (“ILO”) and sits on the ILO’s Committee on Freedom of Association, a tripartite committee charged with hearing claims that governments have failed to protect freedom of association and collective bargaining.

Human Capital Management Initiatives

Shareholders explained that their vote for the assessment proposal stemmed from negative media attention related to unionization and collective bargaining efforts at Starbucks.

Starbucks management, and certain independent members of our board, continued to engage with shareholders to provide context and clarity around the media attention relating to unionization at Starbucks, including around the international collective bargaining progress. On December 8, 2023, Starbucks communicated to Workers United its sincere desire to start the process of constructive and good faith bargaining at the earliest possible time in an effort to reach contracts for stores that have elected to organize. On December 13, 2023, Starbucks published a non-privileged and non-confidential version of the FOA/CB Assessment and reaffirmed its commitment to the principles of freedom of association and collective bargaining.

Transparency & Findings

Shareholders sought an unbiased review of processes related to freedom of association and collective bargaining and encouraged as much disclosure of the results of the FOA/CB Assessment as possible, including how Starbucks plans to address its findings.

Under mandate from the board and our ceo, Mr. Mackall had extensive access to documentation and Starbucks personnel. Starbucks management did not dictate to Mr. Mackall what he should or should not review. The Nominating/Governance Committee directed Mr. Mackall to provide any recommendations directly to the Nominating/Governance Committee. On December 13, 2023, the board provided a non-privileged and non-confidential version of the FOA/CB Assessment to our shareholders and other stakeholders.

Engagement with the Proponets

Shareholders believed that Starbucks should continue to engage with the proponents of the assessment proposal, including as to progress on such assessment throughout the year. Shareholders had mixed views as to the extent to which Starbucks should incorporate the proponents’ feedback into the assessment itself.

After the 2023 Annual Meeting, certain independent members of the board and management engaged with the proponents of the assessment proposal to gather additional feedback on the Starbucks proposed actions in response to the assessment proposal. After the non-privileged and non-confidential version of the FOA/CB Assessment was published, the proponents were offered additional time to discuss the contents of that report with the chair of the board.

Board Oversight

Shareholders were generally pleased with the perceived board oversight of the FOA/CB Assessment and understood that the process was ultimately led by the independent Nominating/Governance Committee and board chair.

The board engaged Mr. Mackall and delegated supervision of the FOA/CB Assessment to the chair of the board, along with our Nominating/Governance Committee. Together, our chair and members of the Nominating/Governance Committee met regularly with Mr. Mackall, offering him the full support of the board and Starbucks. Through meetings and correspondence with Mr. Mackall, the board members repeatedly emphasized the expectation that he conduct an independent, objective, and critical review.

Starbucks management, as well as certain independent members of our board, continue to engage with shareholders to provide context around unionization at Starbucks. During the fiscal year 2023 engagements, our shareholders have had opportunities to share feedback with and ask questions of our board members and senior management, who engaged with 26.8% and 36.7% of our total shareholders, respectively. This engagement included outreach to the proponents of the 2023 shareholder proposals.

40	STARBUCKS 2024 PROXY	CORPORATE GOVERNANCE

What We Heard: Succession Planning	What We Did: Succession Planning

Topic/Feedback	Changes for Fiscal Year 2024 and Beyond

Succession Planning Shareholders believed that the return of Howard Schultz as ceo demonstrated that our board and Starbucks lacked an appropriate ceo succession plan

A primary responsibility of the board is planning for ceo succession. The chair of the board, the chair of the Compensation Committee, the chair of the Nominating/Governance Committee, and the ceo annually evaluate and update the skills, experience, and attributes that the board believes are important to be an effective ceo in light of Starbucks business strategy. This group also annually reviews with the board our ceo succession planning process, including the identification, development, and progress of internal candidates, and how candidates have been assessed. Planning for ceo succession is an ongoing process, with the goal of providing sufficient lead time before an expected transition while also being prepared for and responsive to unexpected developments. In response to shareholder feedback the board revised its Governance Principles to ensure ceo succession planning is an ongoing process, with the goal of providing sufficient lead time before an expected transition while also being prepared for and responsive to unexpected developments. The board aims to provide as much transparency into the succession planning and ceo selection process as possible through shareholder engagement.

Succession Planning Policies Shareholders believed that the existing published succession planning policy required enhancements

Ceo succession planning is an ongoing process for the board, with the goal of providing sufficient lead time before an expected transition while also being prepared for and responsive to unexpected developments or emergency succession situations. As part of the board’s continued succession planning enhancements, our enhanced succession planning approach includes:

•   In partnership with an executive search consulting firm (“Firm A”), the board will update our ceo next generation success profile on a bi-annual basis.

•   In alignment with the success profile, Firm A will support the board with a bi-annual list of ceo profiles that could be considered in the event of a succession need.

•   In partnership with another executive search consulting firm (“Firm B”), the board has aligned on an internal development strategy and the intrinsic areas of focus and experiences using Firm B for internal candidate development.

To ensure the board receives the most comprehensive yet independent recommendations, the board has intentionally separated its selection for ceo success profile support (Firm A) from internal candidate development (Firm B).

41	STARBUCKS 2024 PROXY	CORPORATE GOVERNANCE

BOARD AND COMMITTEE EVALUATIONS

Our board is committed to continual corporate governance improvement. To that end, the board and each committee annually conduct a self-evaluation to review and assess their overall effectiveness. These evaluations cover a variety of subjects, including:

a.	strategic oversight;

b.	board structure and operation;

c.	interactions with and evaluation of management;

d.	governance policies;

e.	committee structure and composition;
f.	board composition;

g.	director nomination process;

h.	board processes; and

i.	topics addressed at board and committee sessions.

Committee self-assessments of performance are shared with the full board. As appropriate, these assessments result in updates or changes to our practices as well as commitments to continue existing practices that our directors believe contribute positively to the effective functioning of our board and its committees. In fiscal year 2023, these assessments led to refinements to the board and committee agendas, streamlining of materials, formation of the Impact Committee, and the consistent use of consent agendas.

To supplement these evaluations, the Nominating/Governance Committee reviews the Governance Principles each year in light of changing conditions and shareholders’ interests and recommends appropriate changes to the board for consideration and approval. In addition, the board arranges for an independent external review process of the board and each committeee, typically every three years, the next of which the board anticipates will be conducted during fiscal year 2024.

OUR DIRECTOR NOMINATION PROCESS

Our Nominating/Governance Committee, together with our board, maintains a robust policy for the consideration of potential director candidates and is responsible for establishing criteria, screening candidates, and evaluating the qualifications of persons who may be considered for service as a director, including candidates nominated or suggested by shareholders. Our Nominating/Governance Committee also retains independent third-party search firms, consultants, and other advisors, as appropriate, to help identify, screen, and evaluate potential director candidates and to enhance our board’s preparedness in the event of an unplanned director departure.

Our director nomination process affirms our commitment to inclusiveness by setting forth our policy of considering diversity in the director identification and nomination process. Our Nominating/Governance Committee proactively seeks diverse director candidates to provide representation of varied experience, qualifications, skills, and other attributes in the boardroom to support the global demands of our business. When seeking new director candidates, our Nominating/Governance Committee actively endeavors to include women, racial and ethnic minorities, and geographically diverse persons in the candidate pool. However, our Nominating/Governance Committee does not assign specific weights to any single criterion, and no particular criterion is necessarily applied to all prospective director nominees. As part of its annual review of our board composition and director nominees, our Nominating/Governance Committee assesses the effectiveness of its approach to diversity.

Our Policy on Director Nominations, which describes the process by which candidates are identified and assessed for possible inclusion in our recommended slate of director nominees, is available at www.starbucks.com/about-us/company-information/corporate-governance. The nominations policy is administered by the Nominating/Governance Committee, which reviews the policy at least annually and makes modifications as our needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating/Governance Committee may amend the nominations policy at any time, in which case the most current version will be available on our website.

The Nominating/Governance Committee will consider and evaluate all candidates identified through the processes described below, including incumbents and candidates proposed by shareholders, based on the same criteria.

Minimum criteria for board members

Under the Starbucks Policy on Director Nominations (see the Corporate Governance section of our website at https://www.starbucks.com/about-us/corporate-governance/), each candidate for the board is required to, at a minimum:

•	be prepared to represent the best interests of all shareholders rather than just one particular constituency or entity;

•	have demonstrated integrity and ethics in their personal and professional life and have established a record of professional accomplishment in their chosen field;

•	together with their family members, affiliates, and associates, be free of any material personal, financial, or professional interest in any present or potential competitor of Starbucks;

42	STARBUCKS 2024 PROXY	CORPORATE GOVERNANCE

•

be prepared to participate fully in board and committee activities, and not have other personal or professional commitments that would, in the Nominating/Governance Committee’s sole judgment, interfere with or limit their ability to do so;

•

intend to serve as a director at least until the next annual meeting of shareholders or until a successor has been qualified, and preferably would intend to make a long-term commitment to serve on the board if re-nominated;

•	acknowledge and agree to comply with Starbucks confidentiality, Governance Policies, and other policies and guidelines applicable to directors;

•	be willing to make, and be financially capable of making, the required investment in our common stock specified in the director stock ownership guidelines described in this proxy statement;

•

be free of any commitments or assurance to any person as to how the candidate would vote or act on any issue or question that has not been disclosed to Starbucks and be free of any such commitments or assurances that could limit or interfere with the candidate’s ability to comply with their fiduciary duties; and

•	not be a party to any compensation or incentive arrangements with any person or entity other than Starbucks with respect to service or action as a director that has not been disclosed to Starbucks.

Desirable qualities and skills

In addition to the minimum criteria described above, the Nominating/Governance Committee favors candidates who possess the qualities and skills described below:

•

Relevant Background and Skills. Each candidate should possess professional and personal experiences, skills, and expertise that are relevant to our goal of being one of the world’s leading consumer brands. At this stage of our development, relevant experiences might include: serving as a sitting ceo of a large global company; large-company ceo experience; senior-level international experience; senior-level consumer products, food, food service, and beverage industry experience; multi-unit small box retail or restaurant experience; and technology expertise. We also value relevant senior-level expertise in one or more of the following areas: finance, accounting, capital allocation, branding, sales and marketing, organizational development, human capital management, international or large-scale operations, logistics and distribution, information technology, social media, public relations, corporate social responsibility, environmental and climate change, sustainability, and domestic and international, public policy, as well as public company board experience.

•	Congeniality. Each candidate should contribute positively to the existing chemistry and collaborative culture among board members.

•

Diversity. Each candidate should contribute to the board’s overall diversity. For these purposes, diversity is broadly construed to mean a variety of identities, perspectives, and personal and professional experiences and backgrounds. Diversity can be represented in both visible and non-visible characteristics that include race, ethnicity, national origin, gender, and sexual orientation. In addition, each candidate should affirm a commitment to furthering inclusion and diversity at Starbucks.

The Nominating/Governance Committee is responsible for reviewing the appropriate skills and characteristics required of directors in the context of prevailing business conditions and existing competencies on the board, and for making recommendations regarding the size and composition of the board, with the objective of having a board that brings to Starbucks a variety of perspectives and skills derived from high quality business and professional experience. The Nominating/Governance Committee’s review of the skills and experience it seeks in the board as a whole, and in individual directors, enables it to assess whether Starbucks has been effective at achieving a board with a diversity of experiences.

Process for identifying candidates

The Nominating/Governance Committee has two primary methods for identifying candidates.

1	2

The Nominating/Governance Committee may use its authority under its charter to retain at our expense one or more search firms (and to approve such firms’ fees and other retention terms), to identify possible candidates to serve on our board who satisfy our minimum and desired qualifications, meet with and screen such candidates (including conducting reference checks), and assist in scheduling candidate meetings with board members. To reflect the Company’s commitment to diversity, the Nominating/Governance Committee will require any such search firm to include in its initial list of candidates qualified individuals who reflect diverse backgrounds, including diversity of race, ethnicity, national origin, gender, and sexual orientation.

The Nominating/Governance
Committee periodically solicits
ideas for possible candidates
from a number of sources:
members of the board; senior-
level Starbucks executives;
advisors to the Company or the
board; individuals personally
known to the members of the
board; and research, including
database and Internet searches.

43	STARBUCKS 2024 PROXY	CORPORATE GOVERNANCE

Shareholder nominations

The nominations policy divides the process for candidates proposed by shareholders into two categories: the general nomination right of all shareholders, and proposals by “qualified shareholders” (as described below).

GENERAL NOMINATION RIGHT OF ALL SHAREHOLDERS

Any registered shareholder may nominate one or more individuals for election as a director at an annual meeting of shareholders if the shareholder complies with the advance notice, information, and consent provisions contained in our bylaws. See the “Shareholder Proposals” section on page 96 for more information.

DIRECTOR RECOMMENDATIONS BY QUALIFIED SHAREHOLDERS

In addition to those candidates identified through its own internal processes, the Nominating/Governance Committee will evaluate a candidate proposed by any single shareholder or group of shareholders that has beneficially owned more than 5% of our common stock for at least one year (and will hold the required number of shares through the annual meeting of shareholders) and that satisfies the notice, information, and consent provisions in the nominations policy (a “qualified shareholder”). Any candidate proposed by a qualified shareholder must be independent of the qualified shareholder in all respects as determined by the Nominating/Governance Committee and by applicable law. Any candidate submitted by a qualified shareholder also must meet the definition of an “independent director” under Nasdaq rules.

To be considered for an upcoming annual meeting of shareholders, notice from a qualified shareholder regarding a potential candidate must be received by the Nominating/Governance Committee at least 120 calendar days before the anniversary of the date of our proxy statement released to shareholders in connection with the previous year’s annual meeting.

The procedures described in this section are meant to establish an additional means by which certain shareholders can contribute to our process for identifying and evaluating candidates. This opportunity is not meant to replace or limit shareholders’ general nomination rights in any way.

Proxy access

In addition, our bylaws permit a shareholder, or a group of up to 20 shareholders, owning at least 3% of the Company’s outstanding shares of common stock continuously for at least three years, to nominate and include in our annual meeting proxy materials director nominees constituting up to the greater of two nominees or 20% (or the closest whole number (rounding down) below 20%) of the board, subject to the requirements specified in our bylaws.

Evaluation of candidates

The Nominating/Governance Committee will consider and evaluate all candidates identified through the processes described above, including incumbents and candidates proposed by shareholders, based on the same criteria.

Future revisions to the policy on director nominations

The Policy on Director Nominations is intended to provide a set of flexible guidelines for the effective functioning of our director nominations process. The Nominating/Governance Committee reviews the Policy on Director Nominations at least annually and makes modifications as our needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating/Governance Committee may amend the Policy on Director Nominations at any time, in which case the most current version will be available on our website.

44	STARBUCKS 2024 PROXY	CORPORATE GOVERNANCE

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and approval of related person transactions

Under the Audit Committee’s charter, and consistent with Nasdaq rules, any material potential or actual conflict of interest or transaction between Starbucks and any “related person” of Starbucks must be reviewed and approved or ratified by the Audit Committee. SEC rules define a “related person” of Starbucks as any Starbucks director (or nominee), executive officer, 5%-or-greater shareholder, or an immediate family member of any of such persons.

Our board of directors has adopted a written Policy for the Review and Approval of Related Person Transactions Required to Be Disclosed in Proxy Statements, which states that it is generally the policy of Starbucks not to participate in “related person” transactions. In select circumstances, if the transaction provides Starbucks with a demonstrable and significant strategic benefit that is in the best interests of Starbucks and its shareholders and has terms that are competitive with terms available from unaffiliated third parties, then the Audit Committee may approve the transaction. The policy also provides that any “related person” as defined above must notify the chair of the Audit Committee before becoming a party to, or engaging in, a potential related person transaction that may require disclosure in our proxy statement under SEC rules, or if prior approval is not practicable, as soon as possible after engaging in the transaction. Based on current SEC rules, transactions covered by the policy include:

•	any individual or series of related transactions, arrangements, or relationships (including, but not limited to, indebtedness or guarantees of indebtedness), whether actual or proposed;

•	in which Starbucks was or is to be a participant;

•	the amount of which exceeds $120,000; and

•

in which the related person has or will have a direct or indirect material interest. Whether the related person has a direct or indirect material interest depends on the significance to investors of knowing the information in light of all the circumstances of a particular case. The importance to the person having the interest, the relationship of the parties to the transaction with each other, and the amount involved in the transaction are among the factors to be considered in determining the significance of the information to investors.

The chair of the Audit Committee has the discretion to determine whether a transaction is or may be covered by the policy. If the chair determines that the transaction is covered by the policy, then the transaction is subject to full Audit Committee review and approval. The Audit Committee’s decision is final and binding. Additionally, the chair of the Audit Committee has discretion to approve, disapprove, or seek full Audit Committee review of any immaterial transaction involving a related person (i.e. a transaction not otherwise required to be disclosed in the proxy statement).

In considering potential related person transactions, the Audit Committee looks to SEC and Nasdaq rules, including the impact of a transaction on the independence of any director. Once the Audit Committee has determined that (i) the potential related person transaction will provide Starbucks with a demonstrable and significant strategic benefit that is in the best interests of Starbucks and its shareholders and (ii) that the terms of the potential related person transaction are competitive with terms available from unaffiliated third parties, the Audit Committee may consider other factors such as:

•	whether the transaction is likely to have any significant negative effect on Starbucks, the related person, or any Starbucks partner;

•	whether the transaction can be effectively managed by Starbucks despite the related person’s interest in it;

•	whether the transaction would be in the ordinary course of our business; and

•	the availability of alternative products or services at comparable prices.

Related person transactions since the beginning of fiscal year 2023

In fiscal year 2023, the following are the only transactions or series of similar transactions to which we were or will be a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer, beneficial holder of more than 5% of our capital stock, or any member of their immediate family or any entity affiliated with any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change of control, and other arrangements, which are described under “Executive Compensation.”

Starbucks and entities owned by Mr. Schultz previously entered into a management services agreement and a hangar space lease for Mr. Schultz’s aircraft. Pursuant to the management services agreement, an entity owned by Mr. Schultz operates his aircraft using aircraft management services provided by Starbucks, and Mr. Schultz fully compensates Starbucks for such services at market rates. Mr. Schultz further reimburses Starbucks in accordance with such management services agreement for all expenses, which includes both variable and non-variable expenses, incurred by Starbucks in managing the aircraft. Under the terms of the hangar space lease, an entity owned by Mr. Schultz reimburses Starbucks for the full pro-rata portion of the hangar rent and all utilities, building repairs, improvements, insurance, and other costs incurred by Starbucks relating to the hangar storage of Mr. Schultz’s aircraft. Mr. Schultz pays an estimate of each month’s required reimbursement to Starbucks in advance with a subsequent reconciliation. In fiscal year 2023, Mr. Schultz’s entities paid Starbucks $568,750 pursuant to the management services agreement and $821,954 pursuant to the hangar space lease.

45	STARBUCKS 2024 PROXY	CORPORATE GOVERNANCE

Mr. Schultz allows Starbucks to utilize his aircraft pursuant to a non-exclusive aircraft dry lease to Starbucks, which arrangement allows Starbucks to use an additional aircraft as needed to support Starbucks business operations without Starbucks having to incur the full ownership, operating, and maintenance costs of the aircraft. In fiscal year 2023, Starbucks paid an entity controlled by Mr. Schultz $1,061,824 for Starbucks pro-rata usage of such aircraft.

Mr. Schultz and Mr. Narasimhan have each entered into time-sharing agreements with Starbucks so that each of Mr. Schultz and Mr. Narasimhan can, in accordance with Starbucks Corporate Aircraft Use Policy, reimburse Starbucks to the maximum extent permitted under applicable Federal Aviation Administration (“FAA”) regulations for the entire aggregate incremental cost incurred by Starbucks in providing for their personal travel. Such aggregate incremental cost includes the full out-of-pocket cost incurred by the Company, including costs for any “deadhead” positioning related to personal travel. In fiscal year 2023, Mr. Schultz paid Starbucks approximately $201,000 pursuant to his time-sharing agreement, and Mr. Narasimhan paid Starbucks $0 pursuant to his time-sharing agreement.

Starbucks purchases commodities from United Olive Oil Import Corp., a wholly owned subsidiary of Partanna Holdings LLC (“Partanna”), as part of its ordinary course of business. As of the end of fiscal year 2023, Mr. Schultz indirectly held an approximate 19% ownership interest in Partanna and served as a member of Partanna’s Board of Managers. In fiscal year 2023, Starbucks paid $26,525,445 to United Olive Oil Import Corp. for the purchase of commodities to be used in Starbucks branded beverages and for resale in Starbucks cafes.

CORPORATE GOVERNANCE MATERIALS AVAILABLE ON THE STARBUCKS WEBSITE

Our Governance Principles are intended to provide a set of flexible guidelines for the effective functioning of the board of directors. The Governance Principles are reviewed regularly and revised as necessary or appropriate in response to changing regulatory requirements, evolving best practices, and other considerations. They are posted on the Corporate Governance section of our website at www.starbucks.com/about-us/company-information/corporate-governance.

In addition to our Governance Principles, other information relating to corporate governance at Starbucks is available on the Corporate Governance section of our website, including:

•	Restated Articles of Incorporation

•	Amended and Restated Bylaws

•	Audit and Compliance Committee Charter

•	Compensation and Management Development Committee Charter

•	Environmental, Partner, and Community Impact Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Director Nominations Policy
•	Standards of Business Conduct (applicable to directors, officers, and partners as well as temporary service workers and independent contractors)

•	Code of Ethics for ceo, coo, cfo, and finance leaders

•	Procedure for Communicating Complaints and Concerns

•	Audit and Compliance Committee Policy for Pre-Approval of Independent Auditor Services

•	Corporate Governance Principles and Practices for the Board of Directors

You may obtain a print copy of any of these materials, free of charge, by sending a written request to: Starbucks Corporation, 2401 Utah Avenue South, Mail Stop S-LA1, Seattle, Washington 98134, Attention: corporate secretary.

CONTACTING THE BOARD OF DIRECTORS

Starbucks offers several ways for interested parties to communicate with our board of directors, a board committee, or individual directors. Generally, you may provide feedback by calling the Starbucks audit line at 1-800-300-3205, or by sending written communications to:

Starbucks Corporation

P.O. Box 34507

Seattle, Washington 98124

The Procedure for Communicating Complaints and Concerns, which is available on the Corporate Governance section of our website, describes our process for determining which communications will be relayed to board members and which reports require investigation or other follow-up.

Our chief ethics and compliance officer, together with our general counsel, is responsible for administering the Procedure for Communicating Complaints and Concerns on behalf of the Audit Committee and the board of directors.

46	STARBUCKS 2024 PROXY	CORPORATE GOVERNANCE

COMPENSATION OF DIRECTORS

Fiscal year 2023 compensation program for non-employee directors

Under its charter, the Nominating/Governance Committee annually reviews and recommends the type and amount of board compensation for non-employee directors. Compensation decisions for non-employee directors are made by the Nominating/Governance Committee for each “Plan Year,” as defined in the Deferred Compensation Plan for Non-Employee Directors, which begins after the annual meeting of shareholders and concludes immediately before the following annual meeting of shareholders.

When considering and ultimately recommending changes to the compensation program for our non-employee directors, the Nominating/Governance Committee considers peer data, analysis, and recommendations provided by an independent compensation consulting firm.

NON-EMPLOYEE DIRECTOR COMPENSATION HIGHLIGHTS

•	The board chair and committee chairs receive additional fees to differentiate individual pay based on workload.

•	The overall compensation mix emphasizes equity.

•	Annual equity grants have a fixed value and vest immediately.

•	Directors do not receive performance-based equity awards.

•	Directors are subject to robust stock ownership guidelines to support shareholder alignment.

•	No perquisites for non-employee directors.

•	No additional fees for committee service except for committee chairs.

•	Our deferred stock unit program facilitates stock ownership.

2023 PLAN YEAR COMPENSATION (MARCH 2023 – MARCH 2024)

Our non-employee director compensation for the 2023 Plan Year was as follows:

Type of Compensation	Amount	How Paid

Annual retainer	$130,000	Lump sum in cash or fully-vested restricted stock units (“RSUs”), at the election of the director

Equity award	$180,000	Fully-vested RSUs

Additional retainer—board chair	$185,000	Lump sum in cash or fully-vested RSUs, at the election of the director

Additional retainer—Audit Committee chair*	$30,000

Additional retainer—Compensation Committee, Impact Committee, and Nominating/Governance Committee chairs*	$20,000

*	If the board chair also serves as a committee chair, that individual will receive only the additional retainer for the board chair.

The amount of compensation paid to the non-employee directors was unchanged from the 2022 Plan Year, except that the retainer for the Audit Committee chair was increased from $25,000 to $30,000 to recognize the duties and responsibilities associated with this role and to remain competitive with peer compensation. For the 2024 Plan Year, a retainer of $20,000 for the Impact Committee chair was added to recognize the duties and responsibilities associated with this role and to remain competitive with peer compensation.

DEFERRED COMPENSATION PLAN

The Deferred Compensation Plan for Non-Employee Directors enhances the Company’s ability to attract and retain non-employee directors by providing individual financial tax planning flexibility. Under this plan, a non-employee director may irrevocably elect to defer receipt of shares of common stock the director would have received upon vesting of RSUs until (1) the earlier of three years from the vesting of the RSU and separation from the board or (2) separation from the board.

NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP GUIDELINES

Starbucks has stock ownership guidelines for non-employee directors to align their interests with those of our shareholders. Non-employee directors are expected to own Starbucks stock worth at least five times the maximum portion of annual compensation that can be paid in cash, not including cash payable as an additional retainer for serving as chair of the board or as a committee chair. The current ownership requirement is $650,000 (5 x $130,000) of Company stock. Deferred stock units resulting from deferrals under the deferred compensation plan described above are counted toward meeting the guidelines.

47	STARBUCKS 2024 PROXY	COMPENSATION OF DIRECTORS

Directors have a period of five years to comply with this requirement, and they are expected to continue to meet the ownership requirement for as long as they serve on the board. All current non-employee directors are in compliance with or on target to meet these guidelines as of the date of this proxy statement.

Fiscal year 2023 non-employee director compensation table

The following table shows fiscal year 2023 compensation for non-employee directors.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)

Ritch Allison	—	$329,904	—	$329,904

Andy Campion	—	$339,943	—	$339,943

Beth Ford	—	$309,925	—	$309,925

Mellody Hobson	—	$494,954	—	$494,954

Jørgen Vig Knudstorp	—	$329,904	—	$329,904

Satya Nadella	—	$309,925	—	$309,925

Wei Zhang	—	$164,286	—	$164,286

Isabel Ge Mahe(4)	—	—	—	—

Joshua Cooper Ramo(4)	—	—	—	—

Clara Shih(4)	—	—	—	—

Javier G. Teruel(5)	—	—	—	—

(1)

Mr. Narasimhan and Mr. Schultz did not participate in the compensation program for non-employee directors. Information on compensation paid to Mr. Narasimhan during fiscal year 2023 and to Mr. Schultz during his term as interim ceo in fiscal year 2023 is described in the “Compensation Discussion and Analysis” section and the executive compensation tables of this proxy statement.

(2)

With the exception of Ms. Zhang, the amounts shown in this column represent the grant date fair values of the RSU awards granted to each of the non-employee directors on March 23, 2023. The amount shown for Ms. Zhang represents the grant date fair value of RSU awards granted on October 1, 2023. The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s fiscal year 2023 Annual Report on Form 10-K (Note 1: Summary of Significant Accounting Policies and Estimates).

(3)

Stock options, which were granted in prior Plan Years, have an exercise price equal to the closing market price of our common stock on the grant date and have a 10-year term from the date of grant. As of October 1, 2023, the aggregate number of shares of Starbucks common stock underlying outstanding option awards for each non-employee director were: Mr. Allison, 0; Mr. Campion, 0; Ms. Ford, 0; Ms. Hobson, 0; Mr. Knudstorp, 49,289; Mr. Nadella, 6,876; and Ms. Zhang, 0. As of the date of their departure from the Board, Ms. Mahe and Mr. Ramo each held no shares of Starbucks common stock underlying outstanding option awards, and Ms. Shih and Mr. Teruel held 5,166 and 87,635 shares of Starbucks common stock underlying outstanding option awards, respectively.

(4)	Ms. Mahe, Mr. Ramo, and Ms. Shih were not renominated in connection with the 2023 Annual Meeting and their service on our board ended at the 2023 Annual Meeting on March 23, 2023.

(5)	Mr. Teruel resigned from the board on October 5, 2022.

48	STARBUCKS 2024 PROXY	COMPENSATION OF DIRECTORS

Proposal 2 Advisory vote to approve named executive officer compensation

We are asking shareholders to approve, on a nonbinding, advisory basis, the compensation paid to our named executive officers (“NEOs”) as reported in this proxy statement (commonly referred to as a “say-on-pay”).

We encourage shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of our NEOs. The Compensation Committee and the board of directors believe that our executive compensation policies and procedures are effective in achieving our goals and that the compensation of our NEOs reported in this proxy statement has contributed to the Company’s long-term success.

The board has adopted a policy providing for an annual say-on-pay advisory vote. In accordance with this policy and Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking shareholders to approve, on a nonbinding, advisory basis, the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of Starbucks Corporation approve, on a nonbinding, advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes, and narrative in the proxy statement for the Company’s 2024 Annual Meeting of Shareholders.

This advisory say-on-pay resolution is non-binding on the board of directors. Nevertheless, the board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. Following the expressed preference of our shareholders approving the advisory resolution for an annual frequency of advisory votes on executive compensation at our 2023 Annual Meeting and unless the board modifies its policy on the frequency of future say-on-pay advisory votes, the next say-on-pay advisory vote will be held at the 2025 Annual Meeting.

This nonbinding, advisory vote on the compensation paid to our NEOs will be approved if the votes cast in favor of the proposal exceed the votes cast against it.

Board Recommendation The board of directors recommends a vote FOR approval, on a nonbinding, advisory basis, of the compensation paid to our named executive officers.

49	STARBUCKS 2024 PROXY

Executive compensation Compensation discussion and analysis

This Compensation Discussion and Analysis (“CD&A”) provides information about our executive compensation program and underlying compensation philosophy, which focuses on rewarding partners for their central role in our growth. While the principles underlying this philosophy extend throughout the organization, this CD&A primarily covers the compensation of our NEOs for fiscal year 2023—the current and former executive officers identified below.

Laxman Narasimhan*

chief executive officer

Rachel Ruggeri

executive vice president,

chief financial officer

Michael Conway

group president, International

and Channel Development

Sara Kelly**

executive vice president,

chief partner officer

Bradley E. Lerman***

executive vice president,

general counsel

Howard Schultz*

former interim chief executive officer,
founder, and chairman emeritus

Executive Summary	51
Executive Compensation Program	55
Elements of Fiscal Year 2023 Executive Compensation	56
Our Compensation Philosophy	71
Our Executive Compensation Process	72
Starbucks Fiscal Year 2023 Executive Compensation Peer Group Companies	73
Fiscal Year 2024 Executive Compensation Program Changes	74
Executive Compensation Governance Policies and Practices	76
Other Fiscal Year 2023 Compensation Matters	78
Executive Compensation Agreements and Arrangements	79
Compensation and Management Development Committee Report	82
Executive Compensation Tables	83

*   In March 2023, Mr. Narasimhan was appointed our ceo, and Mr. Schultz stepped down as our interim ceo. In September 2023, Mr. Schultz resigned as a director of the Company and ceased to provide any services to Starbucks.

**  In August 2022, Ms. Kelly was appointed evp, chief partner officer.

***  In April 2023, Mr. Lerman was appointed evp, general counsel.

50	STARBUCKS 2024 PROXY

EXECUTIVE SUMMARY

Business highlights

Since its founding, Starbucks has been committed to a process of continuous improvement and transformation at all levels and has consistently sought to create opportunities for its partners. In September 2022, we launched our Reinvention Plan to reset our business for even greater long-term success. The focus of our Reinvention Plan is to elevate the experiences in our stores for our partners and through our partners for our customers. To date, we believe our investments in partner wages, training, technology, and equipment have increased retention and in-store operational efficiencies while the acceleration of purpose-built store concepts and innovations in technologies have provided additional convenience to and connection with our customers. We will continue to invest in our partners and the customer experience, expand upon our Reinvention Plan, deliver on our social impact initiatives, and commit to long-term shareholder value creation all while driving long-term growth.

As the world has emerged from the COVID-19 pandemic, the Starbucks board and leadership team as well as the Starbucks mission statement, promises, and values, have evolved to meet the needs of a new era. In October 2022, the board brought in Laxman Narasimhan to be the next ceo of Starbucks through a unique six-month immersion. During this time, Mr. Narasimhan met and connected with partners around the globe and in all parts of the business, which ultimately resulted in his formal appointment as ceo in March 2023. In August 2022, Sara Kelly was appointed evp, chief partner officer, and in April 2023, Bradley E. Lerman was appointed evp, general counsel. We have also added six new board members, and have had four board members leave, since March 2023. We believe that these board and leadership changes will help us to deliver on our promises to our key stakeholders, given the experience, qualifications, skills, and diversity that these new directors and executive officers bring to Starbucks.

In fiscal year 2023, we saw strong early momentum on every key metric of our Reinvention Plan as we grew global comparable sales by 8%, consolidated net revenues by 12% to a record $36.0 billion, GAAP EPS by 27%, and non-GAAP EPS by 20%. We were also able to return $3.4 billion to shareholders in the form of dividends and share repurchases. Absent global economic disruptions and based on the current trend of our business operations and our focused efforts on our Reinvention Plan, we are confident in the strength of our brand and strategy for sustainable, profitable growth over the long term.

Total Consolidated Revenues +12% year-over-year $36.0B U.S. 90-day active Starbucks® Rewards members grew 14% year-over-year to 32.6M	Operating Margin +200 basis points year-over-year 16.3%	Total Consolidated EPS +27% year-over-year $3.58
	Non-GAAP Operating Margin +100 basis points year-over-year 16.1%*	Total Consolidated non-GAAP EPS +20% year-over-year $3.54*
Expanded global retail store base 7% to 38,038 Stores

*   Appendix A includes a reconciliation of non-GAAP operating margin and non-GAAP EPS to the most directly comparable measure reported under GAAP as well as information regarding how these measures are calculated. Year-over-year growth is based on a 52-week basis.

51	STARBUCKS 2024 PROXY	EXECUTIVE SUMMARY

Listening to our shareholders and changes to fiscal year 2024 compensation

Every year, Starbucks provides shareholders with the opportunity to approve its executive compensation program on an advisory basis. At our 2023 Annual Meeting, approximately 85% of our shareholders who cast votes supported our advisory vote on executive compensation. In addition, every year, we engage with shareholders representing a significant portion of our outstanding shares on a variety of topics, including our executive compensation program. During fiscal year 2023, we reached out to 35 shareholders representing 48.1% of our total shares outstanding and ultimately, spoke with 30 shareholders representing 41.6% of our total shares outstanding. The shareholders with whom we engaged did not express any substantive issues with our executive compensation program.

In evaluating our compensation practices for fiscal year 2024, the Compensation Committee was mindful of the feedback provided by shareholders and the results of our most recent advisory vote on executive compensation. We continued to refine our Annual Incentive Bonus Plan to, among other things, more closely align NEO compensation with Company financial performance, ensure that leaders have accountability for their direct line of sight, and align with our belief that creating a culture of belonging is critical to drive collaboration. We also made changes to the design of our PRSU program for fiscal year 2024 to incorporate sustainability goals and modify the talent metric to include a broader spectrum of the workforce and provide for different representation improvement targets in connection with this change. Please see “Fiscal Year 2024 Executive Compensation Program Changes” on page 74 for more information.

Fiscal year 2023 target total direct compensation

As shown below, the vast majority of our NEOs’ target total direct compensation is either variable or “at-risk” based on our financial, operating, inclusion and diversity, and sustainability results, individual performance, and our stock price. The at-risk elements of our fiscal year 2023 program include (i) our Annual Incentive Bonus Plan, an annual cash incentive award program, and (ii) our Leadership Stock Plan, through which PRSUs and RSUs were granted as long-term incentive awards.

CEO COMPENSATION MIX

OTHER NEO COMPENSATION MIX*

*

The chart above does not include Mr. Schultz, who, in connection with his service as interim ceo, received a base salary of only $1, was not eligible to earn an annual cash incentive award under the Annual Incentive Bonus Plan, and did not receive any equity awards.

52	STARBUCKS 2024 PROXY	EXECUTIVE SUMMARY

Compensation policy highlights

WHAT WE DO	WHAT WE DON’T DO

• Pay-for-performance philosophy with large majority of pay at risk

• Combination of absolute and relative performance metrics in incentive programs

• Sustainability goals incorporated into our long- and short-term incentive plans

• Stock ownership policy with rigorous share ownership requirements

• Double-trigger change in control benefits

• Independent executive compensation consultant

• Annual assessment of compensation risk and risk mitigation practices

• Regular review of share utilization, dilution, and cost

• Robust engagement with shareholders on governance and compensation matters

• Long-term incentive awards denominated and settled in equity, not cash

• Clawback policy covering cash and equity awards

●  No excise tax gross-ups upon a change in control

●  No excessive executive perquisites

●  No tax gross-ups on perquisites or benefits

●  No repricing or cash-out of underwater stock options without shareholder approval

●  No stock option grants at prices below fair market value

●  No fixed term or evergreen employment agreements

●  No severance agreements

●  No hedging, short sale, or derivative transactions permitted for directors or partners, including officers, in Company stock

●  No special change in control equity award benefits for executives

●  No executive pension plans or supplemental executive retirement plans

Fiscal year 2023 executive compensation payouts

Our fiscal year 2023 executive program payouts are aligned with our pay-for-performance philosophy. Each of our NEOs who was eligible to earn an annual cash incentive award under the Annual Incentive Bonus Plan earned an award based on our financial and operational results (payout of 111.4% of target), progress against our inclusion and diversity initiatives (payout ranged from 100% to 137.5% of target), progress against our sustainability initiatives (payout of 100.0% of target), and their individual performance (payout ranged from 100% to 120% of target). Our fiscal year 2021 PRSUs (awarded in November 2020) paid out at 102.8% of target as a result of the 126.67% average achievement against our three-year adjusted EPS targets being reduced by our three-year relative total shareholder return and three-year inclusion and diversity modifier.

Annual Incentive Bonus Plan

Financial Performance	Inclusion and Diversity Performance	Sustainability Performance	Individual Performance Factor

Payout of 111.4% of target	Payout ranged from 100% to 137.5% of target	Payout of 100% of target	Payout ranged from 100% to 120% of target

Leadership Stock Plan

Fiscal Year 2021 PRSUs

Payout of 102.8%

53	STARBUCKS 2024 PROXY	EXECUTIVE SUMMARY

Rigorous goal setting

Management and the Compensation Committee worked collaboratively to set targets that would reflect our ambitious performance goals and drive long-term value creation for our shareholders.

FISCAL YEAR 2023 ANNUAL INCENTIVE BONUS PLAN

LEADERSHIP STOCK PLAN

*	The three sections shown here are not meant to be representative of their categorical value.

Annual Incentive Bonus Plan

We set our fiscal year 2023 financial performance targets above our actual fiscal year 2022 financial performance consistent with our challenging strategic growth plans and our rigorous goal setting philosophy. For fiscal year 2023, 70% of each participant’s target incentive opportunity was earned based on adjusted net revenue and adjusted operating income financial metrics (increased from 50% in fiscal year 2022), and the remaining 30% was earned based on inclusion and diversity and sustainability metrics (15% increased from 10% in fiscal year 2022) and individual performance (15% decreased from 30% in fiscal year 2022). The Compensation Committee eliminated profit-specific goals, such as for operating margin, comparable store sales, and net new stores, after determining that performance against these metrics was largely reflected in the adjusted net revenue and adjusted operating income metrics. Reducing the number of metrics also supports the Compensation Committee’s goal of focusing and simplifying the Annual Incentive Bonus Plan. The Annual Incentive Bonus Plan and the results of our fiscal year 2023 performance are described in detail starting on page 57.

Leadership Stock Plan

The Compensation Committee did not make any changes to the Leadership Stock Plan for fiscal year 2023. Long-term incentives were awarded in two forms: (1) PRSUs, where the number of shares earned is based on three-year adjusted EPS performance against pre-established annual targets, subject to a downward or upward adjustment of up to 25% based on relative TSR performance and an additional downward or upward adjustment of up to 10% based on achievement of inclusion and diversity goals and (2) time-based RSUs. 60% of the long-term incentives were granted in the form of PRSUs and 40% of the long-term incentives were granted in the form of time-based RSUs. The long-term incentives under our Leadership Stock Plan and the results of our fiscal year 2023 performance are described in detail starting on page 67.

54	STARBUCKS 2024 PROXY	EXECUTIVE SUMMARY

EXECUTIVE COMPENSATION PROGRAM

Fiscal year 2023 executive compensation overview

The following table provides information regarding the elements of our fiscal year 2023 executive compensation program.

Element	Form	Objectives and Basis

Base Salary	Cash	• Attract and retain highly qualified executives to drive our success

Annual Incentive Bonus	Cash

•   Drive short-term Company performance and promote our financial goals and our inclusion and diversity and sustainability initiatives

•   Actual payout based on financial performance against pre-established adjusted net revenue and adjusted operating income targets, inclusion and diversity and sustainability goals, and individual performance

Long-term Incentive	PRSUs (60%) and time-based RSUs (40%)

•   Drive long-term Company performance, align interests of executives with those of shareholders, promote our inclusion and diversity initiatives, retain executives through long-term vesting, and support potential wealth accumulation

•   PRSUs are earned based on three-year adjusted EPS performance against pre-established annual targets, subject to downward or upward adjustment of up to 25% based on our relative TSR performance and downward or upward adjustment of up to 10% based on achievement of three-year inclusion and diversity goals

•   RSUs vest over a four-year period, subject to continued service with the Company, and become more valuable as our stock price increases, which aligns the recipients’ interests with the interests of our shareholders

Perquisites and Other Executive Benefits	Limited enhanced benefits (See “Other Fiscal Year 2023 Compensation Matters—Perquisites and Other Executive Benefits”)	• Provide for the safety and wellness of our executives and support our objective of attracting and retaining top executive talent

Deferred Compensation	401(k) plan and non-qualified Management Deferred Compensation Plan	• Provide methods for general savings, including for retirement and benefits generally consistent with our peer group

General Benefits	Health and welfare plans, stock purchase plan, and other broad-based partner benefits	• Offer competitive benefits package that generally includes benefits offered to all partners

55	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION PROGRAM

Financial results under performance goals

In determining the design of our fiscal year 2023 Annual Incentive Bonus Plan and the PRSUs granted under the Leadership Stock Plan, we considered prior year incentive plan targets and results as well as our financial and operating performance in fiscal year 2022. Targets for fiscal year 2023 financial goals were set at a level significantly above the prior year’s results.

(1)

Adjusted net revenue is a non-GAAP measure. Appendix A includes a reconciliation of adjusted net revenue to the most directly comparable measure reported under GAAP as well as information regarding how these measures are calculated.

(2)

Adjusted operating income is a non-GAAP measure. Appendix A includes a reconciliation of adjusted operating income to the most directly comparable measure reported under GAAP as well as information regarding how these measures are calculated.

(3)

Adjusted EPS is a non-GAAP measure. Appendix A includes a reconciliation of adjusted EPS to the most directly comparable measure reported under GAAP as well as information regarding how these measures are calculated.

ELEMENTS OF FISCAL YEAR 2023 EXECUTIVE COMPENSATION

Base salary

The Compensation Committee generally reviews and approves base salaries annually at its November meeting and makes adjustments at other times in connection with promotions or changes in roles or responsibilities, or to reward individual performance and promote market competitiveness. In making any such adjustments, the Compensation Committee will consider the breadth, scope, and complexity of the NEO’s role and responsibilities, internal equity, and whether the NEO’s base salary is appropriately positioned relative to similarly situated executives in our peer group.

For fiscal year 2023, the Compensation Committee reviewed and approved the base salaries shown below, except with respect to Mr. Narasimhan in his role as our ceo, whose base salary was recommended by the Compensation Committee and approved by the independent members of the board. In fiscal year 2023, Ms. Ruggeri, Mr. Conway, and Ms. Kelly each received base salary increases, effective on November 28, 2022, based on their performance and market competitiveness and internal equity considerations.

56	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION PROGRAM

	Base Salary (Annualized Rate)
Named Executive Officer	Fiscal Year 2023	Fiscal Year 2022	% Change

Laxman Narasimhan(1)	$1,300,000	N/A	N/A

Rachel Ruggeri	$891,000	$840,000	6%

Michael Conway	$981,000	$925,000	6%

Sara Kelly	$545,000	$500,000	9%

Bradley E. Lerman(2)	$750,000	N/A	N/A

Howard Schultz	$1	$1	0%

(1)	Mr. Narasimhan did not receive a base salary in fiscal year 2022 as his employment did not commence until October 1, 2022, the day immediately preceding the end of fiscal year 2022.

(2)	Mr. Lerman did not receive a base salary in fiscal year 2022 as his employment did not commence until April 2023.

Annual Incentive Bonus Plan

OVERVIEW

Annual cash incentive awards for the NEOs are paid pursuant to our Annual Incentive Bonus Plan. The Annual Incentive Bonus Plan is designed to ensure that awards are differentiated based on individual performance and align compensation with the execution of strategic initiatives that drive long-term performance. Each NEO’s annual incentive award in fiscal year 2023 was based on four metrics, as shown below. Specifically, seventy percent (70%) of the overall Annual Incentive Bonus Plan payout was based on adjusted net revenue and adjusted operating income goals on a consolidated Company basis (increased from 50% for fiscal year 2022) and the remaining 30% of the overall Annual Incentive Bonus Plan payout was based on inclusion and diversity goals (7.5% overall weighting), sustainability goals (7.5% overall weighting), and individual performance goals (15% overall weighting). For each metric, the possible payout can vary from 0% to 200% of target, depending on performance, with linear interpolation used to determine the payout for performance for our financial performance goals.

57	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION PROGRAM

TARGET OPPORTUNITIES

The target opportunities as a percentage of base salary for fiscal year 2023 for our NEOs other than Mr. Schultz are shown below. Mr. Schultz was not eligible to participate in the Annual Incentive Bonus Plan for fiscal years 2022 and 2023.

The target award amounts were determined by the Compensation Committee after considering a number of factors, including the breadth, scope, and complexity of the NEO’s role and responsibilities, internal equity, whether the target annual incentive is competitive with opportunities for similarly situated executives in our peer group, and individual performance.

	Bonus Targets Percentage of Base Salary

Named Executive Officer	Fiscal Year 2023	Fiscal Year 2022	% Change

Laxman Narasimhan	200%	N/A	N/A

Rachel Ruggeri	125%	125%	0%

Michael Conway	150%	150%	0%

Sara Kelly	100%	100%	0%

Bradley E. Lerman(1)	100%	N/A	N/A

(1)	Mr. Lerman’s target bonus opportunity for fiscal year 2023, after proration for his start date in April 2023, is equal to approximately 46% of his base salary.

FINANCIAL PERFORMANCE GOALS (70%)

For fiscal year 2023, the portion of the annual cash incentive award derived from financial performance goals was based on the achievement of adjusted net revenue and adjusted operating income measures on a Company consolidated basis. We chose these measures because we believed they would motivate our executives to drive Company growth and profitability consistent with our board-approved annual financial and long-term strategic plans. The threshold, target, and maximum criteria and actual results for adjusted net revenue and adjusted operating income for fiscal year 2023 were as follows:

(1)

The performance measures under the Annual Incentive Bonus Plan that were approved at the beginning of the performance period provided for certain non-GAAP adjustments so that the performance measures would reflect underlying business operations more consistently than the comparable GAAP measures. Appendix A includes a reconciliation of adjusted net revenue and adjusted operating income to the most directly comparable measure reported under GAAP as well as information regarding how these measures are calculated. To reflect performance above or below targets, adjusted net revenue and adjusted operating income have sliding scales that provide for annual cash incentive award payouts greater than the target bonus if the results are greater than target (up to a maximum 200% payout) or less than the target bonus if the results are lower than the target (down to a threshold of 25% of target payout, below which the result would be 0% payout). As noted in the table above, consolidated Company adjusted net revenue and adjusted operating income goals were achieved at 99% and 101% of target, respectively, resulting in weighted achievement factors of 100% and 120%, respectively, and a weighted achievement factor of 111.4%% for all consolidated Company financial performance goals.

(2)	In fiscal year 2023, consolidated adjusted operating income equaled the total of all business units’ operating income less total unallocated corporate expenses.

58	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION PROGRAM

SUSTAINABILITY PERFORMANCE GOALS (7.5%)

We believe giving back more than we take from the planet contributes to our primary objective of maintaining Starbucks standing as one of the most recognized and respected brands in the world. Further, we believe sustainability of our raw materials, especially coffee, is paramount to our business operations. As a result, our supply chain, coffee, reusables, greener stores, Planet+, dairy, and regulatory sustainability goals for fiscal year 2023 accounted for 7.5% of the overall fiscal year 2023 Annual Incentive Bonus Plan payout. The graphic below sets forth additional details regarding these goals, as well as the relative weighting of each component.

*	Green shading indicates levels at which goal was achieved.

Our sustainability goals related to supply chain, coffee, reusables, greener stores, Planet+, dairy, and regulatory Sustainability measurement were achieved with a weighted achievement factor of 100% for all sustainability goals.

59	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION PROGRAM

INCLUSION AND DIVERSITY PERFORMANCE GOALS (7.5%)

Our annual cash incentive program includes an inclusion and diversity element to cultivate an inclusive environment where everyone belongs. We believe the strength, diversity, and inclusiveness of our workforce are significant contributors to our success as a global brand. For that reason, the inclusion and diversity goals summarized below accounted for 7.5% of the overall fiscal year 2023 Annual Incentive Bonus Plan payout.

Inclusion and Diversity Performance Goals
1 Mentorship Program:	Serve as a mentor to BIPOC mentees and demonstrate a meaningful time commitment demonstrated through monthly group meetings with all mentees and monthly individual meetings with each mentee	No payout if did not participate
2 BIPOC Retention Rate*	• 50% payout for BIPOC Retention Rate >87% • 100% payout for BIPOC Retention Rate >90% • 200% payout for BIPOC Retention Rate 98%-100%
3 Inclusive Leadership Survey	Linked to Mentorship Program: Average score >3.0 on scale of 1-5 • 50% payout for Average score 2.0-2.49 • 100% payout for Average score 3.0-3.49 • 200% payout for Average score 4.5-5.0

*

BIPOC refers to Black, Indigenous, and People of Color. BIPOC retention is measured using a fiscal year-to-date retention metric and monitors the retention of BIPOC partners who were under an NEO’s functional hierarchy (reporting up through an NEO’s organization) at the beginning of the fiscal year and who remained employed with Starbucks, not necessarily in the NEO’s organization, throughout the fiscal year.

FINANCIAL AND SUSTAINABILITY PERFORMANCE MEASURES - RESULTS

The table below shows the fiscal year 2023 actual achievement results for each of the financial and sustainability components of the Annual Incentive Bonus Plan.

($ in millions)

Performance Measure	Weighting	Fiscal Year 2023 Target	Fiscal Year 2023 Result	Fiscal Year 2023 Achievement Factor

Business Performance(1)

Total Company Consolidated				111.4%

Adjusted Net Revenue	43%	$36,605	$36,515	100.0%

Adjusted Operating Income	57%	$5,833	$5,913	120.0%

Sustainability Results				100.0%

Supply Chain	11%	See page 59	100.0%

Sustainable Coffee	11%	See page 59	100.0%

Reusables	11%	See page 59	100.0%

Greener Stores	11%	See page 59	200.0%

Planet+ Menu	11%	See page 59	0.0%

Sustainable Dairy	11%	See page 59	100.0%

Sustainability Measurement	34%	See page 59	100.0%

(1)

The performance measures under the Annual Incentive Bonus Plan that were approved at the beginning of the performance period provided for certain non-GAAP adjustments so that the performance measures would reflect underlying business operations more consistently than the comparable GAAP measures. The fiscal year 2023 adjusted net revenue result and adjusted operating income result are non-GAAP measures. Appendix A includes a reconciliation of adjusted net revenue and adjusted operating income to the most directly comparable measure reported under GAAP as well as information regarding how these measures are calculated.

60	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION PROGRAM

INCLUSION AND DIVERSITY PERFORMANCE MEASURES - RESULTS

The table below shows the fiscal year 2023 actual achievement results for the inclusion and diversity component of the Annual Incentive Bonus Plan.

	Weighting	Fiscal Year 2023 Goal	Fiscal Year 2023 Result	Fiscal Year 2023 Achievement Factor

Rachel Ruggeri

Mentorship Program	No payout if no participation	Completion of insights, courses, and surveys	Completed successfully	137.5%
BIPOC Retention Rate	50%	>90%	93.5%
Inclusive Leadership Survey	50%	>3.00	4.18 score

Michael Conway

Mentorship Program	No payout if no participation	Completion of insights, courses, and surveys	Completed successfully	125%
BIPOC Retention Rate	50%	>90%	94.7%
Inclusive Leadership Survey	50%	>3.00	3.69 score

Sara Kelly

Mentorship Program	No payout if no participation	Completion of insights, courses, and surveys	Completed successfully	137.5%
BIPOC Retention Rate	50%	>90%	93.7%
Inclusive Leadership Survey	50%	>3.00	4.32 score

Mr. Narasimhan was engaged in a unique six-month immersion program in connection with his commencement of employment with Starbucks in October 2022, where he met and connected with partners around the globe and in all parts of the business, which ultimately resulted in his formal appointment as ceo in March 2023 and a re-founding of the Company. Due to Mr. Narasimhan’s engagement in this unique and invaluable six-month immersion program, Mr. Narasimhan did not formally participate as a mentor in the Mentorship Program, and he received an achievement factor of 100% with respect to the inclusion and diversity component of the Annual Incentive Bonus Plan given his participation in the immersion program. Mr. Lerman also was not able to participate in the Mentorship Program, as he did not commence employment with us until April 2023. As a result, consistent with our practice with respect to partners who are promoted or hired into a role at the senior vice president level or above after the Mentorship Program cutoff date, Mr. Lerman received an achievement factor of 100% with respect to the inclusion and diversity component of the Annual Incentive Bonus Plan.

INDIVIDUAL PERFORMANCE FACTOR (“IPF”) (15%) The IPF was based on the elements set forth in the table below, with specific goals that may vary by individual.

Element	Payout Range	Goals	Rationale

Living Our Mission and Values/Helping Others Succeed (Goals vary by individual)	0-200%

Varies by individual, but focused on:

•   Creating a culture of warmth and belonging, where everyone is welcome.

•   Delivering our very best in all we do and holding ourselves accountable for results.

•   Acting with courage, challenging the status quo, and finding new ways to grow our Company and each other.

•   Being present, connecting with transparency, dignity, and respect.

Varies by individual, tied to the NEO’s primary areas of responsibility

Living our Mission and Values enables our partners to deliver an elevated Starbucks Experience to our customers every day.
Strategic and Operational Goals (Goals vary by individual)			Individual strategic and operational goals directly tied to the NEO’s primary areas of responsibility are important to driving sustainable growth and value creation.

61	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION PROGRAM

Mr. Narasimhan’s individual strategic and operational performance goals for fiscal year 2023 were set in March 2023 in collaboration with the independent members of the board. At the Compensation Committee’s November 2023 meeting, during a session at which the ceo was not present, the Compensation Committee determined that the ceo’s progress against these goals warranted an IPF of 120%. This IPF payout factor was approved by the independent members of the board.

For each of the other NEOs, the ceo makes IPF recommendations to the Compensation Committee, and the Compensation Committee approves a payout between 0% and 200%. At the Compensation Committee’s November 2023 meeting, the ceo evaluated the annual performance of each of the other NEOs and presented the results of those evaluations to the Compensation Committee for consideration. The evaluations included an analysis of the executives’ performance against their previously identified individual performance goals. The Compensation Committee concurred with the ceo’s recommendations for annual bonus payouts for Ms. Ruggeri, Mr. Conway, Ms. Kelly, and Mr. Lerman.

The key results influencing the Compensation Committee’s decisions on the individual performance category portion of the cash bonus award for the NEOs are summarized below.

Laxman Narasimhan:		Compensation Decision

Living Our Mission and Values/Helping Others Succeed and Strategic and Operational Goals

Elements	Achievements

Create a modernized set of values and behaviors, which will deepen beliefs and catalyze the mindsets needed to drive a thriving business and culture

•   Launched organization-wide partner-led effort to develop our new mission statement, promises, values, and behaviors, building on the amazing history and heritage of the Starbucks brand and anchoring it in human connection

•   Began resetting high performance mindset approach in line with mindsets emphasized in our mission recrafting effort, including an empathetic mindset that shapes our service orientation and is anchored in our values of belonging and joy, a mindset anchored in our value of courage, and a “growth mindset” that shapes our values of craft and results

•   Engaged in broad personal outreach across several geographies, as well as efforts to connect with multiple levels of talent in the support center

Start filling critical roles on the executive leadership team and begin to deepen the sense of team and teamwork; start new rhythms and routines as foundation for needed operating rigor

•   Added three leaders to the executive leadership team

•   Executed initiatives to reset how the Company operates, clarify the operating model, identify the critical “talent to value” hotspots, attract new and diverse talent in multiple areas, and elevate internal talent into new roles

•   Made significant progress rebuilding and growing our creative, food and beverage, real estate store development, store design, and digital business units, as well as our Deep Brew analytics, enterprise transformation, global procurement, supply chain, business technology, and finance and retail functions by hiring and internally promoting new leadership to spearhead these functions

•   Collaborated with Harvard Business School to create a Limitless Leadership Academy in which our executive leadership team and all svps will participate in fiscal year 2024

62	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION PROGRAM

Deliver a strategy that aligns near-term efforts with our longer-term ambition

•   Worked closely with the leadership team to create the new Triple Shot Reinvention with Two Pumps Plan with the goal of making Starbucks better, larger, more efficient, and more global with a revitalized culture

•   Refocused our environmental goals around cups, greener stores, and coffee, including a revised strategy for coffee to make the business and the coffee industry more resilient to climate change

•   Fundamentally increased the ambitions of our geographic and licensed partners, as well as partners such as Nestlé and PepsiCo

•   Made significant progress in our Reinvention Plan while expanding its scope and duration

•   Addressed large and fundamental operating challenges, particularly in the North American business, across store operations, retail leadership, staffing and scheduling excellence, technology, and digital operations

•   Provided leadership in building an entirely new productivity and transformation muscle in the Company, which helped overdeliver our productivity goals for fiscal year 2023 and built a pipeline for the next several years

Deliver on the commitments and return for the third and fourth quarters and effectively position the Company with external stakeholders

•   Exceeded consensus expectations on revenue, margin, profit, and earnings for the third and fourth quarters

•   Achieved market leadership in at-home coffee in many markets, as well as ready-to-drink coffee with our PepsiCo and Arla partnerships

•   Achieved significant system sales growth in international markets

•   Focused on building a bridge to a better future for our partners by making positive inroads on key fronts, such as achieving a 92% participation rate in our non-retail engagement survey (with 86% strongly recommending or recommending Starbucks as a place to work), significantly reducing the barista attrition rate in the U.S., increasing tenure for the frontline, and continuing to increase participation in our partner resource groups

•   Committed to uplifting the everyday customer, reaching the highest customer engagement scores in years and record levels for membership in our Starbucks® Rewards programs

•   Helped lead the most important suppliers to fundamentally reset relations and shift how we approach growth and innovation

•   Conducted listening sessions with our top 20 shareholders, engaged with several shareholders during quarterly meetings and private sessions, and engaged with shareholders during the shareholder proposal process

•   Visited Washington D.C., Beijing, Seattle, London, and some U.S. state capitols, which served as the basis to build relationships with governments, including meetings with city mayors across several states in the U.S. to shine the spotlight on our city strategies, as well as issues around safety and the overall business climate

63	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION PROGRAM

Rachel Ruggeri:	Compensation Decision

Living Our Mission and Values/Helping Others Succeed and Strategic and Operational Goals

Elements	Achievements

Increase partner engagement in the Finance organization

•   Developed and executed a year-long curriculum for all partners in the Finance organization around “leadership,” focusing on targeted development to address career building capabilities and change leadership

Provide financial thought leadership and actionable solutions in support of growth and optimization of the corporate financial services function and corporate strategies

•   Developed strategic guidance for fiscal year 2023 and beyond in support of our Reinvention Plan, leveraging building blocks to drive performance in support of our strategies, and played instrumental role in helping to design a framework to align with Starbucks fiscal year 2023 financial plan

•   Restructured the broader cfo function to better support enterprise needs, while establishing succession planning and career development rigor and routines

•   Ideated and executed on the full “lift and shift” of the corporate financial services team in support of strategic objectives, leading to greater enterprise impact from the function

Transform financial planning to unlock meaningful process efficiencies	• Executed on finance planning transformation through the creation of the Capability Center and launch of Anaplan

Elevate community of control champions to further raise awareness of internal controls and increase business-unit accountability for the control environment, including timely response to Internal Audit findings

• Redesigned our ERM program to better support Internal Audit

Michael Conway:		Compensation Decision

Living Our Mission and Values/Helping Others Succeed and Strategic and Operational Goals

Elements	Achievements

Strengthen global green apron partner engagement to create a consistent Starbucks Experience	• Stood up partner engagement dashboards in global Artemis system for visibility and support across markets; implemented data collection through the end of the year to build baseline.

Drive programs to enhance community building for licensees including organizational effectiveness and knowledge sharing	• Executed International Forum following Investor Day and inaugural Licensee Roundtable meeting

Enhance organizational alignment and collaboration between licensed partners and the Global Coffee Alliance

•   Re-instated and executed Leadership Immersion program

•   Strengthened alignment and collaboration across regions

•   Engaged in leadership conversations with Nestlé to ensure future value creation to increase long-term return for Starbucks

Continue to refine and achieve meaningful progress towards the international licensing growth plan and Company operated market growth strategies	• Evolved international growth strategy and presented “accelerated growth plan” at June board meeting

Invest in and launch Starbucks Digital Solutions program to accelerate expansion of the digital flywheels	• Launched Starbucks Digital Solutions program including governance and support structures

64	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION PROGRAM

Strengthen and improve efficiency of store operations and develop strategic initiatives to support the growth of the business	• Used data to drive improvements in key metrics across regions • Sustained, evolved, and scaled recently launched programs and capabilities to support growth agenda and fully realize investments

Provide thought leadership in identifying opportunities for efficiency in regional functions

•   Facilitated and ensured alignment for product and equipment innovation initiatives to deliver timely and relevant solutions that unlock greater efficiencies from global strategy through regional execution

Actively engage as a member of the Starbucks Foundation Board	• Continued as an active and engaged member of the Starbucks Foundation Board

Participate as speaker at appropriate enterprise development forums and team sessions	• Guest speaker at several enterprise development forums and team sessions

Mentor leaders across the enterprise for coaching and development on an ongoing basis	• Regularly mentored many leaders across the enterprise for coaching and development

Sara Kelly:		Compensation Decision

Living Our Mission and Values/Helping Others Succeed and Strategic and Operational Goals

Elements	Achievements

Implement integration plan and develop internal organizational structures

•   Contributed to an effective ceo transition with a contemporized mission statement, promises, values, and behaviors, which will be embedded into the strategy, decision making, processes, rituals, and polices of Starbucks

•   Finalized highest level global organization structure, supported through the framing of the U.S., International, Product, and CMO departments

Develop and execute leadership succession planning objectives

•   Proactively planned for internal executive development, creating options for future ceo succession, and oversaw China succession

•   Delivered significant improvement of succession health across all executive roles and delivered enhanced contingency plans to ensure ongoing business continuity

Develop and transparently communicate a shared understanding of talent philosophy across leadership teams

•   Made progress in codifying our talent philosophy by capturing themes and commitments through executive leadership team talent discussions

•   Brought together the teams that lead strategies, including performance and partner development, talent acquisition, talent management, and inclusion and diversity, as one system to build talent as a true competitive advantage for Starbucks

Develop and execute strategies to address changing work environment	• Moved to a hybrid three-day a week model and maintained consistent occupancy trends

Begin to build executive leadership team capability to progress corporate operational goals	• Formed an executive leadership team with a deep sense of team and teamwork and the capabilities that enable our long-term ambition, reinvention efforts, operating rigor, and culture

65	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION PROGRAM

Bradley E. Lerman:		Compensation Decision

Living Our Mission and Values/Helping Others Succeed and Strategic and Operational Goals

Elements	Achievements

Implement integration plan for department leadership and organizational structure

•   Led department through transformational change in leadership and organizational structure by immersing in the business and developing important relationships with peers, business leaders, and the Law & Corporate Affairs department

Provide thought leadership with respect to governance and investor issues

•   Developed good, trusting relationships with members of the board and provided guidance and counsel, as needed, on a variety of governance and investor issues

•   Helped the board and the executive leadership team manage through certain challenging governance issues

Progress transformational objectives with respect to Law & Corporate Affairs department, including broadening internal subject matter capabilities to support the Company’s strategic initiatives and recruiting key talent

•   Began a process of reshaping the Law & Corporate Affairs department, including recruiting a new chief ethics and compliance officer and working closely with Partner Resources to rebuild the department

FISCAL YEAR 2023 ANNUAL CASH INCENTIVES EARNED

Annual cash incentives earned are aligned with Starbucks fiscal year 2023 performance and also reflect individual contributions. The table below shows the fiscal year 2023 actual bonus levels for each component of the Annual Incentive Bonus Plan, based on achievement of the performance goals. Bonuses earned are also disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

									Bonus Earned
Named Executive Officer	Financial Performance (% of Target) Weighted 70%	+	Inclusion and Diversity Performance (% of Target) Weighted 7.5%	+	Sustainability Performance (% of Target) Weighted 7.5%	+	Individual Performance Factor (% of Target) Weighted 15%	=	(% of Target)	$

Laxman Narasimhan	111.4%		100%		100%		120%		111%	$2,885,480

Rachel Ruggeri	111.4%		137.5%		100%		120%		113.8%	$1,267,364

Michael Conway	111.4%		125%		100%		110%		111.4%	$1,638,589

Sara Kelly	111.4%		137.5%		100%		115%		113%	$616,082

Bradley E. Lerman(1)	111.4%		100%		100%		100%		108%	$373,777

(1)	Mr. Lerman’s bonus payout was prorated based on his start date with the Company in April 2023.

66	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION PROGRAM

Long-term incentives under the Leadership Stock Plan

OVERVIEW

In fiscal year 2023, the Compensation Committee granted each of our NEOs (other than Mr. Schultz) long-term performance-based compensation in the form of PRSUs and time-based RSUs as shown below:

PRSUs are earned at the end of a three-year performance period only to the extent pre-established performance goals are met. Time-based RSUs vest annually in equal installments of 25%, commencing on the first anniversary of the grant date, subject to being employed by Starbucks. Both PRSUs and time-based RSUs include dividend equivalent rights payable at the same time as the underlying shares are earned.

TARGET OPPORTUNITIES

The values of the long-term incentive awards reflected in the table below were designed to be competitive with the market, to recognize the personal performance of each executive in the fiscal year prior to the November grant date (if applicable), and to further increase the percentage of total pay that is variable and at-risk based on Starbucks financial, shareholder return, and inclusion and diversity performance. The table below shows the value of annual long-term incentive awards approved by the Compensation Committee for our NEOs in each of the last two fiscal years under the Leadership Stock Plan, other than for Mr. Schultz (who did not receive any equity grants in those years), Mr. Narasimhan (who did not receive an equity award in our normal fiscal year 2022 annual equity incentive program cycle), and Mr. Lerman (who did not commence employment until fiscal year 2023). In November 2023, the Compensation Committee approved a $1,000,000 and a $2,000,000 increase in the target value of Ms. Ruggeri’s and Mr. Conway’s annual equity award, in consideration of their prior performance, the significance of their roles with the Company, and market considerations.

We determined the number of PRSUs to be delivered by dividing 60% of the value approved by the Compensation Committee by the closing price of our stock on the grant date. The number of time-based RSUs delivered was determined by dividing 40% of the total award value by the closing price of our stock on the grant date. Because the values of these awards are approved by the Compensation Committee before the awards actually are granted, the calculation of these values may be based on different assumptions than are applied to the awards for accounting purposes. As a result, the values shown below may be different from the grant date fair value of equity awards as disclosed in the Summary Compensation Table.

VALUE OF ANNUAL LONG-TERM INCENTIVE COMPENSATION AWARDS

Named Executive Officer	Granted in Fiscal Year 2023		Granted in Fiscal Year 2022		% Change

Laxman Narasimhan	$13,600,000	(1)	N/A	(1)	N/A

Rachel Ruggeri	$5,500,000		$4,500,000		22.2%

Michael Conway	$6,500,000		$4,500,000		44.4%

Sara Kelly	$2,500,000		$2,500,000		0%

Bradley E. Lerman	$3,000,000	(2)	N/A		N/A

Howard Schultz	N/A		N/A		N/A

(1)

The amount shown for fiscal year 2023 includes the value of replacement equity awards granted to Mr. Narasimhan in fiscal year 2023 in the form of PRSUs, which were made in respect of certain outstanding equity awards that Mr. Narasimhan forfeited when he left his previous employer to join Starbucks and to allow him to participate in the Company’s in-progress fiscal year 2023-2025 PRSU cycle. While Mr. Narasimhan did not receive an equity award in our normal fiscal year 2022, Mr. Narasimhan did receive certain replacement equity grants in connection with his commencement of employment with Starbucks in October 2022.

(2)

In May 2023, in connection with Mr. Lerman’s commencement of employment with Starbucks, Mr. Lerman was granted time-based RSUs and PRSUs to allow him to participate in the Company’s in-progress fiscal year 2023-2025 PRSU cycle.

67	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION PROGRAM

FISCAL YEAR 2023 PRSUS

Consistent with our focus on strategic performance that will drive longer-term shareholder returns, the adjusted EPS metric is measured over a three-year period, and at the end of the three years, a relative TSR modifier can impact payout of PRSUs upward or downward by up to 25%. In addition, we are holding our senior leaders collectively accountable for meeting a three-year inclusion and diversity goal for the fiscal year 2023 PRSUs, which focuses on improvement in Black, Indigenous, and LatinX representation at the manager level and above by 5% or more by fiscal year 2025. The representation metric will operate as a modifier of up to 10% to the payout of fiscal year 2023 PRSU awards.

The adjusted EPS performance targets for the fiscal year 2023 PRSUs are annual goals determined by the Compensation Committee at the beginning of each year in the performance period. Results against these annual targets are averaged at the conclusion of the three-year performance period to determine baseline payouts between 0% and 200%. Three-year relative TSR performance is measured against the S&P 500.

Annual adjusted EPS goals are set at threshold, target, and maximum levels to provide for payouts that vary from the target number of PRSUs if performance results are greater than target (up to a maximum 200% payout) or lower than target (down to a 25% payout for threshold performance). If the threshold adjusted EPS goal under the PRSUs is not met, then the awards will pay out at zero. Linear interpolation will be applied to performance that falls between adjusted EPS goals.

To the extent the performance targets are met, earned PRSUs generally vest 100% on the third anniversary of the grant date, with a possible adjustment upward or downward of up to 25% based on achievement of predetermined relative TSR goals and a possible adjustment upward or downward of up to 10% based on achievement of predetermined inclusion and diversity goals.

The TSR metric will modify the fiscal year 2023 PRSUs (as well as our other outstanding PRSU grants) as follows: (i) upwards to a maximum of 125% if Starbucks TSR ranking is equal to or exceeds the 75th percentile, and (ii) downwards to a threshold of 75% if Starbucks TSR ranking is equal to or below the 25th percentile, with linear interpolation to be applied if Starbucks TSR ranking is between the 25th and 75th percentile.

The representation metric will modify the fiscal year 2023 PRSUs as follows: (i) upwards to a maximum of 110% if the inclusion and diversity goal of 5% representation growth is met or exceeded; (ii) reducing the number of PRSUs earned by 5% if the inclusion and diversity goal is not achieved but growth is positive and below 5%; and (iii) reducing the number of PRSUs earned by 10% if representation falls over the three-year performance period.

(1)	For improvement of representation of Black, Indigenous, and Latinx partners at the manager level and above.

The threshold, target, and maximum number of PRSUs that could have been earned by the NEOs are disclosed in the Fiscal Year 2023 Grants of Plan-Based Awards Table on page 84.

68	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION PROGRAM

PRSU ADJUSTED EPS TARGETS AND PERFORMANCE THROUGH THE END OF FISCAL YEAR 2023

The table below sets forth the adjusted EPS goals for each of the last three fiscal years and the application of the TSR modifier to the payout of PRSUs awarded to our NEOs in November 2020. As indicated below, the adjusted EPS goal for fiscal year 2023 and actual adjusted EPS results apply to the third year of the three-year performance period for the PRSUs awarded to our NEOs in November 2020, the second year of the three-year performance period for the PRSUs awarded to our NEOs in November 2021, and the first year of the three-year performance period for the PRSUs awarded to our NEOs in November 2022.

(1)	Mr. Narasimhan received a grant of fiscal year 2021 PRSUs and fiscal year 2022 PRSUs on October 1, 2022.

(2)

Adjusted EPS is a non-GAAP measure. Appendix A includes a reconciliation of adjusted EPS to the most directly comparable measure reported under GAAP as well as information regarding how these measures are calculated.

(3)	Mr. Lerman received a grant of fiscal year 2023 PRSUs on May 15, 2023.

69	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION PROGRAM

The table below sets forth the number of fiscal year 2021 PRSUs held by our NEOs that vested and were settled in shares in November 2023.

Named Executive Officer	Number of Fiscal Year 2021 PRSUs Vested

Laxman Narasimhan(1)	34,781

Rachel Ruggeri	6,063

Michael Conway	24,251

Sara Kelly(2)	N/A

Bradley E. Lerman(2)	N/A

Howard Schultz	N/A

(1)	PRSUs vested in November 2023 reflect the portion of Mr. Narasimhan’s replacement grant that was aligned to the fiscal year 2021-2023 PRSU cycle.

(2)	Ms. Kelly and Mr. Lerman were not eligible to receive fiscal year 2021 PRSU grants.

FISCAL YEAR 2023 TIME-BASED RSUs

The time-based RSUs granted to our NEOs in November 2022 will vest annually in equal installments of 25%, commencing on the first anniversary of the grant date. In May 2023, Mr. Lerman received a grant of time-based RSUs in connection with his commencement of employment with Starbucks, which will vest annually in equal installments of 25% commencing on the first anniversary of the grant date. RSUs are an important tool for us to retain and incentivize our highly sought after NEOs since the value of the awards will be delivered over a four-year period, subject to continued service with us. In addition, time-based RSUs become more valuable as our stock price increases, which aligns the recipients’ interests with the interests of our shareholders. Grants of time-based RSUs also support executives’ stock ownership goals. The time-based RSUs granted to the NEOs in fiscal year 2023 are disclosed in the Fiscal Year 2023 Grants of Plan-Based Awards Table on page 84.

70	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION PROGRAM

OUR COMPENSATION PHILOSOPHY

While we consider many factors in our executive pay decisions, we are guided by the core philosophies and principles discussed below:

Pay for performance

The vast majority of pay for our executive officers is at-risk and performance-based, with measures aligned to the Company’s long-term growth plan. Performance is assessed in the following ways:

•	The Company’s financial performance, including results against long-term growth

•	Return to shareholders over time, relative to our peers

•	The Company’s inclusion and diversity and sustainability performance, including results against predefined measures

•	The individual performance of executive officers

•	Return to shareholders over time, relative to our peers

Alignment with shareholders

Our compensation programs are designed to align our executive officers’ interests with those of our shareholders. The vast majority of pay for our NEOs is tied to Company performance or our stock price. We also maintain stock ownership guidelines for executive officers. Our robust governance practices enable us to be good stewards of equity incentives.

Programs that drive long-term profitable growth

We invest in and reward talent with the greatest potential to drive the long-term profitable growth of our Company, while holding executive officers accountable to the Company’s strategy and values.

Simplicity and transparency

Our compensation programs include clear performance measures and line of sight for partners.

Recognition of individual performance

Our compensation programs reward individual performance in a number of areas that contribute to our growth and success. For example, our executive officers are responsible for achievement of non-financial goals, which are critical to the long-term success of our business, reflect our external responsibility as global leaders, and add value for our shareholders, partners, and other stakeholders.

In addition, our compensation programs consider individual performance against our cultural values and leadership behaviors. Executive officers are thus motivated to deliver results that align with Company values and shareholder interests.

Alignment of approach across the workforce

Our partners, at every level, are our most important asset. We believe the strength of our workforce is one of the significant contributors to our success as a global brand that leads with purpose. Therefore, one of our core strategies is to invest in and support our partners to differentiate our brand, products, and services in the competitive specialty coffee market. The Compensation Committee takes seriously the Company’s goal to structure pay programs, from the ceo down through the entire workforce, in a manner that reinforces the Company’s growth agenda. Our approach of considering pay competitiveness and rewarding exceptional performance applies not only to our executive officers but also to the broader workforce.

71	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION PROGRAM

OUR EXECUTIVE COMPENSATION PROCESS

The Compensation Committee’s role in setting executive compensation

The Compensation Committee typically reviews target total direct compensation annually at its November meeting following the conclusion of the fiscal year. Target total direct compensation for our NEOs is composed of base salary, target annual cash incentive award, and target value of long-term equity incentives. Target total direct compensation is designed to be competitive with peer companies and market data, as explained below.

Typically, at the same meeting, the Compensation Committee approves, for each NEO:

•	base salaries,

•	the target value of annual cash incentive awards (as a percentage of base salary),

•	annual cash incentive payments (for performance in the prior fiscal year),

•	performance goals for new annual cash incentive awards, and

•	long-term equity grants.

This allows the Compensation Committee to consider comprehensive information, including the performance of each NEO during the prior fiscal year, when making final compensation decisions.

Management’s role in setting executive compensation

Our ceo and key members of our Partner Resources and our Law & Corporate Affairs departments help support the Compensation Committee’s executive compensation process and regularly attend portions of the Compensation Committee’s meetings. As part of the executive compensation process, our ceo provides his perspective to the Compensation Committee regarding the performance of his executive leadership team, which includes all our executive officers and certain other senior officers of the Company. Members of the Partner Resources team present recommendations to the Compensation Committee on the full range of annual executive compensation decisions, including (i) annual and long-term incentive compensation plans, (ii) target competitive positioning, and (iii) target total direct compensation for each executive officer. These recommendations are developed in consultation with our ceo (except with regard to his own compensation) and are supported by market data.

The role of consultants in setting executive compensation

The Compensation Committee engaged Pay Governance as its outside independent compensation consultant for fiscal year 2023. The Compensation Committee’s consultant regularly attends committee meetings and attends executive sessions as requested by the Compensation Committee chair. During fiscal year 2023, Pay Governance did not perform any services for Starbucks other than advising on executive compensation and non-employee director compensation under its engagement by the Compensation Committee. Pay Governance’s tasks also included reviewing, validating, and providing input on information, programs, and recommendations made by management.

Internal pay equity

The Compensation Committee considers internal pay equity, among other factors, when making compensation decisions because the Compensation Committee believes that a failure to maintain an appropriate balance in the pay levels among members of our executive leadership team creates inappropriate business risks. However, the Compensation Committee does not use a fixed ratio or formula when comparing compensation among Starbucks executive officers.

Benchmarking

The Compensation Committee reviews compensation levels and designs at peer companies as part of its decision-making process so it can set total compensation levels and practices that it believes are competitive and aligned with Starbucks scale and performance. The Compensation Committee generally sets target total direct compensation for our executives to be competitive with compensation at peer companies and to reflect other market data, taking into consideration factors such as scope of job responsibilities and individual performance of the executive. The Compensation Committee’s executive compensation determinations are based on its review of such factors and are informed by the experiences of the members of the Compensation Committee as well as input from, and peer group data provided by, the independent compensation consultant.

The market data considered as part of the Compensation Committee’s annual pay-setting process reflects compensation levels and practices for executives holding comparable positions at peer group companies and includes broader compensation survey data.

Peer group

The Compensation Committee, with assistance from its independent compensation consultant, annually reviews the composition of our peer group. As part of such reviews, the Compensation Committee considers specific criteria and recommendations regarding companies to add to or remove from the peer group.

72	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION PROGRAM

Our peer group companies generally are global companies with complex management needs and strong brand profiles in the consumer staples, consumer discretionary, and information technology-software and services industries. In addition, we consider among other factors, the following criteria:

Category	Criteria
General	• Publicly traded (not a subsidiary) • U.S. based (not a foreign issuer) • Comprehensive disclosure (recent initial public offerings may be excluded due to limited information)
Industry/Business Focus	• Consumer Discretionary and Consumer Staples • IT & Software Services—limited to companies focused on digital transactions and payment processing
Size	• 0.25x to 4.0x Starbucks revenue • 0.25x to 4.0x Starbucks 12-month average market cap value
Other	• Commonly identified peer of continuing peer companies • Brand recognition (based on Forbes 100 most valuable brands) • Competitor for executive talent • Growth profile

For fiscal year 2023, the Compensation Committee, in consultation with its independent compensation consultant, determined that the peer group companies used for fiscal year 2022 remained appropriate comparators for the Company based on the criteria described above and, as a result, did not make any changes to the fiscal year 2022 peer group.

STARBUCKS FISCAL YEAR 2023 EXECUTIVE COMPENSATION PEER GROUP COMPANIES

Consumer Staples

The Coca-Cola Company

Colgate-Palmolive Company

General Mills, Inc.

The Kraft Heinz Company

PepsiCo, Inc.

The Procter & Gamble Company

Kimberly-Clark Corporation

Mondelez International, Inc.

Consumer Discretionary The Estée Lauder Companies Inc. Marriott International, Inc. McDonald’s Corporation Nike, Inc. Target Corporation V.F. Corporation	IT-Software and Services PayPal Holdings, Inc. Visa Inc.

	Revenues as of each company’s most recent four quarters ended on October 1, 2023 (in millions)	Market capitalization as of September 29, 2023 (in millions)	Employees as of most recent fiscal year

25th Percentile	$20,281	$ 51,040	34,000

Median	$29,128	$ 64,191	82,500

Starbucks	$35,976	$104,541	390,000

75th Percentile	$45,030	$191,985	107,000

73	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION PROGRAM

FISCAL YEAR 2024 EXECUTIVE COMPENSATION PROGRAM CHANGES

In evaluating our compensation practices for fiscal year 2024, the Compensation Committee was mindful of the feedback provided by shareholders and the results of our most recent advisory vote on executive compensation. We continued to refine our Annual Incentive Bonus Plan to more closely align NEO compensation with Company financial performance, further demonstrate our commitment to value creation for shareholders, and further focus and simplify the plan. To that end, the Annual Incentive Bonus Plan for next year provides that 75% of each participant’s target incentive opportunity will be earned based on adjusted net revenue and adjusted operating income financial metrics (increased from 70%) and 25% of each participant’s target incentive opportunity will be tied to individual performance. The Compensation Committee will assess individual performance using a scorecard of quantifiable business or functional key performance indicators (“KPIs”) and enterprise leadership goals, including a new belonging goal for all participants in the plan to ensure that leaders have accountability for their direct line of sight and to align with our belief that creating a culture of belonging is critical to drive collaboration. Sustainability goals were also removed from the Annual Incentive Bonus Plan for fiscal year 2024 and incorporated into the design of our fiscal year 2024 PRSU program to better reflect our long-term commitment to sustainability and multi-year objectives. We have revised the representation modifier of our fiscal year 2024 PRSU program, which we now refer to as our talent modifier, to include a broader spectrum of the workforce and provide for different representation improvement targets in connection with this change.

The chart below summarizes the updated components of the Annual Incentive Bonus Plan for fiscal year 2024 and their relative weights as compared to the plan design for fiscal year 2023.

The chart below summarizes the updated components of the Leadership Stock Plan for fiscal year 2024, which includes the revised talent modifier and new sustainability modifier.

74	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION PROGRAM

Fiscal year 2024 PRSU design

Three-year average Adjusted EPS Payout result (based on annual targets), modified by:

Relative TSR versus the S&P 500 (goal: 50th percentile)

Updated Talent metric

Sustainabliity goal added to the design

75	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION PROGRAM

EXECUTIVE COMPENSATION GOVERNANCE POLICIES AND PRACTICES

Executive stock ownership guidelines

Our long-standing stock ownership guidelines encourage executive officers to have a long-term equity stake in Starbucks, align their interests with those of our shareholders, and mitigate potential compensation-related risk. The guidelines provide that executive officers must hold a multiple of their annual base salary in Starbucks stock as shown below:

(1)	In November 2022, the Compensation Committee adopted a share ownership guideline of $15 million in unpledged shares for Mr. Schultz which applied when he served as interim ceo.

An executive officer generally has five years to achieve the minimum ownership requirement. However, an executive who is not on track to meet the applicable requirement by the end of the third year after becoming subject to the guidelines will be required to hold 50% of the net shares received upon the exercise of stock options and the vesting of RSUs. This holding requirement increases to 100% if the executive has not met the minimum ownership guideline by year five.

In addition to shares held outright, unvested RSUs that are subject only to a time-vesting condition count towards the ownership threshold. As of the date of this proxy statement, all our NEOs who are current executive officers exceeded their applicable ownership requirement.

Risk assessment

We believe that the design and objectives of our executive compensation program provide an appropriate balance of incentives for executives and avoid inappropriate risks. Specifically, our executive compensation program includes, among other things, the following design features:

•	Balanced mix of fixed versus variable compensation and cash-based versus equity-based compensation;

•	Variable compensation based on a variety of performance goals, including Company and, where appropriate, individual performance goals;

•	Balanced mix of short-term and long-term incentives;

•	Stock ownership and holding requirements;

•	Anti-hedging and pledging policies that apply to all partners;

•	Payout caps on incentive plans;

•	Recoupment policy; and

•	Compensation Committee oversight of incentive and commission arrangements below the executive level.

For fiscal year 2023, Pay Governance performed an annual risk assessment of our compensation objectives, philosophy, and forms of compensation and benefits for all partners, including executives. Based upon this review, management and the Compensation Committee concluded that our compensation practices and policies do not create risks that are reasonably likely to have a material adverse effect on the Company, and Pay Governance supported this conclusion. A report summarizing the results of this assessment was reviewed and discussed with the Compensation Committee at its September 2023 meeting.

Recoupment of incentive compensation

In June 2023, the SEC approved the Nasdaq’s proposed rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), which require listed companies to develop and implement a policy providing for the recovery of erroneously awarded incentive-based compensation received by current or former executive officers and to satisfy related disclosure obligations. On June 6, 2023, we amended and restated our Recovery of Incentive Compensation Policy, which applies to all executive vice presidents and above to reflect these new requirements. In addition to requiring the recovery of compensation in the event of a restatement, our Recovery of Incentive Compensation Policy also allows our Compensation Committee to recover compensation in the event of non-restatement related miscalculations or legal and compliance violations committed by covered persons.

76	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION PROGRAM

Equity grant timing practices

Most of our equity grants occur on pre-established dates pursuant to our equity grant guidelines, with annual grants generally occurring on the later of the second business day after the public release of fiscal year-end earnings, or, if later, the final day of the board’s November meeting. Annual awards for executives are granted in specified dollar amounts, with the number of shares for each time-based RSU and PRSU grant determined by dividing the dollar amount by the closing market price of our stock on the grant date.

The Compensation Committee approves annual awards for partners at the executive vice president level and above. The Compensation Committee has delegated authority to the ceo and evp, chief partner officer to make annual grants, within certain parameters, to partners at the senior vice president level and below, and to newly hired or newly promoted partners below the executive officer level. All other new hire and promotion grants at the executive vice president level and above are approved by the Compensation Committee.

Anti-hedging and anti-pledging policies

Our Insider Trading Policy prohibits Starbucks partners (including executive officers) and directors from engaging in transactions designed to offset decreases in the market value of Starbucks securities, including certain forms of hedging and monetization transactions, such as “zero-cost collars” and “prepaid variable forward contracts.” Our Insider Trading Policy also prohibits partners and directors from holding Starbucks stock in a margin account or pledging Starbucks stock as collateral for a loan.

No current executive officer or director, or any of their immediate family members, holds shares of Starbucks common stock that have been pledged to secure any personal or other indebtedness.

Compensation consultant independence

To ensure the independence of the Compensation Committee’s compensation consultant, the Compensation Committee has the sole authority to retain, terminate, and obtain the advice of Pay Governance (at the Company’s expense). In connection with its engagement of Pay Governance in fiscal year 2023, the Compensation Committee considered various factors bearing upon Pay Governance’s independence including, but not limited to, the amount of fees received by Pay Governance from Starbucks as a percentage of Pay Governance’s total revenue, Pay Governance’s policies and procedures designed to prevent conflicts of interest, and the lack of any business or personal relationship that could impact Pay Governance’s independence. After reviewing these and other factors, the Compensation Committee determined that Pay Governance was independent and that its engagement did not present any conflicts of interest. Pay Governance also determined that it was independent from management and confirmed this in a written statement delivered to the chair of the Compensation Committee.

77	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION PROGRAM

OTHER FISCAL YEAR 2023 COMPENSATION MATTERS

Departure of Howard Schultz

In September 2023, Mr. Schultz resigned as a director of the Company, and from all other positions with Starbucks and its affiliates. In connection with Mr. Schultz’s resignation, the board agreed to amend the Retirement Agreement dated June 1, 2018, by and between the Company and Mr. Schultz to continue to provide Mr. Schultz with reasonable security services due to his recent role as our interim ceo and his significant visibility as our founder. The security services will be provided for a period of 10 years and the level of security will be evaluated on an annual basis. In recognition of Mr. Schultz’s leadership as Starbucks founder and chairman emeritus, Starbucks also will reimburse Mr. Schultz for his monthly healthcare insurance premiums. The Compensation Committee also determined that such benefits were reasonable given the significant support and leadership that he provided during the ceo transition process and in light of the fact that Mr. Schultz received a base salary of only $1, and did not receive any cash incentives, equity awards, or cash severance rights during his recent tenure as interim ceo and as a director.

Perquisites and other executive benefits

Our executive compensation program includes limited executive perquisites and other benefits. The aggregate incremental cost of providing these perquisites and other benefits to our NEOs is detailed in the Fiscal Year 2023 All Other Compensation Table on page 83. We believe the perquisites and other executive benefits we provide are consistent with those offered by the companies that we compete with for executive talent, and that offering these benefits serves the objective of attracting and retaining top executive talent.

We offer the following perquisites to our NEOs and to Mr. Schultz, as either an NEO or as chairman emeritus, as applicable:

Company Aircraft. The Company maintains aircraft to facilitate business travel. Our comprehensive Corporate Aircraft Use Policy includes guidelines for annual reporting to the Audit Committee to ensure transparency relative to aircraft usage and the business purpose served. In accordance with the Corporate Aircraft Use Policy, the ceo and individuals approved by the Audit Committee may enter into an aircraft time-sharing agreement with Starbucks. Mr. Narasimhan and Mr. Schultz have each entered into such an aircraft time-sharing agreement, which agreements require that they each reimburse the Company to the maximum extent permitted under FAA regulations for the entire aggregate incremental cost incurred by the Company in providing personal travel to such individuals. Such aggregate incremental cost includes the full out-of-pocket cost incurred by the Company, including costs for any “deadhead” positioning related to personal travel.

The Company’s Corporate Aircraft Use Policy further allows for personal guests of executive officers and board members to travel on business-related flights on our corporate aircraft under certain limited circumstances. The policy also allows for certain executive personal travel done in connection with a flight that is otherwise for a business-purpose. Both types of use result in imputed income to the executive or director under Internal Revenue Service regulations, and the Company does not cover, reimburse, or otherwise “gross-up” any income tax due from any applicable executive officer or board member on such imputed income. As well, if any aggregate incremental cost is incurred by the Company due to such personal travel, the entirety of the aggregate incremental cost is reported as “other compensation” in the Summary Compensation Table.

Security. We believe that the personal safety and security of our senior executives is of the utmost importance to the Company and its shareholders. Pursuant to our executive security program, we may provide security services to certain executives. Security services include home security systems and monitoring and, in some cases, personal security services, which may include protection of family members. These protections are provided due to the range of security issues encountered by senior executives of large, multinational corporations. Based on a security study, the independent members of the board decided to provide personal security services to Mr. Narasimhan and Mr. Schultz due to security considerations arising from, in the case of Mr. Narasimhan, his ceo role, and in the case of Mr. Schultz, his recent role as our interim ceo and his significant visibility as our founder. We view the security services provided to Mr. Narasimhan and Mr. Schultz as an integral part of our risk management program and as necessary and appropriate business expenses. However, because such services may be viewed as conveying a personal benefit to Mr. Narasimhan and Mr. Schultz, we have reported the aggregate incremental costs of such services in the “All Other Compensation” column of the Summary Compensation Table as required by Item 402 of Regulation S-K. The Company did not pay personal security costs for any other executive in fiscal year 2023, except in connection with business-related travel.

Executive Physicals and Life and Disability Insurance. We offer to pay for annual physical examinations for all partners at the senior vice president level and above. These examinations provide a benefit to the Company and the executive at a relatively small cost to the Company. We also provide life and disability insurance to all partners at the vice president level and above at a higher level than is provided to partners generally. The amounts paid in respect of these benefits to our NEOs in fiscal year 2023 are detailed in the Fiscal Year 2023 All Other Compensation Table.

Relocation and Expatriate Expenses. We provide relocation assistance to some manager-level partners and all partners at the director level and above, which in fiscal year 2023 included Mr. Narasimhan and Mr. Lerman. Under limited circumstances, we provide certain reimbursements and benefits to partners that expatriate to another country for work on the Company’s behalf.

78	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION PROGRAM

Deferred Compensation. Executives, as well as partners at the director level and above in the U.S., are eligible to defer cash compensation under the Management Deferred Compensation Plan (“MDCP”). The MDCP is primarily intended to provide eligible partners a before-tax means of saving over and above that available under the 401(k) plan. We do not pay or guarantee above-market returns. The appreciation, if any, in the account balances of plan participants is due solely to participant contributions and the underlying performance of the selected measurement investment funds. The measurement investment fund alternatives available to MDCP participants are identical to the investment funds available to 401(k) plan participants. The Company does not make matching contributions under the MDCP.

We also offer a comprehensive benefits package to all eligible full-and part-time partners in the U.S. and locally competitive benefits packages in other countries. In addition to our equity incentive plan discussed above, we offer an employee stock purchase plan to partners in the U.S. and Canada that allows participants to purchase Starbucks stock at a 5% discount to the fair market value at the end of each offering period under the plan. We also provide matching 401(k) plan contributions, insurance coverage, paid sick time, vacation, holiday, and parental leave, among other benefits. We believe our Total Rewards practices motivate our executives to build long-term shareholder value and reward the partners who take care of our customers.

Executives are eligible to participate in all benefit plans we offer to partners generally. This helps us attract and retain top executive talent.

EXECUTIVE COMPENSATION AGREEMENTS AND ARRANGEMENTS

Severance and CIC Plan

In August 2022, the Compensation Committee adopted the Executive Severance and Change in Control Plan (“Severance and CIC Plan”) to facilitate the transformation and evolution of our executive leadership team and to align our executive compensation program more closely with market practices. In March 2023, the Severance and CIC Plan was amended to reflect the participation of Mr. Narasimhan, our current ceo, and the severance benefits that he may be entitled to receive as ceo. Before we adopted the Severance and CIC Plan, we would occasionally offer severance benefit arrangements for terminated or separated executives as part of a negotiated termination of employment in exchange for a release of claims against the Company and other restrictive covenants. The Severance and CIC Plan provides uniformity and internal equity with respect to severance benefits among similarly situated executives and will help us avoid protracted negotiations with departing executives. We believe the Severance and CIC Plan provides for benefits comparable to those offered by members of our peer group. All of our currently employed NEOs are eligible to participate in the Severance and CIC Plan.

79	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION PROGRAM

The table below describes the material features of the Severance and CIC Plan and the Compensation Committee’s rationale for the design of the plan.

Severance and CIC Plan	Material Features	Rationale for Design

•   Limited cash severance (1.5x sum of base and target bonus, or 2x in the case of the ceo), 50% of which is paid within 10 business days following the release effective date, and 50% of which is paid 18 months after termination

•   Continued vesting of outstanding equity awards (pro-rated based on length of service during vesting period), with performance-based awards earned based on actual performance determined at the end of the relevant performance period

•   Vested stock options remain exercisable for 36 months following the termination date

•   Pro-rated bonus earned based on actual financial performance (assuming 100% achievement of any individual performance targets), paid at the same time annual bonuses are paid to similarly situated partners

•   A lump sum cash payment equal to 18 months’ of average COBRA coverage cost, paid within 10 business days following the release effective date

•   Outplacement service benefits, or at the Company’s discretion, a lump sum up to $25,000 for such services

•   Requires a departing executive to sign a release of claims acceptable to us and to comply with restrictive covenant obligations as a condition to receiving these severance benefits

•   Provides reasonable compensation to executives who leave the Company under certain non-change in control related circumstances to facilitate their transition to new employment

•   Consistent with market practice; helps us attract and retain talented executives

•   Avoids protracted negotiations with individual executives outside of the change in control context

•   Release of claims mitigates any potential employer liability and avoids future disputes or litigation

•   Restrictive covenants protect the Company by prohibiting competition; solicitation of or interference with our partners, other service providers, clients, customers, suppliers, and similar third parties; and disparagement of our products, partners, officers, directors, consultants, and joint venture partners

Termination without Cause or Resignation for Good Reason During CIC Period(1)

•   “Double-trigger” provisions provide for limited cash severance (2x sum of base and target bonus, or 2.99x in the case of the ceo), paid within 10 business days following the release effective date

•   A payment equal to 18 months of COBRA premiums

•   Accelerated vesting of outstanding equity awards (with performance-based awards vesting at target), consistent with the “double-trigger” treatment that applies to all partners with equity awards.

•   Pro-rated bonus earned based on the greater of target and actual financial performance

•   Outplacement service benefits

•   Requires a departing executive to sign a release of claims acceptable to us and to comply with restrictive covenant obligations as a condition to receiving these severance benefits

•   Preserves morale and productivity and encourages executives to maintain the stability of our business during the potentially volatile period accompanying a change in control and to pursue transactions that are in the best interests of our shareholders regardless of the possible effect of those transactions on their employment

•   Double-trigger acceleration preserves retention power of unvested equity following a change in control of the Company and prevents windfalls that could occur if vesting accelerated automatically as a result of the transaction

•   Consistent with market practice; helps us attract and retain talented executives

•   Avoids protracted negotiations with individual executives during the change in control context

•   Release of claims mitigates any potential employer liability and avoids future disputes or litigation

•   Restrictive covenants protect the Company by prohibiting competition; solicitation of, or interference with, our partners, other service providers, clients, customers, suppliers, and similar third parties; and disparagement of our products, partners, officers, directors, consultants, and joint venture partners

(1)	For purposes of the Severance and CIC Plan, the “CIC Period” refers to the period commencing 89 days before, and ending 24 months following, a change in control of the Company.

80	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION PROGRAM

Employment agreements and termination arrangements

None of our NEOs have employment or severance agreements. We typically deliver an offer letter to an executive officer upon hire or promotion noting that the executive is employed “at will.” These letters typically do not provide for severance upon termination, though Mr. Narasimhan’s offer letter included some temporary provisions regarding severance that terminated when he became a participant in the Severance and CIC Plan in March 2023.

2005 long-term equity incentive plan

The 2005 Long-term Equity Incentive Plan also provides for “double-trigger” accelerated vesting of equity awards granted under the plan (with any performance-based awards vesting at target), which benefit applies to all partners with equity awards. This means that under our equity plan, unvested awards will accelerate vesting if (i) there is a change in control, and (ii) either (a) awards are assumed or substituted with awards of the surviving company and the partner is terminated without cause or resigns for good reason during the CIC Period or (b) awards are not assumed or substituted with awards of the surviving company, in which case they vest immediately upon a change in control.

81	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION PROGRAM

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

The Compensation Committee is intimately involved in the both the goal setting and decision-making processes for the Company’s executive compensation programs. The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with the Company’s management. Based on this process and its thorough review, the Compensation Committee recommended to the board that this Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Ritch Allison (chair)

Andy Campion

Beth Ford

82	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION PROGRAM

EXECUTIVE COMPENSATION TABLES

Summary compensation table

The following table sets forth information regarding fiscal years 2023, 2022, and 2021 compensation for our NEOs, except fiscal year 2022 and 2021 for Mr. Lerman and Ms. Kelly, and 2021 for Mr. Schultz and Mr. Narasimhan were not provided because they were not NEOs in those years.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Laxman Narasimhan	2023	$1,275,000	—	$9,717,954	$2,885,480	$726,097	$14,604,531
chief executive officer	2022	—	$1,600,000	$7,186,870	—	$6,955	$8,793,825

Rachel Ruggeri	2023	$882,182	—	$4,584,049	$1,267,364	$16,545	$6,750,140
executive vice president,	2022	$833,085	—	$2,951,606	—	$11,705	$3,796,396
chief financial officer	2021	$718,275	—	$1,542,542	$1,053,409	$15,214	$3,329,440

Michael Conway	2023	$971,299	—	$5,785,389	$1,638,589	$26,230	$8,421,507
group president, International	2022	$924,997	—	$4,370,131	—	$666,465	$5,961,593
and Channel Development	2021	$755,678	—	$3,914,566	$1,133,360	$653,283	$6,456,887

Sara Kelly	2023	$537,211	—	$1,605,272	$616,082	$25,447	$2,784,012
executive vice president,
chief partner officer

Bradley E. Lerman	2023	$331,734	—	$1,893,098	$373,777	$375,318	$2,973,927
executive vice president,
general counsel

Howard Schultz	2023	$1	—	—	—	$757,596	$757,597
former interim chief executive officer,	2022	$1	—	—	—	$374,557	$374,558
founder, and chairman emeritus

(1)	For Mr. Narasimhan, includes a sign-on bonus of $1,600,000, which was paid upon his commencing employment with the Company as ceo—elect, effective October 1, 2022.

(2)

Represents the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Consistent with the requirements of FASB ASC Topic 718, the value of the PRSUs is based on one-third of the full number of shares for which target adjusted EPS was: (i) established in fiscal year 2021 for the award that was granted on November 11, 2020, which vested on November 11, 2023, (ii) established in fiscal year 2022 for the award that was granted on November 10, 2021, which is scheduled to vest on November 10, 2024, and (iii) established in fiscal year 2023 for the award that was granted on November 18, 2022, which is scheduled to vest on November 18, 2025. The remaining portions of the awards granted in November 2021 and November 2022 will be linked to adjusted EPS goals for subsequent fiscal years and will be reported in the Summary Compensation Table for those fiscal years. These amounts do not reflect whether the recipient has realized or will realize a financial benefit from the awards (such as by exercising stock options). The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s Annual Report on Form 10-K (Note 13: Employee Stock and Benefit Plans) for the fiscal year ended October 1, 2023. The grant date fair value for PRSUs is reported based upon the probable outcome of the performance conditions at the target level on the grant date. The value of the annual PRSU awards granted in fiscal year 2023, assuming achievement of the maximum performance level of 200%, would have been: Mr. Narasimhan: $8,555,817; Ms. Ruggeri: $4,768,184; Mr. Conway: $6,370,808; Ms. Kelly: $1,210,601; Mr. Lerman: $1,386,155; and Mr. Schultz: $0. In accordance with GAAP, the fair value of stock awards granted to a retirement-eligible partner will be expensed earlier than identical stock awards granted to a partner who is not retirement eligible. During fiscal year 2023, Mr. Conway was retirement eligible.

(3)	These amounts represent earned annual incentive bonuses under the Annual Incentive Bonus Plan.

(4)	The table below shows the components of “All Other Compensation” for the NEOs.

Fiscal year 2023 all other compensation table

Name	Life Insurance Premiums ($)(1)	Retirement Plan Contributions ($)(2)	Other ($)		Total ($)

Laxman Narasimhan	$2,760	$16,500	$706,837	(3)	$726,097

Rachel Ruggeri	$1,830	$8,225	$6,490	(4)	$16,545

Michael Conway	$2,760	$16,500	$6,970	(5)	$26,230

Sara Kelly	$492	$19,935	$5,020	(6)	$25,447

Bradley E. Lerman	$3,275	$7,212	$364,831	(7)	$375,318

Howard Schultz	$3,930	$0	$753,666	(8)	$757,596

(1)	Represents the premiums paid on behalf of our NEOs under our executive life insurance plans.

(2)	Represents Company matching contributions to the accounts of our NEOs in the Company’s 401(k) plan.

83	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION TABLES

(3)

Mr. Narasimhan’s expenses include security expenses in the amount of $136,779, expenses related to relocation assistance in the amount of $555,170, and healthcare coverage expenses in the amount of $7,918 paid in fiscal year 2023 in connection with Mr. Narasimhan joining the Company. Mr. Narasimhan’s expenses also include expenses related to an annual physical exam in the amount of $3,400 and premiums paid on his behalf under our executive disability insurance plan in the amount of $3,570.

(4)

Ms. Ruggeri’s expenses include expenses related to an annual physical exam in the amount of $3,400 and premiums paid on her behalf under our executive disability insurance plan in the amount of $3,090.

(5)	Mr. Conway’s expenses include expenses related to an annual physical exam in the amount of $3,400 and premiums paid on his behalf under our executive disability insurance plan in the amount of $3,570.

(6)	Ms. Kelly’s expenses include expenses related to an annual physical exam in the amount of $3,400 and premiums paid on her behalf under our executive disability insurance plan in the amount of $1,620.

(7)

Mr. Lerman’s expenses include relocation assistance in the amount of $363,708 paid in fiscal year 2023 in connection with Mr. Lerman joining the Company and premiums paid on his behalf under our executive disability insurance plan in the amount of $1,123.

(8)

Mr. Schultz’s expenses include premiums paid on his behalf under our executive disability insurance plan in the amount of $2,245, security expenses in the amount of $733,000, fiscal year 2023 Starbucks® Rewards card benefits of $3,934, and expenses related to the personal use of the Company aircraft, to the extent that such are not reimbursed by the executive under a Time Sharing Agreement (either because such expenses were (1) minimal expenses related to a personal guest of an Approved Business Traveler riding on board a business trip, as permitted by Starbucks Aircraft Usage Policy, or (2) necessary operating expenses incurred for a personal trip in excess of the maximum reimbursable amount under an applicable Time Sharing Agreement, as limited by Federal Aviation Regulations), valued at the complete aggregate incremental cost incurred by the Company in providing such personal usage of Company aircraft. Such aggregate incremental cost includes the full out-of-pocket cost incurred by the Company, including costs for any “deadhead” positioning related to personal travel. Such expenses related to the personal use of the Company aircraft was $14,487 for fiscal year 2023.

Fiscal year 2023 grants of plan-based awards table

The following table sets forth information regarding fiscal year 2023 annual incentive bonus awards and equity awards granted to our NEOs in fiscal year 2023.

				Potential Future Payouts Under Non-Equity Incentive Plan Awards			Potential Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Award Type	Approval Date	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(2)	Target (#)	Maximum (#)

Laxman Narasimhan	Annual Incentive(4)			650,000	2,600,000	5,200,000

	RSUs(5)	11/17/2022	11/18/2022							55,539	5,440,045

	PRSUs(6)	11/17/2022	11/18/2022				6,942	27,769	55,538		3,047,758

	PRSUs(8)	8/31/2022	11/18/2022				1,181	4,722	9,444		518,240

Rachel Ruggeri	Annual Incentive(4)			278,438	1,113,750	2,227,500

	RSUs(5)	11/17/2022	11/18/2022							22,460	2,199,957

	PRSUs(6)	11/17/2022	11/18/2022				2,808	11,230	22,460		1,232,602

Michael Conway	Annual Incentive(4)			367,875	1,471,500	2,943,000

	RSUs(5)	11/17/2022	11/18/2022							26,544	2,599,985

	PRSUs(6)	11/17/2022	11/18/2022				3,318	13,272	26,544		1,456,712

Sara Kelly	Annual Incentive(4)			136,250	545,000	1,090,000

	RSUs(5)	11/17/12022	11/18/2022							10,209	999,972

	PRSUs(6)	11/17/2022	11/18/2022				1,276	5,105	10,210		560,274

Bradley E. Lerman	Annual Incentive(4)			187,500	750,000	1,500,000

	RSUs(7)	4/17/2023	5/15/2023							11,253	1,200,020

	PRSUs(9)	4/17/2023	5/15/2023				1,407	5,626	11,252		693,078

Howard Schultz	Annual Incentive(4)			—	—	—

	RSUs (5)									—	—

	PRSUs(6)						—	—	—		—

(1)

Annual equity awards granted in November 2022 were approved by the Compensation Committee except for grants to Mr. Narasimhan, which were approved by the independent members of the board upon the recommendation of the Compensation Committee. In accordance with our equity grant timing policy in place at the time of the November 2022 grant, the grant date for the regular annual equity grant was the final date of the November board meeting. Replacement equity awards granted to Mr. Narasimhan in November 2022, which were made in respect of certain outstanding equity awards that Mr. Narasimhan forfeited when he left his previous employer to join Starbucks and to allow him to participate in the Company’s in-progress fiscal year 2023-2025 PRSU cycle, were approved by our board of directors as part of Mr. Narasimhan’s offer letter. The grant date for the replacement equity awards was the same date for the regular annual equity grant. On May 15, 2023, in connection with Mr. Lerman’s commencement of employment with Starbucks, Mr. Lerman was granted time-based RSUs and PRSUs to allow him to participate in the Company’s in-progress fiscal year 2023-2025 PRSU cycle, which were approved by the Compensation Committee as part of Mr. Lerman’s appointment in April 2023.

(2)

This threshold amount is based on achievement of pre-approved, annualized adjusted EPS targets and is subject to an adjustment, based on a three-year relative TSR against the S&P 500, of upward or downward of up to 25%, and a three-year representation modifier, of upward or downward of up to 10%.

84	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION TABLES

(3)

The grant date fair value is computed in accordance with FASB ASC Topic 718 for PRSUs and time-based RSUs granted during the applicable fiscal year. For more information on, and assumptions used for the grant date fair value of the PRSUs and time-based RSUs, see the Company’s Annual Report on Form 10-K (Note 1: Summary of Significant Accounting Policies and Estimates) for the fiscal year ended October 1, 2023. Consistent with the requirements of FASB ASC Topic 718, the value of the PRSUs is based on one-third of the full number of shares for which target adjusted EPS was established in fiscal year 2023 for the award that was granted on November 18, 2022, which is scheduled to vest on November 18, 2025. The remaining portions of the awards granted in November 2022 will be linked to adjusted EPS goals for subsequent fiscal years and will be reported in the Summary Compensation Table for those fiscal years. Excludes the grant date fair value for the adjusted EPS performance-related component of the PRSUs granted in fiscal year 2022 and fiscal year 2021 based on the probable or target outcome of the fiscal year 2023 adjusted EPS performance-related component because these PRSUs were not granted in fiscal year 2023. The amounts included in the “Stock Awards” column of the Summary Compensation Table for fiscal year 2023 related to the PRSUs granted in fiscal year 2022 and fiscal year 2021 are as follows: $711,911 for Mr. Narasimhan; $1,151,490 for Ms. Ruggeri; $1,728,692 for Mr. Conway; $45,026 for Ms. Kelly; $0 for Mr. Lerman; and $0 for Mr. Schultz.

(4)	Represents awards under the Annual Incentive Bonus Plan payable in cash.

(5)	Reflects time-based RSUs that vest in four equal annual installments, subject to rounding of partial shares, beginning on the first anniversary of the grant date.

(6)

The amount shown in these rows reflect the share amount, specifically the threshold, the target, and the maximum potential awards of PRSUs granted for fiscal year 2023 performance. The material terms of the PRSUs, which are completely at risk, are further described in the CD&A.

(7)	Reflects time-based RSUs that vest in three equal annual installments, subject to rounding of partial shares, beginning on the first anniversary of the grant date.

(8)

The amount shown in this row reflects the share amount, specifically the threshold, the target, and the maximum potential awards of PRSUs granted to Mr. Narasimhan as replacement awards to allow him to participate in the Company’s in-progress fiscal year 2023-2025 PRSU cycle, which vest based on the achievement of goals set for the fiscal year 2023-2025 performance period. The material terms of the PRSUs, which are completely at risk, are further described in the CD&A.

(9)

The amount shown in this row reflects the share amount, specifically the threshold, the target, and the maximum potential awards of PRSUs granted to Mr. Lerman to allow him to participate in the Company’s in-progress fiscal year 2023-2025 PRSU cycle, which vest based on the achievement of goals set for the fiscal year 2023-2025 performance period. The material terms of the PRSUs, which are completely at risk, are further described in the CD&A.

The following narrative provides further detail with respect to the information in the table above.

Equity Awards. In fiscal year 2023, we granted each of our NEOs who was employed by the Company prior to the beginning of the year long-term performance-based compensation in the form of PRSUs and time-based RSUs. Mr. Narasimhan’s PRSUs granted in fiscal year 2023 include replacement equity grants in the form of PRSUs that were granted in connection with Mr. Narasimhan’s appointment as ceo-elect in respect of certain outstanding equity awards that Mr. Narasimhan forfeited when he left his previous employer to join Starbucks and to allow him to participate in the Company’s in-progress fiscal year 2023-2025 PRSU cycle, consistent with market practice. In connection with Mr. Lerman’s commencement of employment with the Company, Mr. Lerman was also granted time-based RSUs and PRSUs to allow Mr. Lerman to participate in the Company’s in-progress fiscal year 2023-2025 PRSU cycle. All equity awards shown in this table were granted under the 2005 Long-Term Equity Incentive Plan. PRSUs awarded to our NEOs in fiscal year 2023 will generally vest, subject to continued employment and achievement of performance metrics, 100% on the third anniversary of the date of grant (or on November 18, 2025, with respect to Mr. Lerman’s PRSU award providing for participation in the fiscal year 2023-2025 PRSU cycle). The final number of PRSUs earned also will be based on achievement of an adjusted EPS goal, a relative TSR modifier, and a representation modifier as further discussed in the “Long-Term Incentives Under the Leadership Stock Plan” section of the CD&A beginning on page 67. The circumstances pursuant to which the vesting of PRSUs and time-based RSUs accelerate are described below in the section entitled, “Potential Payments Upon Termination or Change in Control” on page 88.

Non-Equity Awards. These amounts reflect the potential threshold, target, and maximum annual incentive bonus awards payable to our NEOs as annual incentive bonuses for fiscal year 2023 under the Company’s Annual Incentive Bonus Plan. Amounts shown are calculated as a percentage of fiscal year 2023 year-end base salary. See the “Annual Incentive Bonus Plan” section beginning on page 57 above for further information. Threshold bonus amounts assume achievement of the objective performance goals, tied to adjusted net revenue and adjusted operating income, at 25% of target and an IPF payout of 0-200% of target. Target bonus amounts assume achievement of the objective performance goals, tied to adjusted net revenue and adjusted operating income, at the target amount and an IPF payout of 0-200% of target. Maximum bonus amounts assume achievement of the objective goals at the maximum for a payout of 200% of target and an IPF payout of 200% of target. The NEOs received actual bonuses for fiscal year 2023 in the amounts shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

85	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION TABLES

Outstanding equity awards at fiscal year 2023 year-end table

The following table provides information regarding stock options, PRSUs, and time-based RSUs held by our NEOs as of October 1, 2023. No NEO has any other form of equity award outstanding. For stock awards, the amount listed below includes accrued dividend equivalents on unearned and unvested RSUs.

			Option Awards					Stock Awards
Name	Grant Date		Number of Securities Underlying Options (#) Total Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(3)

Laxman Narasimhan	10/1/2022	(5)						44,863	4,072,215

	10/1/2022	(8)								34,781	3,157,071

	10/1/2022	(9)								16824	1,527,114

	11/18/2022	(7)						56,441	5,123,150

	11/18/2022	(10)								169,320	15,369,176

	11/18/2022	(10)								28,790	2,613,268

Rachel Ruggeri	11/11/2020	(7)						1,955	177,455

	11/11/2020	(8)								6,063	550,339

	2/16/2021	(6)						4,954	449,675

	11/10/2021	(7)						12,445	1,129,633

	11/10/2021	(9)								24,896	2,259,810

	11/18/2022	(7)						22,824	2,071,734

	11/18/2022	(10)								68,476	6,215,567

Michel Conway	11/13/2019	(7)						4,493	407,830

	11/11/2020	(7)						7,817	709,549

	11/11/2020	(8)								24,251	2,201,263

	11/10/2021	(7)						12,445	1,129,633

	11/10/2021	(9)								24,896	2,259,810

	11/18/2022	(7)						26,975	2,448,521

	11/18/2022	(10)								80,924	7,345,471

Sara Kelly	11/16/2015	(4)	4,859	4,859	—	60.68	11/16/2025

	11/21/2016	(4)	6,743	6,743	—	56.10	11/21/2026

	11/13/2019	(7)						602	54,644

	4/15/2020	(6)						1,107	100,482

	11/11/2020	(7)						871	79,061

	9/15/2021	(7)						1,139	103,387

	11/10/2021	(7)						693	62,904

	11/10/2021	(9)								1,384	125,626

	6/15/2022	(7)						3,636	330,040

	9/15/2022	(6)						11,079	1,005,641

	11/18/2022	(7)						10,374	941,648

	11/18/2022	(10)								31,126	2,825,307

Bradley E. Lerman	5/15/2023	(5)						11,315	1,027,063

	5/15/2023	(10)								33,946	3,081,278

Howard Schultz	N/A

(1)	Includes the number of dividend equivalents accrued with respect to unvested PRSUs and time-based RSUs as of October 1, 2023.

(2)

Value is calculated by multiplying the number of time-based RSUs that have not vested by the closing market price of our stock ($90.77) as of the close of trading on September 29, 2023 (the last trading day prior to our October 1, 2023, fiscal year end).

(3)

Value is calculated by multiplying the number of PRSUs that may be earned with respect to such PRSUs (at the achievement levels set forth in footnotes 8, 9, and 10 hereto, as applicable) by the closing market price of our stock ($90.77) as of the close of trading on September 29, 2023; actual number of PRSUs earned will be based upon performance against applicable adjusted EPS and relative TSR over a three-year performance period or adjusted EPS, relative TSR, and a representation modifier over a three-year performance period.

(4)	Reflects time-based options that vest in four equal annual installments (subject to rounding of partial shares), beginning on the first anniversary of the grant date.

(5)	Reflects time-based RSUs that vest in three equal annual installments (subject to rounding of partial shares), beginning on the first anniversary of the grant date.

86	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION TABLES

(6)	Reflects time-based RSUs that vest over four years, with 50% vesting on the second and fourth anniversary of the grant date (subject to rounding of partial shares).

(7)	Reflects time-based RSUs that vest in four equal installments (subject to rounding or partial shares), beginning on the first anniversary of the grant date.

(8)

Represents shares earned under PRSUs granted in fiscal year 2021 (except for Mr. Narasimhan whose PRSUs were granted on his start date with the Company) based on Starbucks performance through the end of the three-year performance period covering fiscal year 2021, fiscal year 2022, and fiscal year 2023. These shares were earned following certification of the adjusted EPS and TSR performance goals by the Compensation Committee. The earned PRSUs remained subject to the NEO’s continued employment (other than for any NEO who is eligible to retirement vesting) through their settlement on November 14, 2023.

(9)

Reflects PRSUs that are to be earned (except for Mr. Narasimhan whose PRSUs were granted on his start date with the Company) and scheduled to settle on November 10, 2024, subject to (i) the achievement of adjusted EPS performance, subject to annual goals that are pre-established at the beginning of each of fiscal year 2022, fiscal year 2023, and fiscal year 2024; (ii) Starbucks TSR relative to the S&P 500 Index over a three-year period covering fiscal year 2022, fiscal year 2023, and fiscal year 2024; and (iii) the executive officer’s employment (other than for any NEO who is eligible for retirement vesting) through the settlement date. The number of shares and the payout value for the PRSUs reflect payout at target since Starbucks adjusted EPS performance and relative TSR performance as measured through the end of the first two years of the three-year performance period exceeded threshold levels but did not exceed target levels.

(10)

Reflects PRSUs that are to be earned and settled on November 18, 2025, subject to (i) the achievement of adjusted EPS performance, subject to annual goals that are pre-established at the beginning of each of fiscal year 2023, fiscal year 2024, and fiscal year 2025; (ii) Starbucks TSR relative to the S&P 500 Index over a three-year period covering fiscal year 2023, fiscal year 2024, and fiscal year 2025; (iii) a representation modifier over a three-year period covering fiscal year 2023, fiscal year 2024, and fiscal year 2025; and (iv) the executive officer’s employment through the settlement date. The number of shares and the payout value for the PRSUs reflect payout at maximum since Starbucks adjusted EPS performance as measured through the end of the first year of the three-year performance period exceeded target levels but did not exceed maximum levels.

Fiscal year 2023 option exercises and stock vested table

The following table provides information regarding stock options that were exercised by our NEOs and stock awards that vested during fiscal year 2023. Option award value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise. Stock award value realized is calculated by multiplying the number of shares shown in the table by the closing price of our stock on the date the stock awards vested.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Laxman Narasimhan	—	—	—	—

Rachel Ruggeri	—	—	13,829	1,463,980

Michael Conway	—	—	30,879	3,158,548

Sara Kelly	11,358	726,408	4,268	441,119

Bradley E. Lerman	—	—	—	—

Howard Schultz	—	—	—	—

Nonqualified deferred compensation

MANAGEMENT DEFERRED COMPENSATION PLAN

The NEOs are eligible to participate in the MDCP, a nonqualified plan the benefits of which are paid by Starbucks out of our general assets. The plan is subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. We maintain a trust agreement with an independent trustee establishing a rabbi trust for the purpose of funding benefits payable to participants (including NEOs) under our MDCP in the event of a change in control. It is currently funded with a nominal amount of cash.

Deferrals. Participants may defer up to 70% of base salary to the MDCP and up to 85% of bonuses paid under certain eligible annual incentive bonus plans. Bonus deferral elections are available only to those who are eligible and enroll during the annual enrollment window that takes place prior to the start of each fiscal year. We do not provide matching contributions on participant MDCP deferrals.

Earnings. The MDCP uses measurement benchmarks to credit earnings on compensation deferred under the plan. Those measurement benchmarks are based on the same funds available under our 401(k) plan. Participants choose how to allocate their account balance among the measurement funds and may change how current deferred compensation is allocated at any time, subject to certain redemption fees and other limitations imposed by frequent trading restrictions and plan rules. Changes generally become effective as of the first trading day following the change.

In-Service Withdrawals and Separation from Service Distributions. At the time of making the deferral election for a particular year, a participant elects when the associated deferred compensation will be distributed. In general, the participant can receive scheduled “in-service” withdrawals or hardship withdrawals while still employed or have distributions paid upon separation from service. The specific distribution options depend on whether the deferred compensation was earned before or after January 1, 2005, and is subject to other plan rules.

87	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION TABLES

For separation from service distributions, account balances resulting from the Company match and deferred compensation earned on and after January 1, 2005, can be paid either in a lump sum or in up to 10 annual installments, in each case beginning within 60 days or one year after separation from service. For partners who became newly eligible on or after October 1, 2010, and certain other partners, separation from service distributions can be paid either in a lump sum or amortized over a period of two to five years, in each case beginning within 60 days or one year after separation from service. If a participant is considered a “specified employee” on their separation date, Section 409A requires that the payments be delayed for six months after such separation date. Account balances resulting from pre-2005 deferred compensation can be distributed either in a lump sum within 60 days of separation or, if the participant is at least age 65 on their separation date, in up to 10 annual installments. Retirement age under the MDCP is age 65, and no current NEO with an MDCP balance was retirement eligible under the MDCP during fiscal year 2023.

Fiscal year 2023 nonqualified deferred compensation table

The following table shows contributions, earnings, withdrawals, and distributions during fiscal year 2023 and the account balances as of October 1, 2023, for our NEOs under the MDCP.

Name	Executive Contributions ($)		Starbucks Contributions ($)	Aggregate Earnings ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at End of Fiscal Year 2023 ($)(2)

Laxman Narasimhan	—		—	—	—	—

Rachel Ruggeri	$329,178	(3)	—	$95,676	—	$948,581

Michael Conway	—		—	—	—	—

Sara Kelly	$191,336	(3)	—	$216,810	—	$1,680,998

Bradley E. Lerman	—		—	—	—	—

Howard Schultz	—		—	—	—	—

(1)

We do not provide above-market or preferential earnings on MDCP contributions, so these amounts were not reported in the Summary Compensation Table. MDCP participants can select only from among the same investment funds as are available under our 401(k) plan.

(2)

Of these balances, the following amounts, which were in the form of executive and Company contributions were reported in the “Salary,” “Non-Equity Incentive Plan Compensation,” and “All Other Compensation” columns in the Summary Compensation Table in prior-year proxy statements: Mr. Narasimhan—$0; Ms. Ruggeri—$654,065; Mr. Conway—$0; Ms. Kelly—N/A; Mr. Lerman—N/A; and Mr. Schultz—$0. The information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements, rather than additional currently earned compensation.

(3)

This amount was deferred from Ms. Ruggeri’s and Ms. Kelly’s fiscal year 2023 base salary and eligible annual incentive bonus pay (if the NEO elected deferral of bonus pay), which is reported in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table for fiscal year 2023.

Potential payments upon termination or change in control

As described in the CD&A, our currently employed NEOs are entitled to certain payments and benefits under the Severance and CIC Plan in the event such NEOs experience certain qualifying terminations of employment. For additional information regarding the material features of the Severance and CIC Plan and the rationale for each feature, please refer to the section entitled, “Severance and CIC Plan” beginning on page 79.

The 2005 Key Employee Plan also provides for “double-trigger” accelerated vesting of equity (with any performance-based awards vesting at target), consistent with the “double-trigger” treatment that applies to all partners with equity compensation awards. This means that under our 2005 Key Employee Plan (which is also known as the Leadership Stock Plan), unvested awards will accelerate vesting if (i) there is a change in control, and (ii) either (a) awards are assumed or substituted with awards of the surviving company and the partner is terminated without cause or resigns for good reason during the CIC Period or (b) awards are not assumed or substituted with awards of the surviving company, in which case they vest immediately upon a change in control.

PRSUs and time-based RSUs accelerate upon a partner’s death or disability. The Compensation Committee elected to make these time-based RSUs eligible for retirement vesting, meaning vesting will fully accelerate upon the voluntary termination of employment of any partner who satisfies the criteria for “retirement” under the 2005 Key Employee Plan. These criteria require the partner to be at least 55 years old and have a minimum of 10 years of continuous service with Starbucks, unless otherwise provided in the grant agreement. For PRSUs, acceleration will be based on the number of shares earned if the performance period has been completed, and the target number of shares if the performance period has not yet been completed.

The following table shows the estimated value that may be realized by each of the NEOs in the event of the following events occurring as of October 1, 2023 (the last day of fiscal year 2023):

•	Death

•	Disability

88	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION TABLES

•	Retirement

•	Termination without cause

•	Change in control where equity awards are assumed or substituted
•	Change in control where equity awards are not assumed or substituted

•	Termination without cause or resignation for good reason in connection with a change in control

With respect to PRSUs and time-based RSUs, the table below includes the estimated potential incremental value of additional PRSUs and RSUs at target that would have vested for our NEOs as of October 1, 2023 (the last day of fiscal year 2023) under the acceleration scenarios described above. The table does not include benefits generally available to all partners or payments and benefits that the NEOs would have already earned during their employment with the Company whether or not a qualifying termination or other acceleration event had occurred. Accelerated PRSU and RSU award value at target is calculated by multiplying the number of accelerated shares by the closing market price of our stock on September 29, 2023 ($90.77) (the last trading day prior to our October 1, 2023, fiscal year end). Of the NEOs, Mr. Conway satisfied the criteria for “retirement” under the 2005 Key Employee Plan as of October 1, 2023. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different and can only be determined at the time a qualifying termination or other acceleration event actually occurs. Factors that could affect these amounts include the time during the year of any such event, the Company’s stock price and the executive’s age.

Name	Type of Award/Plan	Death ($)	Disability ($)	Retirement ($)	Termination without Cause ($)		Change in Control w/ Assumption or Substitution ($)	Change in Control w/out Assumption or Substitution ($)	Termination without Cause or Resignation for Good Reason in Connection with Change in Control ($)

Laxman Narasimhan	Cash Severance	—	—	N/A	10,607,480	(1)	—	—	14,546,480	(2)
	COBRA	—	—	N/A	37,620	(1)	—	—	37,620	(2)
	Outplacement	—	—	N/A	25,000	(1)	—	—	25,000	(2)
	PRSUs and RSUs	22,870,772	22,870,772	N/A	—		—	22,870,772	22,870,772

Rachel Ruggeri	Cash Severance	—	—	N/A	4,241,076	(1)	—	—	5,276,864	(2)
	COBRA	—	—	N/A	27,900	(1)	—	—	27,900	(2)
	Outplacement	—	—	N/A	25,000	(1)	—	—	25,000	(2)
	PRSUs and RSUs	9,746,429	9,746,429	N/A	—		—	9,746,429	9,746,429

Michael Conway	Cash Severance	—	—	N/A	5,295,266	(1)	—	—	6,543,589	(2)
	COBRA	—	—	N/A	37,620	(1)	—	—	37,620	(2)
	Outplacement	—	—	N/A	25,000	(1)	—	—	25,000	(2)
	PRSUs and RSUs	12,829,341	12,829,341	12,829,341	—		—	12,829,341	12,839,341

Sara Kelly	Cash Severance	—	—	N/A	2,238,819	(1)	—	—	2,796,082	(2)
	COBRA	—	—	N/A	37,620	(1)	—	—	37,620	(2)
	Outplacement	—	—	N/A	25,000	(1)	—	—	25,000	(2)
	PRSUs and RSUs	4,216,085	4,216,085	N/A	—		—	4,216,085	4,216,085

Bradley E. Lerman	Cash Severance	—	—	N/A	2,623,777	(1)	—	—	3,373,777	(2)
	COBRA	—	—	N/A	27,900	(1)	—	—	27,900	(2)
	Outplacement	—	—	N/A	25,000	(1)	—	—	25,000	(2)
	PRSUs and RSUs	2,567,702	2,567,702	N/A	—		—	2,567,702	2,567,702

Howard Schultz(3)	Cash Severance	—	—	N/A	—		—	—	—
	COBRA	—	—	N/A	—		—	—	—
	Outplacement	—	—	N/A	—		—	—	—
	PRSUs and RSUs	—	—	N/A	—		—	—	—

(1)

Under the Severance and CIC Plan, in the event of a termination of employment by the Company without cause other than during the CIC Period, participants are entitled to receive (i) an amount equal to 1.5x the sum of the participant’s base salary and target annual cash bonus (2x in the case of the ceo), (ii) a pro-rata portion of the participant’s annual cash bonus for the year of termination based on actual Company performance (assuming 100% achievement of any individual performance targets), (iii) a lump sum cash payment equal to 18 months’ COBRA coverage, and (iv) outplacement services, or at the Company’s discretion, a lump sum up to $25,000 for such services.

(2)

Under the Severance and CIC Plan, in the event of a termination of employment by the Company without cause or resignation for good reason, in each case, during the CIC Period, the severance payments and benefits participants are entitled to receive upon such a termination are the same as those described in footnote 1 above with respect to a termination without cause outside of the CIC Period, except the multiple for the cash severance payment is 2x (2.99x in the case of the ceo) and the pro-rata bonus payment is based on the greater of target and actual Company performance.

(3)

Mr. Schultz stepped down as our interim ceo in March 2023 and resigned as a director of the Company on September 12, 2023. For information regarding the payments and benefits Mr. Schultz received in connection with his resignation, please refer to the Summary Compensation Table on page 83.

89	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION TABLES

CEO pay ratio
Pursuant to Item 402(u) of Regulation
S-K
and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of the annual total compensation of Mr. Narasimhan (who served as ceo on our determination date of October 1, 2023) to the annual total compensation of our median partner (excluding Mr. Narasimhan). The ratio is a reasonable estimate calculated in a manner consistent with SEC requirements. The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable because companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own ratios.
Starbucks employs over 390,000 partners in over 19,000 Company-operated stores, which impacts the comparability of our ceo pay ratio to the disclosed pay ratios of companies that operate solely under franchised- or licensed-store models. Partners frequently work in flexible, part-time roles, which has the effect of lowering the annual total compensation for our median employee. In addition, Starbucks is a global company, with approximately 140,000 partners outside the U.S. Therefore, the median compensation disclosed below is based on our global workforce and is not designed to capture the median compensation of our U.S. partners.
Finally, to attract and retain talent, we pay competitively and tailor employee benefits in each jurisdiction, resulting in total rewards offerings that vary from country to country. For this reason, and because each partner’s relationship with our industry-leading total rewards offerings differs based on individual circumstances, we have not ascribed a value to healthcare or the other benefits provided to our partners. This allows total compensation of the median partner to represent the median of all partners based on elements of compensation shared generally among our partners worldwide.
Consistent with the methodology utilized for the fiscal year 2022 calculation, we identified our median employee from all full-time and part-time partners regardless of status who were on our payroll records as of a determination date of October 1, 2023, based on base wages paid during the twelve-month period ending on that date. For permanent partners hired during the twelve-month period, compensation was annualized to reflect a full year of wages. Compensation for international employees was converted to U.S. dollar equivalents applying an average exchange rate for the fiscal year. The fiscal year 2023 annual total compensation for Mr. Narasimhan was $14,604,531, as reported in the Summary Compensation Table of this proxy statement. The fiscal year 2023 annual total compensation for our median employee, a part-time barista in the U.S., was $14,209, including salary and Bean Stock awards. The ratio of our ceo’s annual total compensation to our median employee’s annual total compensation for fiscal year 2023 is 1,028 to 1.
Pay versus performance
This section provides disclosure about the relationship between executive compensation actually paid to our principal executive officer (“PEO”) and non-PEO
NEOs and certain financial performance measures of the Company for the fiscal years listed below. This disclosure has been prepared in accordance with Item 402(v) of Regulation
S-K
under the Exchange Act (the “Pay Versus Performance Rules”) and does not necessarily reflect how the Compensation Committee evaluates compensation decisions.

										Value of Initial Fixed $100 Investment Based On (5) :

Fiscal Year (1)	Summary Compensation Table Total for Kevin Johnson	Compensation Actually Paid to Kevin Johnson (2)(3)	Summary Compensation Table Total for Howard Schultz	Compensation Actually Paid to Howard Schultz (2)(3)	Summary Compensation Table Total for Laxman Narasimhan	Compensation Actually Paid to Laxman Narasimhan (2)(3)		Average Summary Compensation Table Total for non-PEO NEOs	Average Compensation Actually Paid to non-PEO NEOs (2)(4)	Total Share- holder Return (3-Year)	Peer Group Total Share- holder Return (3-Year)	Net Income	Adjusted EPS (6)

2023	$0	$0	$757,597	$757,597	$14,604,531	$20,654,309		$5,232,397	$6,676,906	$114.96	$107.23	$4,124.5	$3.618

2022	$16,718,154	$1,938,250	$374,558	$374,558	$0	$0	(7)	$7,460,700	$2,368,335	$103.93	$94.25	$3,281.6	$3.010

2021	$20,425,162	$40,758,685	$0	$0	$0	$0		$5,901,721	$6,365,783	$136.25	$119.15	$4,199.3	$3.002

(1)	The following table lists the PEO and non-PEO NEOs for each of fiscal years 2023, 2022, and 2021.

Year	PEO	Non-PEO NEOs

2023	Laxman Narasimhan; Howard Schultz	Rachel Ruggeri, Michael Conway, Bradley E. Lerman, and Sara Kelly

2022	Howard Schultz; Kevin Johnson	Laxman Narasimhan; Rachel Ruggeri, John Culver, Michael Conway, and Rachel Gonzalez

2021	Kevin Johnson	Rachel Ruggeri, John Culver, Michael Conway, Rachel Gonzalez, Patrick Grismer, and Rosalind Brewer

90	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION TABLES

(2)
The dollar amounts reported represent the amount of “compensation actually paid,” as calculated in accordance with the Pay Versus Performance Rules. These dollar amounts do not reflect the actual amounts of compensation earned by or paid to our NEOs during the applicable year. For purposes of calculating “compensation actually paid,” the fair value of equity awards is calculated in accordance with ASC Topic 718 using the same assumption methodologies used to calculate the grant date fair value of awards for purposes of the Summary Compensation Table (refer to the Summary Compensation Table for additional information).

(3)
The following table shows the amounts deducted from and added to the Summary Compensation Table total to calculate “compensation actually paid” to our PEOs in accordance with the Pay Versus Performance Rules:

	Kevin Johnson
Fiscal Year	2021	2022	2023

Summary Compensation Table Total	$20,425,162	$16,718,154	$0

- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	($14,755,014)	($15,385,875)	$0

+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$15,067,557	$5,821,334	$0

+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$13,773,087	($12,178,090)	$0

+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$6,247,893	$6,216,807	$0

+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$0	$745,921	$0

- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0	$0

Compensation Actually Paid	$40,758,685	$1,938,250	$0

	Howard Schultz
Fiscal Year	2021	2022	2023

Summary Compensation Table Total	$0	$374,558	$757,597

- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	$0	$0	$0

+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$0	$0	$0

+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$0	$0	$0

+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$0	$0

+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$0	$0	$0

- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0	$0

Compensation Actually Paid	$0	$374,558	$757,597

	Laxman Narasimhan
Fiscal Year	2021	2022	2023

Summary Compensation Table Total	$0	$0	$14,604,531

- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	$0	$0	($9,717,954)

+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$0	$0	$15,160,156

+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$0	$0	$275,413

+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$0	$0

+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$0	$0	$332,163

- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0	$0

Compensation Actually Paid	$0	$0	$20,654,309

(4)
The following table shows the amounts deducted from and added to the average Summary Compensation Table total compensation to calculate the average “compensation actually paid” to our non-PEO
NEOs in accordance with the Pay Versus Performance Rules.

91	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION TABLES

	Non-PEO NEOs
Fiscal Year	2021	2022	2023

Summary Compensation Table Total	$5,901,721	$7,460,700	$5,232,397

- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	($4,105,805)	($4,833,690)	($3,466,952)

+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$3,234,333	$3,307,886	$3,731,194

+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$2,789,345	($1,901,074)	$153,303

+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$430,912	$481,320	$698,348

+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$984,174	($290,338)	$328,616

- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	($2,868,897)	($1,856,469)	$0

Compensation Actually Paid	$6,365,783	$2,368,335	$6,676,906

(5)
In accordance with the Pay Versus Performance Rules, the Company and the Company’s peer group cumulative total shareholder return (the “Peer Group TSR”) is determined based on the value of an initial fixed investment of $100 on September 25, 2020, through the end of the listed fiscal year. The Peer Group TSR set forth in this table was determined using S&P 500 Consumer Discretionary, which we also use in preparing the stock performance graph required by Item 201(e) of Regulation
S-K
for our Annual Report on Form 10-K for the fiscal year ended October 1, 2023.

(6)
We have determined that adjusted EPS is the financial performance measure that, in the Company’s assessment, represents the most important financial performance measure used to link “compensation actually paid” to our NEOs, for fiscal year 2023, to Company performance (the “Company Selected Measure” as defined in the Pay Versus Performance Rules). Adjusted EPS is a
non-GAAP
measure. Appendix A includes a reconciliation of adjusted EPS to the most directly comparable measure reported under GAAP as well as information regarding how these measures are calculated.

(7)	Mr. Narasimhan was an NEO for fiscal year 2022 but was not appointed as ceo until fiscal year 2023. As a result, Mr. Narasimhan has been included as a non-PEO NEO for fiscal year 2022.
TABULAR DISCLOSURE OF MOST IMPORTANT PERFORMANCE MEASURES
In accordance with the Pay Versus Performance Rules, the following table lists the four measures that, in the Company’s assessment, represent the most important financial performance measures used to link “compensation actually paid” to the Company’s NEOs, for fiscal year 2023, to Company performance, as further described in our CD&A within the sections titled “
Fiscal Year 2023 Executive Compensation Overview
”

(see page 55),

“
Financial Performance Goals (70%)
”

(see page 58),

and

“
Fiscal Year 2023 PRSUs
”

(see page 68).

Most Important Performance Measures

Adjusted EPS (1) (Company selected measure)

Adjusted Net Revenue (2)

Adjusted Operating Income (3)

Relative Total Shareholder Return

(1)
Adjusted EPS is a
non-GAAP
measure. Appendix A includes a reconciliation of adjusted EPS to the most directly comparable measure reported under GAAP as well as information regarding how these measures are calculated.

(2)
Adjusted net revenue is a
non-GAAP
measure. Appendix A includes a reconciliation of adjusted net revenue to the most directly comparable measure reported under GAAP as well as information regarding how these measures are calculated.

(3)
Adjusted operating income is a
non-GAAP
measure. Appendix A includes a reconciliation of adjusted operating income to the most directly comparable measure reported under GAAP as well as information regarding how these measures are calculated.

RELATIONSHIP BETWEEN “COMPENSATION ACTUALLY PAID” AND PERFORMANCE MEASURES
In accordance with the Pay Versus Performance Rules, the charts below illustrate how “compensation actually paid” to the NEOs aligns with the Company’s financial performance as measured by TSR, net income, and adjusted EPS, as well as a comparison of TSR and Peer Group TSR.

92	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION TABLES

COMPENSATION ACTUALLY PAID, TSR, AND PEER GROUP TSR

COMPENSATION ACTUALLY PAID AND NET INCOME

COMPENSATION ACTUALLY PAID AND ADJUSTED EPS

93	STARBUCKS 2024 PROXY	EXECUTIVE COMPENSATION TABLES

Proposal 3 Ratification of selection of Deloitte & Touche LLP as our independent registered public accounting firm

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent external audit firm retained to audit the Company’s financial statements. As a matter of good corporate governance, the Audit Committee requests that shareholders ratify its selection of Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for fiscal year 2024. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during fiscal year 2024 if it determines that such a change would be in the best interests of the Company and our shareholders. In addition to the selection of the firm, the Audit Committee and its chair are directly involved in the selection of Deloitte’s lead engagement partner in conjunction with the mandated rotation of the person in that role.

The members of the Audit Committee and the board believe that the continued retention of Deloitte to serve as the Company’s independent external auditor is in the best interests of the Company and its shareholders. We expect that representatives of Deloitte will be present at the Annual Meeting, and they will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from shareholders.

The ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm requires that the votes cast in favor of ratification exceed the votes cast against ratification.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The Audit Committee reviews a description of the scope of services falling within pre-designated fee categories and imposes specific budgetary guidelines. The following table sets forth the aggregate fees from Deloitte, which were in compliance with our pre-approval policy, for fiscal year 2023 and fiscal year 2022:

Type of Fees	Fiscal Year 2023	Fiscal Year 2022

Audit Fees	$8,909,000	$8,308,000

Audit-Related Fees	$6,000	$6,000

Tax Fees	$277,000	$67,000

All Other Fees	—	—

Total	$9,192,000	$8,381,000

Audit Fees consist of fees paid to Deloitte for:

•	the audit of the Company’s annual financial statements included in the Annual Report on Form 10-K and review of financial statements included in the Quarterly Reports on Form 10-Q;

•

the audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; and

•	services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

94	STARBUCKS 2024 PROXY

Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under Audit Fees. This category includes fees related to audit and attest services not required by statute or regulations; due diligence related to mergers, acquisitions, and investments; and consultations concerning financial accounting and reporting standards.

Tax Fees consist of fees for professional services for tax compliance, tax advice, and tax planning. These services include assistance regarding federal, state, and international tax compliance, return preparation, tax audits, and customs and duties.

All Other Fees consist of fees for permitted services other than those that meet the criteria above. No such fees were incurred in fiscal year 2023 and fiscal year 2022.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Deloitte and has concluded that it is.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for appointing, setting compensation for, and overseeing Deloitte’s work. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by Deloitte. The policy is available at www.starbucks.com/about-us/company-information/corporate-governance. The policy provides for the general pre-approval of specific types of services, gives detailed guidance to management as to the specific services that are eligible for general pre-approval, and establishes requirements for annual pre-approval levels and subsequent specific pre-approval requests. The policy requires specific pre-approval of all other permitted services. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence. The Audit Committee’s charter delegates to its chair the authority to address any requests for pre-approval of services between Audit Committee meetings, and the chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve any permitted services.

Requests for pre-approval for services that are eligible for general pre-approval must be submitted to our controller and be detailed as to the services to be provided and the estimated total cost. The controller then determines whether the services requested fall within the detailed guidance of the Audit Committee in the policy as to the services eligible for general pre-approval. Deloitte and management must report to the Audit Committee on a timely basis regarding the services provided by Deloitte in accordance with general pre-approval.

AUDIT COMMITTEE REPORT

As part of fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements and related footnotes for the fiscal year ended October 1, 2023, with management and Deloitte. The Audit Committee also discussed with Deloitte those matters required to be discussed by the applicable requirements under Public Company Accounting Oversight Board standards and the SEC. The Audit Committee has received the written disclosures and the letter from Deloitte required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed its independence with Deloitte.

Based upon the review and discussions referred to above, the Audit Committee recommended to the board that the audited consolidated financial statements be included in the Starbucks Annual Report on Form 10-K for the fiscal year ended October 1, 2023, for filing with the SEC.

Respectfully submitted,

Andy Campion (chair)

Beth Ford

Jørgen Vig Knudstorp

Board Recommendation The board of directors recommends a vote FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2024.

95	STARBUCKS 2024 PROXY	PROPOSAl 3: RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposals 4-6 Shareholder proposals

As discussed more fully in the section of this proxy statement entitled, “Shareholder
Engagement,” on page 39, Starbucks has a history of actively engaging with our shareholders and we believe that strong corporate governance includes year-round engagement. We have a long-standing, robust shareholder outreach program in which we solicit feedback on our corporate governance, executive compensation program, and disclosure practices, as well as environmental and social impact programs and goals.
Additionally, shareholder feedback is shared with our board of directors on an ongoing basis. Starbucks engaged with each of the shareholders who submitted the proposals that are included in this proxy statement.

Proposals 4 through 6 are shareholder proposals that will be voted on at the Annual
Meeting if properly presented by or on behalf of the respective proponent. The proponents are responsible for the content of their proposals, for which we and our board accept no responsibility.

We will promptly provide, to our knowledge, each shareholder proponent’s name, address, and share ownership upon a shareholder’s oral or written request given to our corporate secretary at Starbucks Corporation, 2401 Utah Avenue South, Seattle,
Washington 98134.

The approval of any shareholder proposal, and any other matters that properly come before the meeting, requires that the votes cast in favor of such actions exceed the votes cast against such actions.

PROPOSAL 4

Shareholder proposal requesting a report on plant-based milk pricing

People for the Ethical Treatment of Animals (“PETA”), with an address of 1536 16th St. N.W., Washington, DC 20036, on behalf of Sandy Labowitz, owner of at least $25,000 of Starbucks common stock for at least one year, has notified us that it intends to present the following proposal at the Annual Meeting. In accordance with applicable proxy regulations, the proposal and supporting statement, for which Starbucks accepts no responsibility, are set forth below exactly as they were submitted by the proponent.

WHEREAS:

Starbucks prides itself on “innovating to create new experiences,” our company is failing to capitalize on market trends by continuing to impose an upcharge on plant-based milks. Dairy milk has been declining in popularity since the 1970s, and U.S. dairy consumption recently hit an all-time low. Younger consumers are at least partly responsible for dairy’s decline, as multiple studies show that Gen Zers—whose spending power has more than doubled in three years to reach an estimated $360 billion—view cow’s milk as “basic” or “uncool.” Our company is potentially missing out on billions in revenue by turning off this important demographic.

Social trends aren’t the only reason consumers have soured on cow’s milk—82% of people who drink plant-based milk do so because they enjoy its taste, and nearly half the people who try plant-based milk reduce or completely stop their consumption of cow’s milk.

Personal health and environmental concerns are also driving people away from dairy.

Most people of color suffer from some form of lactose intolerance. While nonwhites currently make up 40% of the U.S. population, Generation Alpha—Gen Z’s successor—is poised to become the first “majority-minority” population in the U.S.,

96	STARBUCKS 2024 PROXY

meaning that the demand for plant-based milk will likely increase. And because Gen Alpha parents have already begun talking with their children about issues like racism and the climate catastrophe, we should also anticipate a growing backlash against companies that penalize individuals for who they are or for standing up for the planet.

Starbucks claims that it’s committed to increasing plant-based options as an extension of its sustainability mission, yet it continues to charge an average of 70 cents extra per beverage for plant-based milks, whose production emits roughly three times less greenhouse gas and uses nearly 10 times less land and two to 20 times less freshwater than the production of cow’s milk.

Failure to meet publicly stated corporate responsibility goals has been known to negatively impact consumer sentiment toward companies and may ultimately affect the value of a company’s stock.

BE IT RESOLVED:

Shareholders request that Starbucks issue a report examining any costs to Starbucks’ reputation and any impact on its projected sales incurred as a result of its ongoing upcharge on plant-based milk. The board should summarize and present its findings to shareholders by the end of the third quarter of the current fiscal year. The report should be completed at a reasonable cost and omit proprietary information.

BOARD RECOMMENDATION

The Starbucks board of directors recommends that shareholders vote AGAINST this proposal for the following reasons:

We are committed to giving more than we take from the planet, and expanding our plant-based and plant-forward menu items globally is one of the ways we are pursuing this objective. We provide our customers with a variety of food and beverage choices, and we have collaborated with plant-based innovators so that nearly all stores across our markets now offer plant-based food and beverage menu items. We continue to introduce new drinks and food items to our menus while innovating with plant-based ingredients across key platforms like iced shaken espresso, cold brew, refreshers, and food to meet growing customer demand globally.

We are proud of the leading role we have played in introducing and offering plant-based alternatives as a viable option for consumers, and our recent plant-based beverage innovations build on our decades-long legacy of providing customers with more choices. We began offering plant-based milk to customers in the U.S. in 1997 when we added soymilk to menus. As non-dairy beverages grew in popularity, we added coconut milk in 2015, almond milk in 2016, and expanded to offer oat milk nationally in 2021. We continue to innovate to expand plant-based menus and use technology to support greater adoption for plant-based options. To empower customers and to promote more environmental practices, we continue to explore alternative menu items, including a variety of plant-based protein sources and other offerings, while developing tools and training to improve environmental impacts and opportunities for current and new products.

Customers can customize any beverage on the menu with a variety of plant-based milk options, including soymilk, coconut milk, almond milk, and oat milk. As with other beverage customizations, the price for plant-based milk customization varies by market and depends on a mix of considerations. In some geographies, market conditions allow us to price plant-based milk more closely to dairy milk than in others. For instance, there is currently no additional charge for customizing beverages with plant-based milk in our company-operated markets in China or the United Kingdom or licensed markets in France, Belgium, the Netherlands, Luxembourg, Chile, or Argentina. Even in the United States, adding a splash of any plant-based milk to Brewed Coffee, Iced Coffee, Cold Brew, and Americano beverages is offered to our customers free of charge.

In addition to our efforts to increase plant-based offerings, we have innovated and worked with others to source high-quality dairy, responsibly and sustainably. In 2021, we launched our first on-farm pilot through U.S. Dairy Net Zero Initiative with Alliance Dairy to explore technologies related to renewable and organic fertilizer and water reuse. We also work with Agolin to improve feed efficiency and reduce enteric methane and are also collaborating with The Nature Conservancy to help refine and scale our approach to more sustainable dairy and environmental stewardship.

We have long been committed to giving more than we take from the planet and to expanding our plant-based menu items. As with all product offerings, we continuously evaluate the market for, and the price of, our plant-based menu items, including plant-based milk customizations. Commissioning a separate report on the impact of our pricing strategy for plant-based milk customizations would divert resources from our ongoing efforts to expand plant-based options for our customers, a goal that we hope the proponent shares. Shareholders last year agreed, and the proponent’s substantially similar proposal received minimal (just over 5%) support.(1)

(1)

See “Proposal 5 - Shareholder Proposal Regarding a Report on Plant-Based Milk Pricing” disclosed on a Current Report on Form 8-K, filed with the SEC on March 23, 2023 (available at https://www.sec.gov/ix?doc=/Archives/edgar/data/829224/000082922423000027/sbux-20230323.htm)

Board Recommendation The Board of directors recommends a vote AGAINST this proposal.

97	STARBUCKS 2024 PROXY	PROPOSALS 4-6: SHAREHOLDER PROPOSALS

PROPOSAL 5

Shareholder proposal requesting a report on direct and systemic discrimination

National Center for Public Policy Research (“NCPPR”), owner of at least $2,000 of Starbucks common stock for at least three years, with an address of 2005 Massachusetts Ave. NW, Washington, DC 20036, has notified us that it intends to present the following proposal at the Annual Meeting. In accordance with applicable proxy regulations, the proposal and supporting statement, for which Starbucks accepts no responsibility, are set forth below exactly as they were submitted by the proponent.

Report about direct or systemic discrimination

Resolved: Shareholders of Starbucks Corporation (“the Company”) request that the Company conduct an audit and report to determine if and to what extent its programs and practices direct systemic discrimination against groups or types of employees, including “non-diverse” employees. Optimally, the audit and report would include a review of the Partner Networks that have been established at the Company, and should reasonably consider the recommendations made by those groups, the mechanism or restrictions on setting up such groups, and the protections against reprisal for the actions or recommendations of any such groups. The report should be prepared at reasonable cost, omit confidential or proprietary information, and be publicly disclosed on the Company’s website.

Supporting Statement: The Company has spent significant resources and attention on implementing DEI policies into workplace practices and hiring. These efforts include the Company’s “Partner Networks,” which “are partner-led groups that bring together people with shared identities and experiences, along with allies, to promote a culture of inclusion…”[1]

All agree that every employee should feel welcome, but there is much disagreement about how to achieve that goal. Although employee “Partner Networks” theoretically sound like a good way to achieve the goal of “inclusivity,” all they really achieve is exclusivity.

Membership in such groups is often based on surface-level characteristics such as race, sex, and sexual orientation. In fact, Starbucks boasts a dozen partner networks, with more than half being grounded in surface-level characteristics. These groups include the Black Partner Network to focus on the “African diaspora,” the Hora del Cafe to focus on the “Latinx culture,” the India Partner Network to focus on the “growth of the India market,” the Indigenous Partner Network to “preserve and celebrate Indigenous cultural values,” the Pan-Asian Partner Network to “elevate the impact of Pan-Asian partners,” the Pride Network to “cultivate an equitable, dynamic and supportive environment for LGBTQIA2+ partners,” the Welcoming Refugees Alliance to “empower and advocate for refugee partners,” and the Women’s Impact Network to “ignite the power of women.”[2]

While Starbucks also has Networks that focus on the Armed Services, the disabled, and sustainability, it only has one group that actually focuses on performance: the “Next at Starbucks” group, to “support and empower the next generation of Starbucks leadership.”[3]

Starbucks has no Partner Networks, though, for any “non-diverse” groups. This is particularly a concern given the many programs Starbucks has established to facilitate disparate treatment in hiring and promotion against the “non-diverse.” Under equity theory itself, this gap indicates the existence of systemic discrimination against the non-diverse at Starbucks. The content of the current Partner Network groups’ recommendations and activities would further substantiate that claim and would help to demonstrate if there’s systemic discrimination by viewpoint at Starbucks.

Accordingly, we request the report consider the rights and interests of all employees and groups to ensure that the Company does not alienate individuals who lack certain “diverse” qualities in the name of “inclusivity.”

[1] https://stories.starbucks.com/stories/2020/starbucks-partner-networks-help-create-a-culture-of-belonging/

[2] https://stories.starbucks.com/stories/2020/starbucks-partner-networks-help-create-a-culture-of-belonging/

[3] https://stories.starbucks.com/stories/2020/starbucks-partner-networks-help-create-a-culture-of-belonging/

98	STARBUCKS 2024 PROXY	PROPOSALS 4-6: SHAREHOLDER PROPOSALS

BOARD RECOMMENDATION

The Starbucks board of directors recommends that shareholders vote AGAINST this proposal for the following reasons:

We are committed to creating a welcoming and inclusive environment, and our Partner Networks are instrumental in creating that environment. Our commitment to inclusion and belonging is for the benefit of all of our partners (employees), not just those from underrepresented backgrounds. We are in the business of human connection and our approach to inclusion and diversity reflects the myriad populations we serve and the variety of ways our business impacts people and society at large. Our Partner Networks enable us to bring together different perspectives and ways of thinking, to assemble teams that think differently from each other, and to create an inclusive environment where all voices can be heard, and all partners can derive a sense of belonging. Partners of represented and underrepresented groups are not only allowed but encouraged to participate fully.

We have 13 U.S.-based Partner Networks that are partner-led to bring together people with a broad variety of shared identities and experiences, along with allies, to promote a culture of inclusion. Additionally, we have more than 20 Partner Networks available globally. All partners, regardless of their identities or backgrounds, are invited to join and contribute to our Partner Networks. And over half of our Partner Networks either currently or in the past have had a self-identified ally on their leadership team. Our Partner Networks each have unique goals that align with our mission statement, promises, and values.

Affinity groups like our Partner Networks are commonplace at many employers, including private and public companies, universities, military commands, and government agencies, and have become a well-established method to allow for organizations to foster an inclusive environment. Further, the U.S. Equal Employment Opportunity Commission (“EEOC”) has taken no issue with affinity groups like our Partner Networks so long as (i) such affinity groups are available for participation by all employees and (ii) the employer does not prohibit the establishment of an affinity group based on its association with a protected class. We and each of our Partner Networks satisfy the EEOC criteria, and we have established standard practices governing the creation of our Partner Networks to ensure the inclusion of all partners and alignment with our mission statement, promises, and values.

Given our practices and policies as they relate to our Partner Networks and our commitment to the inclusion of all of our partners, we believe the request for a report is unnecessary and an inefficient use of resources that would not provide meaningful value to shareholders.

Board Recommendation The Board of directors recommends a vote AGAINST this proposal.

99	STARBUCKS 2024 PROXY	PROPOSALS 4-6: SHAREHOLDER PROPOSALS

PROPOSAL 6

Shareholder proposal requesting a report on human rights policies

National Legal and Policy Center (“NLPC”), owner of at least $2,000 of Starbucks common stock for at least three years, with an address of 107 Park Washington Court, Falls Church, Virginia 22046, has notified us that it intends to present the following proposal at the Annual Meeting. In accordance with applicable proxy regulations, the proposal and supporting statement, for which Starbucks accepts no responsibility, are set forth below exactly as they were submitted by the proponent.

Congruency Report on Human Rights

WHEREAS: Inconsistencies persist between many companies’ published policies and actual practices and operations, which poses substantial risks to stakeholders and society at large.

The “Global Human Rights Statement”[1] and “Standards of Business Conduct”[2] published by Starbucks Corporation (the “Company”) espouse the following:

•

“With our (business and employee) partners, our coffee and our customers at our core, we live these values: ... Acting with courage, challenging the status quo and finding new ways to grow our company and each other ... Being present, connecting with transparency, dignity and respect ... “

•	“Conducting business ethically, with integrity and transparency, is essential to preserving our culture and protecting our brand ... “

•	“Our commitment to respect the human and civil rights of our Partners applies across the world ... “

Starbucks appears to uphold—or rescind—these principles inconsistently across countries where it conducts business.

For example in China, the Company seeks accelerated growth[3] in an environment where many U.S.-based businesses increasingly exercise caution[4] due to uninsurable risks.[5] In its zeal to grow to 9,000 stores within the next two years, Starbucks must comply with the expectations of the dictatorial and genocidal Chinese Communist Party, which controls the government.[6] One expert on business in China credited the Company’s success so far to “friends in high places,” adding, “They are very politically savvy when it comes to entering the Chinese marketplace. Most of their real estate partners are either high-ranking party officials or real estate entities that are in some way tied to the Chinese Communist Party, and some of the leaders. “[7]

Yet upon Russia’s invasion of Ukraine, the Company temporarily closed all its licensed cafes in Russia and paused shipments of all its products into the country.[8] Starbucks’s CEO at the time said,[9] “I want to express deep care for the livelihoods of our 2,000 green apron partners in Russia. In times like these, as a company and as partners, we strive to never be a bystander ... I want you to know that no matter what, we stand together, as partners.” Two months later the Company exited Russia permanently and said it would give 2,000 employees there six-months’ severance. The abandonment by the Company of its private licensing partner in Russia and its employees came despite no reports of endangerment to its cafes.

Considering these examples, it appears the Company’s principles to be “about humanity” to “inspire and nurture the human spirit—one person, one cup and one neighborhood at a time”—has its limits.

Resolved: Shareholders request the board of directors issue a report by March 31, 2025, at reasonable cost and omitting proprietary or confidential information, analyzing the congruency of the Company’s human rights policy positions with its actions, especially in countries in geopolitical conflicts or under oppressive regimes, as they impact how the Company maintains its reputation, viability and profitability.

[1] https://stories.starbucks.com/press/2020/global-human-rights-statement/

[2] https://globalassets.starbucks.com/assets/84F7DBEA77914F119230581D3EE50FD7.pdf

[3] https://finance.yahoo.com/news/starbucks-why-howard-schultzs-departure-could-open-the-door-for-expansion-in-china-151327623.html

[4] https://www.wsj.com/finance/stocks/wall-streets-china-dreams-slip-away-f68ac708

[5] https://www.wsj.com/articles/your-china-business-may-be-uninsurable-political-risk-coverage-222f15dd

[6] https://www.state.gov/reports/2022-country-reports-on-human-rights-practices/china/

[7] https://finance.yahoo.com/news/starbucks-why-howard-schultzs-departure-could-open-the-door-for-expansion-in-china-151327623.html

[8] https://www.cnbc.com/2022/05/23/starbucks-will-exit-russia-after-15-years-closing-130-licensed-cafes.html

[9] https://stories.starbucks.com/press/2022/update-to-starbucks-partners-on-our-business-in-russia/

100	STARBUCKS 2024 PROXY	PROPOSALS 4-6: SHAREHOLDER PROPOSALS

BOARD RECOMMENDATION

The Starbucks board of directors recommends that shareholders vote AGAINST this proposal for the following reasons:

We recognize the importance of having a consistent approach to advancing our commitment to respect human rights. Like the proponent, our Board agrees that our actions—wherever we operate—should be aligned with our mission statement, promises, and values. And our Board is fully engaged in overseeing those commitments and recently formed the Environmental, Partner, and Community Impact Committee to support this work.

In 2023, we conducted an enterprise-wide Human Rights Impact Assessment (“HRIA”) in accordance with the United Nations Guiding Principles on Business and Human Rights and led by an independent consultancy with expertise in human rights. The results of the assessment were reviewed with our executive leadership and Board, and we have made a summary of key findings from the HRIA publicly available on our website.

In addition, at our 2023 Annual Meeting, a majority of our shareholders approved a shareholder resolution calling for an independent, third-party assessment of our adherence to our stated commitment to freedom of association and the right to collective bargaining referenced in our Global Human Rights Statement (FOA/CB Assessment). That assessment was undertaken by a highly qualified, independent assessor with the deep subject matter expertise necessary for the task, and key findings from that assessment were made publicly available on December 13, 2023.

Given that we recently concluded both the HRIA and FOA/CB Assessment, we believe commissioning a separate report is unnecessary and an inefficient use of resources that would not provide meaningful additional information or value to shareholders.

Board Recommendation The Board of directors recommends a vote AGAINST this proposal.

101	STARBUCKS 2024 PROXY	PROPOSALS 4-6: SHAREHOLDER PROPOSALS

STOCK OWNERSHIP

Equity compensation plan information

The following table provides information as of October 1, 2023, regarding total shares subject to outstanding stock options and rights and total additional shares available for issuance under our existing equity incentive and employee stock purchase plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by security holders	9,338,754	11.78	(1)	100,207,570	(2)

Equity compensation plans not approved by security holders	—	—		—

Total	9,338,754	11.78		100,207,570

(1)

The weighted-average exercise price takes into account 7,343,861 shares under approved plans issuable upon vesting of outstanding time-based RSUs and PRSUs at target which have no exercise price. The weighted average exercise price solely with respect to options outstanding under the approved plans is $55.16.

(2)

Consists of 92,567,386 shares remaining available for issuance under the 2005 Long-Term Equity Incentive Plan and 7,640,184 shares remaining available for issuance under the 1995 Employee Stock Purchase Plan (the “ESPP”). This number excludes 137,573 shares that were issued at the end of the ESPP purchase period, which began on October 1, 2023, and ended on December 31, 2023, after the end of our 2023 fiscal year. Shares available for issuance under the 2005 Long-Term Equity Incentive Plan may be issued pursuant to stock options, restricted stock, RSUs, and stock appreciation rights.

102	STARBUCKS 2024 PROXY	STOCK OWNERSHIP

Beneficial Ownership of Common Stock

The following table sets forth information concerning the “beneficial ownership” of our common stock by: (i) those persons who we know to beneficially own more than 5% of our outstanding common stock, (ii) our current directors and nominees, (iii) the NEOs listed in the Summary Compensation Table, and (iv) all of our current directors and executive officers as a group. Under SEC rules, “beneficial ownership” for purposes of this table takes into account shares as to which the individual has or shares voting or investment power as well as shares that may be acquired within 60 days (such as by exercising vested stock options) and is different from beneficial ownership for purposes of Section 16 of the Exchange Act, which may result in a number that is different than the beneficial ownership number reported in forms filed pursuant to Section 16. Except as otherwise stated, information is provided as of the record date, January 5, 2024; this gives the best estimate of ownership prior to the filing of this proxy statement. An asterisk in the percent of class column indicates beneficial ownership of less than 1%. The beneficial owners listed have sole voting and investment power with respect to shares beneficially owned, except as to the interests of spouses or as otherwise indicated.

Name of Beneficial Owner(1)	Shares(2)	Options(3)	Restricted Stock Units	Deferred Stock Units(4)	Total Beneficial Ownership	Percent of Class (%)(5)

Directors, Director Nominees, and NEOs

Ritch Allison	10,000	—	—	17,440	27,440	*

Andy Campion	—	—	—	17,543	17,543	*

Michael Conway	37,946	—	—	—	37,946	*

Beth Ford (6)	—	—	—	3,202	3,202	*

Mellody Hobson	664,560	—	—	58,368	722,928	*

Sara Kelly	12,215	11,602	—	—	23,817	*

Jørgen Vig Knudstorp	18,000	49,289	—	13,943	81,232	*

Bradley E. Lerman	300	—	—	—	300	*

Neal Mohan (7)	—	—	—	—	—	—

Satya Nadella	8,840	6,876	—	15,367	31,083	*

Laxman Narasimhan	39,678	—	—	—	39,678	*

Rachel Ruggeri	44,138	—	—	—	44,138	*

Howard Schultz (8)(9)	21,795,538	—	—	—	21,795,538	1.93

Daniel Servitje (10)	—	—	—	—	—	—

Mike Sievert (11)	—	—	—	—	—	—

Wei Zhang	—	—	—	1,810	1,810	*

All current directors, nominees and executive officers as a group 15 persons	835,677	67,767	—	127,674	1,031,118	2.02

5% Shareholders

BlackRock Inc.(12)	76,086,062	—	—	—	76,086,062	6.72

The Vanguard Group(13)	105,626,376	—	—	—	105,626,376	9.33

(1)	Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Starbucks Corporation, 2401 Utah Avenue South, Seattle, Washington 98134.

(2)	Represents the number of shares of common stock beneficially owned on January 5, 2024.

(3)	Represents options that were exercisable on or became exercisable within 60 days of January 5, 2024.

(4)	Represents the number of common stock units held under our Deferred Compensation Plan for Non-Employee Directors.

(5)

Based on 1,132,219,700 shares of common stock outstanding on January 5, 2024. Percent of class as of January 5, 2024, is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities beneficially owned by that person or group.

(6)	Does not include 73 shares of common stock underlying fully-vested restricted stock units granted on January 16, 2024.

(7)	Does not include 687 shares of common stock underlying fully-vested restricted stock units granted on January 16, 2024.

(8)

Mr. Schultz retired from the board effective September 11, 2023; beneficial ownership information for Mr. Schultz is based on information available to the Company as of his date of departure from the Company.

(9)	Includes 11,000,000 shares of common stock pledged as collateral to secure certain personal indebtedness.

(10)	Does not include 687 shares of common stock underlying fully-vested restricted stock units granted on January 16, 2024.

(11)	Does not include 687 shares of common stock underlying fully-vested restricted stock units granted on January 16, 2024.

(12)

BlackRock, Inc. stated in its Schedule 13G/A filing with the SEC on February 1, 2023 (the “BlackRock 13G/A filing”) that, of the 76,086,062 shares of common stock beneficially owned at December 30, 2022 it has (a) sole voting power with respect to 67,633,718 shares, (b) shared voting power with respect to 0 shares, (c) sole power to dispose of 76,086,062 shares, and (d) shared power to dispose of 0 shares. According to the BlackRock 13G/A filing, the address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(13)

The Vanguard Group stated in its Schedule 13G/A filing with the SEC on February 9, 2023 (the “Vanguard 13G/A filing”) that, of the 105,626,376 shares of common stock beneficially owned at December 30, 2022, it has (a) sole voting power with respect to 0 shares, (b) shared voting power with respect to 1,633,965 shares, (c) sole power to dispose of 100,886,712 shares, and (d) shared power to dispose of 4,739,664 shares. According to the Vanguard 13G/A filing, the address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

103	STARBUCKS 2024 PROXY	BENEFICIAL OWNERSHIP OF COMMON STOCK

Delinquent Section 16(a) reports

Section 16(a) of the Exchange Act, requires our executive officers, directors, and “beneficial owners” of more than 10% of our common stock to file stock ownership reports and reports of changes in ownership with the SEC. Based on a review of those reports and written representations from the reporting persons, we believe that during fiscal year 2023 and the period thereafter through the date of this proxy statement, all Section 16(a) filing requirements were reported on a timely basis, except for (a) a Form 4 for each of our independent directors, Ritch Allison, Andy Campion, Beth Ford, Mellody Hobson, Jørgen Vig Knudstorp, and Satya Nadella reporting one award of RSUs, including acquired deferred stock units representing dividends on deferred stock units, granted following their election to the board, which were due on March 27, 2023, and filed on March 29, 2023, and (b) a Form 4 for Laxman Narasimhan, reporting two transactions, a withholding for taxes upon vesting of PRSUs which was due on November 15, 2023, and a grant of time-based RSUs which was due on November 16, 2023, and filed on November 17, 2023.

104	STARBUCKS 2024 PROXY	BENEFICIAL OWNERSHIP OF COMMON STOCK

ADDITIONAL INFORMATION

Expenses of solicitation

The proxies being solicited hereby are being solicited by the board of directors of Starbucks. We will bear the expense of preparing, printing, and mailing this proxy statement and the proxies we solicit. Proxies will be solicited by mail, telephone, personal contact, and electronic means and may also be solicited by directors, officers, and Starbucks partners in person, by the Internet, by telephone, or by facsimile transmission, without additional remuneration for their services. Appendix B sets forth information relating to certain of Starbucks directors, director nominees and certain executive officers and employees who are considered to be “participants” in Starbucks solicitation under the rules of the SEC by reason of their position as directors of Starbucks or because they may be soliciting proxies on Starbucks behalf.

As a result of the proxy solicitation of the SOC Group, we will incur additional costs in connection with the solicitation of proxies. We have retained Innisfree M&A Incorporated for certain advisory and proxy solicitation services for an aggregate fee of approximately $2,500,000, together with reimbursement of reasonable out-of-pocket expenses for these services, and Innisfree M&A Incorporated expects that approximately 150 of their employees will assist in the solicitation. Excluding amounts that we would have expended for a solicitation in an election of directors in the absence of a contested election, and excluding the compensation of our directors and partners involved in the solicitation, the aggregate expenses are estimated to be approximately $21.9 million, approximately $5.7 million of which has been incurred (or accrued) to date. These expenses, which are estimates that may change, include the fees of Innisfree M&A Incorporated, outside counsel and other advisors, as well as retaining an independent inspector of election.

We also will request brokerage firms, banks, nominees, custodians, and fiduciaries to forward proxy materials to the beneficial owners of shares of our stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice.

Internet voting

Starbucks is incorporated under Washington law, which specifically permits electronically transmitted proxies, provided that the transmission must either set forth or be submitted with information from which it can reasonably be determined that the transmission was authorized by the shareholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each shareholder by use of a Control Number so shareholders can vote their shares and to confirm that their instructions have been properly recorded.

Internet availability of annual meeting materials

As permitted by SEC rules, we are making this proxy statement and our annual report available to shareholders electronically via the Internet on Starbucks website at http://investor.starbucks.com. We will mail to certain shareholders a notice containing instructions on how to access this proxy statement and our annual report and how to vote online. We will mail to certain shareholders a notice containing instructions on how to access the proxy materials electronically and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained on the notice or set forth in the following paragraph.

If you received a paper copy of this proxy statement by mail and you wish to receive a notice of availability of next year’s proxy statement electronically via e-mail, you can elect to receive an e-mail message that will provide a link to these documents on our website. By opting to receive the notice of availability and accessing your proxy materials online, you will save Starbucks the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources. Registered shareholders may elect to receive electronic proxy and annual report access or a paper notice of availability for future annual meetings by registering online at https://www-us.computershare.com/Investor/. If you are a registered holder and received electronic or paper notice of availability of these proxy materials and wish to receive paper delivery of a full set of future proxy materials, you may do so at https://www-us.computershare.com/Investor/. Beneficial (or “street name”) shareholders who wish to elect one of these options may do so by following the instructions on the notice or voting instruction form received from their broker.

Proposals of shareholders

Pursuant to SEC Rule 14a-8, shareholder proposals intended for inclusion in our 2025 proxy statement to be acted upon at our 2025 Annual Meeting must be received by us at our executive offices at 2401 Utah Avenue South, Mail Stop S-LA1, Seattle, Washington 98134, Attention: corporate secretary, on or prior to the close of business on September 27, 2024.

Shareholder proposals submitted for consideration at the 2025 Annual Meeting but not for inclusion in the related proxy statement pursuant to SEC Rule 14a-8, including shareholder nominations for candidates for election as directors, generally must be delivered to the corporate secretary at our executive offices between October 14, 2024 and the close of business on November 13, 2024. However, if the date of the 2025 Annual Meeting is more than 30 days before or more than 60 days after March 13, 2025, notice by the shareholder of a proposal must be delivered between the close of business on the 150th day prior to the date of such annual meeting and the close of business on the later of the 120th day prior to the date of such annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which we first make a public announcement of the date of the annual meeting. Shareholder

105	STARBUCKS 2024 PROXY	ADDITIONAL INFORMATION

proposals or nominations must include the specified information concerning the shareholder and the proposal or nominee as described in our bylaws. In addition, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must comply with the requirements of Rule 14a-19(b).

Director nominations for inclusion in Starbucks proxy materials (proxy access)

Our bylaws also provide that, under certain circumstances, a shareholder or group of shareholders may seek to include director candidates that they have nominated in our proxy statement. These proxy access provisions of our bylaws provide, among other things, that a shareholder or group of not more than 20 shareholders seeking to include director candidates in our proxy statement must own at least 3% of our outstanding shares entitled to vote generally in the election of directors continuously for at least three years as of any notice of nomination, and thereafter must continue to own these shares through such annual meeting of shareholders. The number of shareholder-nominated candidates appearing in any proxy statement cannot exceed the greater of two or 20% (or the closest whole number (rounding down) below 20%) of the number of directors in the office as of the last day on which a notice of nomination may be delivered pursuant to our bylaws with respect to the annual meeting, and may be reduced under certain circumstances, as described in our bylaws. The nominating shareholder or group of shareholders also must deliver the information required by our bylaws and satisfy the other applicable requirements of our bylaws, and each nominee must meet the qualifications required by our bylaws.

Notice of proxy access director nominees must be delivered to the corporate secretary at our executive offices between August 28, 2024, and the close of business on September 27, 2024.

Shareholders sharing the same address

The SEC permits us to deliver to shareholders who share the same address and last name either a single copy of the notice of Internet availability of proxy materials or, for shareholders who receive a paper copy of proxy materials in the mail, a single copy of our Annual Report and this proxy statement. This is called “householding.” However, due to the contested nature of the solicitation at the Annual Meeting, “householding” is not available.

Annual report to shareholders on Form 10-K

The Annual Report is being mailed with this proxy statement to those shareholders that receive a copy of the proxy materials in the mail. For those shareholders that received the Notice, this proxy statement and our Annual Report are available at our website at http://investor.starbucks.com. Additionally, and in accordance with SEC rules, you may access our proxy statement at www.eproxyaccess.com/sbux2024. Upon request by any shareholder, we will furnish, without charge, a copy of the Annual Report as well as a copy of this proxy statement.

If you need copies of the Annual Report and this proxy statement, you may call our proxy solicitor, Innisfree M&A Incorporated, at +1 (888) 750-5884 (toll-free from the U.S. and Canada) or +1 (412) 232-3651 from other countries.

Web links codes throughout this document are provided for convenience only, and the content on the referenced websites does not constitute a part of this proxy statement.

Other business

The board of directors knows of no other matters that properly may be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the individuals appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

106	STARBUCKS 2024 PROXY	ADDITIONAL INFORMATION

APPENDIX A – NON-GAAP MEASURES

Non-GAAP financial performance measures

The Company provides certain non-GAAP financial measures in this proxy statement that are not in accordance with, or alternatives for, generally accepted accounting principles in the United States (“GAAP”). Our non-GAAP financial measures of non-GAAP operating margin and non-GAAP EPS exclude the below listed items and their related tax impacts, as we believe they do not contribute to a meaningful evaluation of the Company’s future operating performance or comparisons to the Company’s past operating performance. The GAAP measures most directly comparable to non-GAAP operating margin and non-GAAP EPS are operating margin and diluted net EPS, respectively.

Non-GAAP Exclusion	Rationale

Sale of certain joint venture operations and retail operations	Management excludes the gain or loss, and subsequent adjustments, if any, related to the sale of certain joint venture and retail operations as these activities were specific to the sale and for reasons discussed above.

Restructuring and impairment costs	Management excludes restructuring and impairment costs for reasons discussed above. These expenses are anticipated to be completed within a finite period of time.

Transaction and integration-related costs	Management excludes transaction and integration costs, primarily amortization, of the acquired intangible assets for reasons discussed above. Additionally, we incur certain costs associated with certain divestiture activities. The majority of these costs will be recognized over a finite period of time.

Gain on sale of assets	Management excludes the gain related to the sale of assets to Nestlé, primarily consisting of intellectual properties associated with the Seattle’s Best Coffee brand, as these items do not reflect future gains or tax impacts for reasons discussed above.

Non-GAAP operating margin and non-GAAP EPS may have limitations as analytical tools. These measures should not be considered in isolation, as substitutes for, or superior to analysis of the Company’s results as reported under GAAP. Other companies may calculate these non-GAAP financial measures differently than the Company does, limiting the usefulness of such measures for comparative purposes.

	Year Ended
Consolidated	Oct 1, 2023	Oct 2, 2022	Change

Operating margin, as reported (GAAP)	16.3%	14.3%	200 bps

Restructuring and impairment costs(1)	0.1	0.1

Transaction and integration-related costs(2)	—	0.6

Gain on sale of assets	(0.3)	—

Non-GAAP operating margin	16.1%	15.1%	100 bps

Diluted net EPS, as reported (GAAP)	$3.58	$2.83	26.5%

Gain resulting from divestiture of certain Company-operated businesses and joint venture operations	—	(0.01)

Restructuring and impairment costs(1)	0.02	0.04

Transaction and integration-related costs(2)	0.00	0.17

Gain on sale of assets	(0.08)	—

Correction of prior year estimated tax expense(3)	—	(0.02)

Income tax effect on Non-GAAP adjustments(4)	0.02	(0.05)

Non-GAAP EPS	$3.54	$2.96	19.6%

(1)	Represents costs associated with our restructuring efforts.

(2)

Fiscal year 2023 includes transaction-related expenses related to the sale of our Seattle’s Best Coffee brand. Fiscal year 2022 includes amortization expense of acquired intangible assets associated with the acquisition of East China as well as other expenses associated with our Russia market exit and with the sale of our Evolution Fresh business.

(3)	Represents a beneficial return-to-provision adjustment related to the prior year divestiture of certain joint venture operations that also received non-GAAP treatment.

(4)	Adjustments were determined based on the nature of the underlying items and their relevant jurisdictional tax rates.

A-1	STARBUCKS 2024 PROXY	APPENDIX A – NON-GAAP MEASURES

Non-GAAP executive compensation measures

The Company’s executive compensation program also uses certain non-GAAP financial measures as performance goals, which we refer to in this proxy statement as “adjusted net revenues,” “adjusted operating income,” and “adjusted EPS.” Our non-GAAP financial measures of adjusted net revenues, adjusted operating income, and adjusted EPS exclude the below listed items and their related tax impacts, as we believe they do not contribute to a meaningful evaluation of the Company’s future operating performance or comparisons to the Company’s past operating performance for purposes of determining executive compensation. The GAAP measures most directly comparable to adjusted net revenues, adjusted operating income, and adjusted EPS are revenues, operating income, and diluted net EPS, respectively.

Non-GAAP Exclusion	Rationale

Sale of certain joint venture operations and retail operations	Management excludes the gain or loss, and subsequent adjustments, if any, related to the sale of certain joint venture and retail operations as these activities were specific to the sale and for reasons discussed above.

Restructuring and impairment costs	Management excludes restructuring and impairment costs for reasons discussed above. These expenses are anticipated to be completed within a finite period of time.

Transaction and integration-related costs	Management excludes transaction and integration costs, primarily amortization, of the acquired intangible assets for reasons discussed above. Additionally, we incur certain costs associated with certain divestiture activities. The majority of these costs will be recognized over a finite period of time.

Gain on sale of assets	Management excludes the gain related to the sale of assets to Nestlé, primarily consisting of intellectual properties associated with the Seattle’s Best Coffee brand, as these items do not reflect future gains or tax impacts for reasons discussed above.

Tax Impacts	Management excludes certain tax impacts related to non-recurring activities.

Legal accruals and reserves	Management excludes legal accruals and reserves that are concluded to be non-recurring charges or non-recurring gains.

The Company also presents constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present the constant currency information, current period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars using the average monthly exchange rates from the comparative period rather than the actual exchange rates in effect during the respective periods, excluding related hedging activities. We believe the presentation of results on a constant currency basis in addition to GAAP results helps users better understand our performance, because it excludes the effects of foreign currency volatility that are not indicative of our underlying operating results. Adjusted net revenues, adjusted operating income, and adjusted EPS and constant currency may have limitations as analytical tools. These measures should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Other companies may calculate these non-GAAP financial measures differently than the Company does, limiting the usefulness of those measures for comparative purposes.

Reconciliation of revenues used in the Annual Incentive Bonus Plan

	Year Ended
Consolidated	Oct 1, 2023	Oct 2, 2022	Oct 3, 2021

Net revenues, as reported (GAAP)	$35,975.6	$32,250.3	$29,060.6

53rd week impact(1)	—	—	(575.6)

52 weeks net revenues	35,975.6	32,250.3	28,485.0

Impact of foreign currency translation	539.0	523.3	(515.6)

Adjusted net revenues (non-GAAP)	$36,514.6	$32,773.6	$27,969.4

A-2	STARBUCKS 2024 PROXY	APPENDIX A – NON-GAAP MEASURES

Reconciliation of operating income used in the Annual Incentive Bonus Plan

	Year Ended
Consolidated	Oct 1, 2023	Oct 2, 2022	Oct 3, 2021

Operating income, as reported (GAAP)	$5,870.8	$4,617.8	$4,872.1

Restructuring and impairment costs(2)	21.8	46.0	170.4

Transaction and integration-related costs(3)	0.1	191.2	219.5 (7)

Gain on sale of assets	(91.3)	—	—

53rd week impact(1)	—	—	(157.9)

52 weeks non-GAAP operating income	5,801.4	4,855.0	5,104.1

Legal accruals and reserves	15.0	—	—

Impact of foreign currency translation	96.2	89.7	(115.8)

Adjusted operating income (non-GAAP)	$5,912.6	$4,944.7	$4,988.3

Reconciliation of EPS used in the Leadership Stock Plan

	Year Ended
Consolidated	Oct 1, 2023	Oct 2, 2022	Oct 3, 2021

Diluted net EPS, as reported (GAAP)	$3.580	$2.830	$3.542

Restructuring and impairment costs(2)	0.020	0.040	0.140

Transaction and integration-related costs(3)	0.00	0.170	0.190 (7)

Gain on sale of assets	(0.080)	—	—

Gain resulting from divestiture of certain Company-operated businesses and joint venture operations	—	(0.010)	(0.730)

Correction of prior year estimated tax expense(4)	—	(0.020)	—

Income tax effect on non-GAAP adjustments(5)	0.020	(0.050)	0.100

53rd week impact(1)	—	—	(0.104)

52 weeks non-GAAP EPS	3.540	2.960	3.138

Legal accruals and reserves	0.010	—	—

Tax benefit(6)	—	—	(0.061)

Impact of foreign currency translation	0.068	0.050	(0.075)

Adjusted EPS (non-GAAP)	$3.618	$3.010	$3.002

(1)

Starbucks fiscal year 2021 is a 53-week year instead of the usual 52 weeks. The impact of the 53rd week is reflected in the fourth quarter. The additional week is removed for comparability for purposes of this Appendix.

(2)	Represents costs associated with our restructuring efforts.

(3)

Fiscal year 2023 includes transaction-related expenses related to the sale of our Seattle’s Best Coffee brand. Fiscal year 2022 includes amortization expense of acquired intangible assets associated with the acquisition of East China as well as other expenses associated with our Russia market exit and with the sale of our Evolution Fresh business. Fiscal year 2021 includes ongoing amortization expense of acquired intangible assets associated with the acquisition of Starbucks Japan and the related post-acquisition integration costs, such as incremental information technology and compensation-related costs, and costs associated with the Global Coffee Alliance with Nestlé and a change in estimate relating to a transaction cost accrual.

(4)	Represents a beneficial return-to-provision adjustment related to the prior year divestiture of certain joint venture operations that also received non-GAAP treatment.

(5)	Adjustments were determined based on the nature of the underlying items and their relevant jurisdictional tax rates.

(6)	Fiscal year 2021 included a beneficial change in United Kingdon statutory rate resulting in a tax benefit.

(7)

In fiscal year 2022, the Company changed its treatment of removing certain integration costs related to the acquisitions of Starbucks Japan and East China for its non-GAAP financial measures. Integration costs, primarily related to information technology investments and compensation-related programs are deemed to be representative of ongoing operations. These integration costs remain in our non-GAAP measures. The non-GAAP measures for the year ended October 3, 2021, have been recast to reflect this change. The Company evaluated the impact of the change in treatment and determined no impact to executive compensation.

A-3	STARBUCKS 2024 PROXY	APPENDIX A – NON-GAAP MEASURES

APPENDIX B – SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Under applicable SEC rules and regulations, our directors, our director nominees, and certain officers and other employees of our Company are “participants” with respect to our Company’s solicitation of proxies in connection with our Annual Meeting. The following tables (“Director and Director Nominees” and “Officers and Employees”) set forth the names and business addresses of our directors and our director nominees and the names, present principal occupations and business addresses of our executive officers and employees who are considered to be “participants” in our solicitation of proxies from our shareholders in connection with the Annual Meeting.

Directors and director nominees

The names of our directors and director nominees are set forth below. All of our current directors are our director nominees. The principal occupations of our directors and director nominees are set forth under “Proposal 1: Election of Directors.” The business address of each of our director and director nominees is 2401 Utah Avenue South, Seattle, Washington 98134.

Ritch Allison

Andy Campion

Beth Ford

Mellody Hobson

Jørgen Vig Knudstorp

Neal Mohan

Satya Nadella

Laxman Narasimhan

Daniel Servitje

Mike Sievert

Wei Zhang

Officers and employees

The following table sets forth the name and principal occupation of our Company’s officers and employees who are considered “participants” in connection with our solicitation of proxies from our shareholders in connection with the Annual Meeting. The principal occupation refers to such person’s position with the Company and the business address for each person is 2401 Utah Avenue South, Seattle, Washington 98134.

Participant	Role

Joshua C. Gaul	assistant corporate secretary and managing director, corporate counsel

AJ Jones II	executive vice president, chief communications officer, Public Affairs

Sara Kelly	executive vice president, chief partner officer

Bradley E. Lerman	executive vice president, general counsel

Laxman Narasimhan	chief executive officer

Rachel Ruggeri	executive vice president, chief financial officer

Tiffany Willis	vice president, Investor Relations & ESG Engagement

Information regarding ownership of company securities by participants

The number of Company securities beneficially owned by our directors and NEOs as of January 5, 2024, is set forth under “Stock Ownership—Beneficial Ownership of Common Stock.”

The following table sets forth the number of shares of our securities beneficially owned as of January 5, 2024, by our Company’s other officers and employees who are “participants” in connection with our solicitation of proxies from our shareholders in connection with the Annual Meeting. Starbucks is not aware of any “participant” who owns any securities of Starbucks of record that such “participant” does not own beneficially, except as described in this proxy statement.

Participant	Amount and Nature of Beneficial Ownership(a)

Joshua C. Gaul	1,414

AJ Jones II	51

Tiffany Willis	1,699

(a)	Shares reported are directly held by the “participant.” No “participants” have any shares representing RSUs that vest within 60 days of January 5, 2024.

B-1	STARBUCKS 2024 PROXY	APPENDIX B – SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Information regarding transactions of Starbucks securities by participants — last two years

The following table sets forth information regarding purchases and sales of Starbucks securities during the period from January 5, 2022, to January 5, 2024, by the persons listed above under “Directors and Director Nominees” and “Certain Officers and Other Employees.” Unless otherwise indicated, all transactions were in the public market or pursuant to our equity compensation plans or equity awards, held by a “participant,” and none of the purchase price or market value of the securities listed below is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Transaction Date	Number of Direct Shares	Number of Indirect Shares	Acquisition (A) or Disposition (D)	Transaction Code*
Ritch Allison	02/25/2022	52.453	—	A	13
	03/16/2022	3,546	—	A	3,8
	05/27/2022	63.469	—	A	13
	06/28/2022	23	—	A	13
	08/26/2022	79.533	—	A	13
	09/15/2022	10,000	—	A	10
	11/25/2022	72.675	—	A	13
	02/24/2023	71.531	—	A	13
	03/23/2023	3,352	—	A	3,8
	05/26/2023	92.879	—	A	13
	08/25/2023	96.25	—	A	13
	11/24/2023	96.297	—	A	13

Andy Campion	02/25/2022	52.453	—	A	13
	03/16/2022	3,546	—	A	3,8
	05/27/2022	63.469	—	A	13
	06/28/2022	23	—	A	13
	08/26/2022	79.533	—	A	13
	11/25/2022	72.675	—	A	13
	02/24/2023	71.531	—	A	13
	03/23/2023	3,454	—	A	3,8
	05/26/2023	93.879	—	A	13
	08/25/2023	96.25	—	A	13
	11/24/2023	96.297	—	A	13

Beth Ford	03/23/2023	3,149	—	A	3,8
	05/26/2023	17	—	A	13
	08/25/2023	18	—	A	13
	11/24/2023	18	—	A	13

Joshua C. Gaul	02/18/2022	93	—	D	9
	02/18/2022	309	—	A	5
	02/25/2022	2	—	A	7
	03/04/2022	1	—	D	9
	03/15/2022	962	—	A	1
	11/10/2022	115	—	A	5
	11/10/2022	29	—	D	9
	11/11/2022	205	—	A	5
	11/11/2022	53		D	9
	11/18/2022	638	—	A	1
	11/25/2022	2	—	A	7
	12/01/2022	2	—	D	9
	02/18/2023	314	—	A	5
	02/182023	95	—	D	9
	02/24/2023	4	—	A	7
	03/03/2023	2	—	D	9
	11/10/2023	119	—	A	5
	11/10/2023	29	—	D	9
	11/14/2023	209	—	A	5
	11/14/2023	51	—	D	9
	11/14/2023	710	—	A	1
	11/18/2023	163	—	A	5
	11/18/2023	40	—	D	9
	11/24/2023	3	—	A	7
	11/30/2023	3	—	D	9

B-2	STARBUCKS 2024 PROXY	APPENDIX B – SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Name	Transaction Date	Number of Direct Shares	Number of Indirect Shares	Acquisition (A) or Disposition (D)	Transaction Code*

Mellody Hobson	02/25/2022	240.237	—	A	13
	03/16/2022	5,662	—	A	3,8
	05/27/2022	291.25	—	A	13
	06/28/2022	36	—	A	13
	08/26/2022	300.602	—	A	13
	09/15/2022	54,750	—	A	10
	11/25/2022	276.429	—	A	13
	02/24/2023	271.718	—	A	13
	03/23/2023	5,029	—	A	3,8
	05/26/2023	309.284	—	A	13
	08/25/2023	320.269	—	A	13
	11/24/2023	322.163	—	A	13

AJ Jones II	06/15/2022	4,044	—	A	1
	09/15/2022	10,844	—	A	1
	11/16/2022	3,023	—	A	5
	11/16/2022	1,007	—	D	9
	11/18/2022	10,209	—	A	1
	11/18/2022	15,314	—	A	2
	11/25/2022	16	—	A	7
	11/28/2022	2,000	—	D	11
	12/01/2022	6	—	D	9
	03/31/2023	26.174	—	A	14
	05/09/2023	50	—	D	11
	06/15/2023	1,034	—	A	5
	06/15/2023	345	—	D	9
	06/30/2023	32.099	—	A	14
	08/08/2023	723	—	D	11
	09/29/2023	29.862	—	A	14
	11/09/2023	29	—	D	11
	11/14/2023	9,470	—	A	1
	11/14/2023	14,205	—	A	2
	11/16/2023	3,089	—	A	5
	11/162023	1,029	—	D	9
	11/18/2023	2,594	—	A	5
	11/18/2023	864	—	D	9
	11/24/2023	32	—	A	7
	11/24/2023	2,060	—	D	11
	11/28/2023	1,730	—	D	11
	11/30/2023	11	—	D	9

Sara Kelly	03/31/2022	19	—	A	14
	04/15/2022	1,075	—	A	5
	04/20/2022	288	—	D	9
	06/15/2022	4,718	—	A	1
	06/30/2022	28	—	A	14
	09/15/2022	10,844	—	A	1
	09/15/2022	559	—	A	5
	09/15/2022	137	—	D	9
	09/30/2022	33	—	A	14
	11/10/2022	226	—	A	5
	11/10/2022	56	—	D	9
	11/11/2022	428	—	A	5
	11/11/2022	105	—	D	9
	11/14/2022	586	—	A	5
	11/14/2022	143		D	9
	11/14/2022	751.29	—	A	5
	11/14/2022	183	—	D	9
	11/18/2022	10410	—	A	1
	11/18/2022	15314	—	A	2
	11/25/2022	8.99	—	A	7
	12/01/2022	5.99	—	D	9
	12/30/2022	25	—	A	14
	03/08/2023	11,358	—	D	4
	03/31/2023	30.23	—	A	14
	06/15/2023	1,206	—	A	5
	06/15/2023	294	—	D	9
	06/30/2023	26.729	—	A	14
	08/15/2023	704.566	—	A	5

B-3	STARBUCKS 2024 PROXY	APPENDIX B – SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Name	Transaction Date	Number of Direct Shares	Number of Indirect Shares	Acquisition (A) or Disposition (D)	Transaction Code*

	08/15/2023	172	—	D	9
	08/25/2023	3.91	—	A	7
	08/31/2023	1	—	D	9
	09/15/2023	568	—	A	5
	09/15/2023	140	—	D	9
	09/29/2023	33.845	—	A	14
	11/10/2023	230	—	A	5
	11/10/2023	91	—	D	9
	11/13/2023	438	—	A	5
	11/13/2023	602	—	A	5
	11/13/2023	237	—	D	9
	11/13/2023	173	—	D	9
	11/14/2023	9,470	—	A	1
	11/14/2023	14,205	—	A	2
	11/20/2023	2,594	—	A	5
	11/20/2023	1,021	—	D	9
	11/21/2023	250	—	D	12
	11/24/2023	22	—	A	7
	11/30/2023	11	—	D	9
	12/21/2023	250	—	D	12
	12/29/2023	28.906	—	A	14

Jørgen Vig Knudstorp	02/25/2022	33.647	—	A	13
	03/16/2022	3,775	—	A	3,8
	05/27/2022	73.262	—	A	13
	06/28/2022	24	—	A	13
	08/26/2022	58.978	—	A	13
	11/25/2022	53.744	—	A	13
	02/24/2023	53.744	—	A	13
	03/23/2023	3,352	—	A	3,8
	05/26/2023	74.173	—	A	13
	08/25/2023	77.629	—	A	13
	11/24/2023	77.688	—	A	13

Bradley E. Lerman	02/02/2023	300	—	A	10
	05/15/2023	11,253	—	A	1
	05/15/2023	16,879	—	A	2
	11/14/2023	13,258	—	A	1
	11/14/2023	19,886	—	A	2

Neal Mohan	—	—	—	—	—
Satya Nadella	02/25/2022	63.963	—	A	13
	03/16/2022	3,546	—	A	3,8
	05/27/2022	52	—	A	13
	06/28/2023	23	—	A	13
	08/26/2023	69	—	A	13
	11/25/2022	63	—	A	13
	02/24/2023	62	—	A	13
	03/23/2023	3,149	—	A	3,8
	05/26/2023	82	—	A	13
	08/25/2023	85	—	A	13
	11/24/2023	85	—	A	13

Laxman Narasimhan	10/01/2022	43,912	—	A	1
	10/01/2022	16,467	—	A	2
	10/01/2022	32,934	—	A	2
	11/18/2022	55,539	—	A	1
	11/18/2022	83,308	—	A	2
	11/18/2022	14,165	—	A	2
	03/31/2023	247.9421	—	A	14
	10/2/2023	14,956	—	A	5
	10/2/2023	4,940	—	D	9
	11/13/2023	34,589	—	A	6
	11/13/2023	13,812	—	D	9
	11/14/2023	53,030	—	A	1
	11/14/2023	79,545	—	A	2
	11/20/2023	14,111	—	A	5
	11/20/2023	5,635	—	D	9
	11/24/2023	270		A	7
	11/30/2023	109	—	D	9

B-4	STARBUCKS 2024 PROXY	APPENDIX B – SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Name	Transaction Date	Number of Direct Shares	Number of Indirect Shares	Acquisition (A) or Disposition (D)	Transaction Code*

Rachel Ruggeri	06/15/2022	4,386	—	A	5
	06/15/2022	1,068	—	D	9
	11/10/2022	4,063	—	A	5
	11/10/2022	990	—	D	9
	11/11/2022	234	—	D	9
	11/11/2022	958	—	A	5
	11/18/2022	22,460	—	A	1
	11/18/2022	33,691	—	A	2
	11/25/2022	27	—	A	7
	11/30/2022	8	—	D	9
	01/09/2023	3,960	—	D	12
	02/16/2023	4,880	—	A	5
	02/16/2023	1,198	—	D	9
	02/21/2023	736	—	D	12
	02/24/2023	26	—	A	7
	03/03/2023	7	—	D	9
	06/15/2023	1,093	—	D	9
	06/15/2023	4,486	—	A	5
	06/21/2023	679	—	D	12
	11/07/2023	6030	—	A	6
	11/10/2023	4,151	—	A	5
	11/10/2023	1,633	—	D	9
	11/11/2023	979	—	A	5
	11/13/2023	391	—	D	9
	11/13/2023	6,030	—	A	6
	11/13/2023	2,408	—	D	9
	11/14/2023	18,939	—	A	1
	11/14/2023	28,409	—	A	2
	11/15/2023	504	—	D	12
	11/16/2023	842	—	D	12
	11/20/2023	5705	—	A	5
	11/20/2023	2,279	—	D	9
	11/24/2023	100	—	A	7
	11/30/2023	40	—	D	9
Daniel Servitje	—	—	—	—	—

Mike Sievert	—	—	—	—	—

Tiffany Willis	10/15/2022	703	—	A	5
	10/19/2022	212	—	D	9
	11/18/2022	1,595	—	A	1
	10/15/2023	719	—	A	5
	10/18/2023	217	—	D	9
	11/14/2023	1,480	—	A	1
	11/18/2023	405	—	A	5
	11/22/2023	122	—	D	9
	11/24/2023	2	—	A	7
	11/30/2023	1	—	D	9

Wei Zhang	10/01/2023	1,800	—	A	3,8
	11/24/2023	10	—	A	13

*Transaction Codes
1: Grant of time-based RSUs

2: Grant of performance-based restricted stock units (“PRSUs”)

3: Grant of RSUs pursuant to Directors’ Deferred Compensation Plan

4: Cashless exercise and sale of stock options

5: Vesting of RSUs and dividend equivalents, if any, on RSUs

6: Vesting of PRSUs and dividend equivalents, if any, on PRSUs

7: Vesting of dividend equivalents, if any, on RSUs and PRSUs

8: Vesting of RSUs pursuant to Directors’ Deferred Compensation Plan

9: Shares withheld for taxes on vesting RSUs, PRSUs, or dividend equivalents on RSUs or PRSUs

10: Open market purchase

11: Open market sale

12. Sale of shares pursuant to established 10b5-1 trading plan

13: Shares acquired from dividends on deferred shares

14. Shares acquired through purchase via ESPP

B-5	STARBUCKS 2024 PROXY	APPENDIX B – SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Miscellaneous information regarding participants

Except as described in the proxy statement or this Appendix B, to Starbucks knowledge: none of the “participants” or their associates (i) during the past ten years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) beneficially owns, directly or indirectly, any shares or other securities of Starbucks or any of Starbucks subsidiaries; or (iii) has a substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting. In addition, other than as set forth in this Appendix B or the proxy statement, neither Starbucks nor any of the “participants” has been within the past year party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Other than as set forth in this Appendix B or the proxy statement, none of the “participants” or any of their associates have (i) any arrangements or understandings with any person with respect to any future employment by Starbucks or its affiliates or with respect to any future transactions to which Starbucks or any of its affiliates will or may be a party ; or (ii) a direct or indirect material interest in any transaction or series of similar transactions since the beginning of Starbucks last fiscal year or any currently proposed transactions, to which Starbucks or any of its subsidiaries was or is to be a party in which the amount involved exceeded $120,000.

B-6	STARBUCKS 2024 PROXY	APPENDIX B – SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Starbucks Corporation
2401 Utah Avenue South
Seattle, Washington 98134

starbucks.com

MIX
Paper from responsible sources
FSC® C132107
FSC www.fsc.org

© 2024 STARBUCKS CORPORATION

PLEASE VOTE TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE. STARBUCKS CORPORATION Annual Meeting of Shareholders March 13, 2024, 10:00 AM Pacific Time This WHITE proxy card is solicited by the Board of Directors TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED WHITE PROXY The shareholder(s) hereby appoint(s) Laxman Narasimhan and Bradley Lerman, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of stock of Starbucks Corporation that the undersigned shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM Pacific Time on March, 13, 2024, virtually at www.cesonlineservices.com/sbux24_vm, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction on Proposal 1 or any other proposal is made, this proxy will be voted in accordance with the Board of Directors’ recommendations set forth in this WHITE proxy card. For Proposal 1, you may mark “FOR” with respect to up to only 11 nominees in total. If you vote “FOR” with respect to fewer than 11 nominees, your shares will only be voted “FOR” with respect to those nominees you have marked. If you vote “FOR” with respect to more than 11 nominees, your vote on Proposal 1 regarding the election of directors will be invalid and will not be counted. In their discretion, the proxies are each authorized to vote upon other business as may properly come before the Annual Meeting. YOUR VOTE IS VERY IMPORTANT – PLEASE SUBMIT YOUR PROXY TODAY (continued on the reverse side) with respect to fewer than 11 nominees, your shares will only be voted “FOR” with respect to those nominees you have marked. If you vote “FOR” with respect to more than 11 nominees, your vote on Proposal 1 regarding the election of directors will be invalid and will not be counted. In their discretion, the proxies are each authorized to vote upon other business as may properly come before the Annual Meeting. YOUR VOTE IS VERY IMPORTANT – PLEASE SUBMIT YOUR PROXY TODAY (continued on the reverse side)

STARBUCKS CORPORATION YOUR VOTE IS IMPORTANT Please take a moment now to vote your shares of Starbucks Corporation Common Stock for the upcoming Annual Meeting of Shareholders. YOU CAN VOTE TODAY IN ONE OF THREE WAYS: By Internet: Please access https://www.proxyvotenow.com/sbux (please note you must type an “s” after “http”) or use your mobile device to scan the QR code to the left. Then, follow the instructions on the voting site. You will be required to provide the unique Control Number printed below. By Telephone: Please call toll-free in the U.S. or Canada at 855-457-3082 on a touch-tone telephone. (If outside the U.S. or Canada, call 575-215-3573.) Then, follow the voice prompts. You will be required to provide the unique Control Number printed below. CONTROL NUMBER: You may submit your proxy by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the proxyholder(s) to vote your shares in the same manner as if you had completed, signed and returned a proxy card. By Mail: If you do not have access to a touch-tone telephone or to the Internet, please, sign, date and return this proxy card in the enclosed postage-paid envelope to: Starbucks Corporation, c/o First Coast Results, Inc., 200 Business Park Circle, Suite 112, Saint Augustine, FL 32095. TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED Please mark X vote as in this sample The Board of Directors recommends you vote “FOR” ONLY each of the 11 Starbucks nominees set forth below. 1. Election of 11 directors for a term to end as of the 2025 annual meeting of shareholders or until their successors are duly elected and qualified. You may mark “FOR” with respect to up to only 11 nominees in total. If you vote “FOR” with respect to fewer than 11 nominees, your shares will only be voted “FOR” with respect to those nominees you have marked. If you vote “FOR” with respect to more than 11 nominees, your vote on Proposal 1 regarding election of directors will be invalid and will not be counted. If you sign and return your proxy card and do not specify how you want your shares to be voted, your shares will be voted “FOR” each of the Starbucks nominees only. The Board of Directors recommends you vote “FOR” ONLY each of the following 11 Starbucks nominees: FOR WITHHOLD 1a. Ritch Allison [ ] [ ] 1b. Andy Campion [ ] [ ] 1c. Beth Ford [ ] [ ] 1d. Mellody Hobson [ ] [ ] 1e. Jørgen Vig Knudstorp [ ] [ ] 1f. Neal Mohan [ ] [ ] 1g. Satya Nadella [ ] [ ] 1h. Laxman Narasimhan [ ] [ ] 1i. Daniel Servitje [ ] [ ] 1j. Mike Sievert [ ] [ ] 1k. Wei Zhang [ ] [ ] SOC Group nominees OPPOSED by Starbucks: FOR WITHHOLD 1l. Maria Echaveste [ ] [ ] 1m. Hon. Joshua Gotbaum [ ] [ ] 1n. Wilma B. Liebman [ ] [ ] The Board of Directors recommends you vote “FOR” the following proposals: FOR AGAINST ABSTAIN 2. To approve, on a nonbinding, advisory basis, the compensation paid to Starbucks named executive officers (“say-on-pay”). [ ] [ ] [ ] 3. To ratify the selection of Deloitte & Touche LLP as Starbucks independent registered public accounting firm for fiscal year 2024. [ ] [ ] [ ] The Board of Directors recommends you vote “AGAINST” the following shareholder proposals: FOR AGAINST ABSTAIN 4. Shareholder proposal requesting a report on plant-based milk pricing. [ ] [ ] [ ] 5. Shareholder proposal requesting a report on direct and systemic discrimination. [ ] [ ] [ ] 6. Shareholder proposal requesting a report on human rights policies. [ ] [ ] [ ] Date: , 2024 Signature Signature (Joint Owners) Title(s) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.